Exhibit 3.1

THIRD AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

KIMBELL ROYALTY PARTNERS, LP

i

ii

iii

THIRD AMENDED AND RESTATED AGREEMENT OF LIMITED

PARTNERSHIP OF KIMBELL ROYALTY PARTNERS, LP

THIS THIRD AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF KIMBELL ROYALTY PARTNERS, LP, dated as of September 23, 2018, is entered into by and among Kimbell Royalty GP, LLC, a Delaware limited liability company, as the General Partner, and with any other Persons who are or become Partners in the Partnership or parties hereto as provided herein.

WHEREAS, the General Partner and the other parties thereto entered into that certain Second Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of July 12, 2018 (the “Prior Agreement”), in connection with the issuance of the Series A Preferred Units (as defined herein);

WHEREAS, pursuant to the Recapitalization Agreement (as defined herein), in connection with the effectiveness of this Agreement, (i) the Partnership’s equity interest in the Operating Company (as defined herein) has been recapitalized into newly issued OpCo Common Units (as defined herein) and newly issued OpCo Series A Preferred Units (as defined herein), (ii) each of Haymaker Minerals & Royalties, LLC, a Delaware limited liability company (“Kayne Anderson”), EIGF Aggregator III LLC, a Delaware limited liability company, TE Drilling Aggregator LLC, a Delaware limited liability company, Haymaker Management, LLC, a Texas limited liability company, and the Kimbell Art Foundation, a Texas non-profit corporation, has delivered and assigned to the Partnership the Common Units they owned, respectively, in exchange for (a) newly issued Class B Units (as defined herein) and (b) newly issued OpCo Common Units (as defined herein), and (iii) the Partnership has amended and restated the Limited Liability Company Agreement of the Operating Company to reflect these transactions (collectively, the “Restructuring”);

WHEREAS, the Partnership has elected to be classified as an association taxable as a corporation for federal income tax purposes pursuant to Treasury Regulation Section 301.7701-3(c) (the “Tax Election”), effective on the date immediately following the Recapitalization Date (as defined herein);

WHEREAS, pursuant to the Recapitalization Agreement, the holders of Class B Units made the Class B Contribution (as defined herein);

WHEREAS, in order to effect the Restructuring, the Tax Election and the Class B Contribution, it is necessary to amend the Prior Agreement as provided in this Agreement;

WHEREAS, the Board of Directors (as defined herein) has approved this Agreement;

WHEREAS, a Unit Majority (as defined herein) has approved this Agreement by written consent pursuant to Section 13.11 of the Prior Agreement in connection with the Tax Election; and

WHEREAS, all necessary approvals under the Prior Agreement by the Board of Directors and, as a result of the approval by a Unit Majority pursuant to Section 13.11 of the Prior Agreement, the Unitholders (as defined herein), in connection with the adoption of this Agreement have been obtained.

NOW, THEREFORE, the Prior Agreement is hereby amended and restated to provide, in its entirety, as follows:

ARTICLE I

DEFINITIONS

Section 1.1  Definitions.  The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

“Accrual Election” has the meaning assigned to such term in Section 5.12(b)(i)(B).

“Accumulated Distributions” means, with respect to any Series A Preferred Unit, as of any date, the aggregate amount of accrued and unpaid distributions added to the Series A Liquidation Preference in accordance with Section 5.12(b)(i)(B).

“Adjusted Leverage Ratio” means, as of any date of determination, the quotient of (a) the sum, as of such date, of (i) Total Debt, plus (ii) the aggregate liquidation preference of all Outstanding Series A Senior Securities, and (b) EBITDAX for the period of the four fiscal quarters most recently ended as of such date for which financial information has been filed with the Commission.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. Without limiting the foregoing, for purposes of this Agreement, any Person that individually or together with its Affiliates, has the direct or indirect right to designate or cause the designation of at least one member to the Board of Directors, and any such Person’s Affiliates, shall be deemed to be Affiliates of the General Partner.

“Agreement” means this Third Amended and Restated Agreement of Limited Partnership of Kimbell Royalty Partners, LP, as it may be amended, supplemented or restated from time to time.

“Arrangement Fee” has the meaning ascribed to such term in the Series A Purchase Agreement.

“Asset Contributor” has the meaning given such term in Section 5.2(a).

“Associate” means, when used to indicate a relationship with any Person, (a) any corporation or organization of which such Person is a director, officer, manager, general partner or managing member or is, directly or indirectly, the owner of 20% or more of any class of voting stock or other voting interest; (b) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (c) any relative or spouse of such Person, or any relative of such spouse, who has the same principal residence as such Person.

“Available Cash” means, with respect to any Quarter ending prior to the Liquidation Date:

(a)                                 the sum of:

(i)                                     all cash and cash equivalents of the Partnership and its Subsidiaries on hand at the end of that Quarter;

(ii)                                  as determined by the General Partner, all cash or cash equivalents of the Partnership and its Subsidiaries on hand on the date of determination of Available Cash for that Quarter resulting from Working Capital Borrowings made after the end of that Quarter; and

(iii)                               all cash and cash equivalents of the Partnership received by the Partnership from distributions on OpCo Common Units by the Operating Company made with respect to such Quarter subsequent to the end of such Quarter and prior to the date of distribution of Available Cash;

(b)                                 less the amount of cash reserves established by the General Partner to:

(i)                                     provide for the proper conduct of the business of the Partnership and its Subsidiaries (including reserves for future capital expenditures and for future credit needs of the Partnership and its Subsidiaries) after that Quarter;

(ii)                                  comply with applicable law or any debt instrument or other agreement or obligation to which the Partnership or any of its Subsidiaries is a party or its assets are subject; and

(iii)                               provide funds for distributions under Section 6.3 or to the holders of Series A Preferred Units for any one or more of the next four Quarters; provided, however, that disbursements made by the Partnership or any of its Subsidiaries or cash reserves established, increased or reduced after the end of that Quarter but on or before the date of determination of Available Cash for that Quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, within that Quarter if the General Partner so determines.

Notwithstanding the foregoing, “Available Cash” with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.

“Board of Directors” means the board of directors or board of managers of the General Partner, if the General Partner is a corporation or limited liability company, or the board of directors or board of managers or the general partner of the General Partner, if the General Partner is a limited partnership, as applicable.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of Texas shall not be regarded as a Business Day.

“Capital Contribution” means any cash, cash equivalents or the fair market value of any property that a Partner contributed to the Partnership.

“Cause” means a court of competent jurisdiction has entered a final, non-appealable judgment finding the General Partner liable to the Partnership or any Limited Partner for actual fraud or willful misconduct in its capacity as a general partner of the Partnership.

“Certificate” means a certificate, in such form (including global form if permitted by applicable rules and regulations) as may be adopted by the General Partner, issued by the Partnership evidencing ownership of one or more classes of Partnership Interests. The initial form of certificate approved by the General Partner for Common Units is attached as Exhibit A to this Agreement. Any modification to or replacement of such form of Certificate adopted by the General Partner shall not constitute an amendment to this Agreement.

“Certificate of Limited Partnership” means the Certificate of Limited Partnership of the Partnership filed with the Secretary of State of the State of Delaware as referenced in Section 7.3, as such Certificate of Limited Partnership may be amended, supplemented or restated from time to time.

“Class B Capital Contribution Per Unit Amount” equals five cents, subject to adjustment for any splits or combinations pursuant to Section 5.9.

“Class B Contribution” means the contribution described in Section 5.3(d).

“Class B Distribution Amount” means an amount per Class B Unit equal to 2% of the Class B Capital Contribution Per Unit Amount.

“Class B Unit” means a Limited Partner Interest having the rights and obligations specified with respect to Class B Units in this Agreement. For the avoidance of doubt, other than the Class B Distribution Amount set forth in Section 6.3(b), holders of Class B Units, in their capacity as such, shall not have any rights to profits or losses or any rights to receive distributions from operations or upon the liquidation or winding-up of the Partnership. A Common Unit is not a Class B Unit.

“Closing Date” means February 8, 2017.

“Closing Price” means, in respect of any class of Limited Partner Interests, as of the date of determination, the last sale price on such day, regular way, or in case no such sale takes place on such day, the average of the closing bid and asked prices on such day, regular way, as reported on the principal National Securities Exchange on which Limited Partner Interests of such class are listed or admitted to trading or, if Limited Partner Interests of such class are not listed or admitted to trading on any National Securities Exchange, the last quoted price on such day, or if not so quoted, the average of the high bid and low asked prices on such day in the over-the-counter market, as reported by the primary reporting system then in use with respect to Limited Partner Interests of such class, or, if on any such day Limited Partner Interests of such class are not quoted by any such system, the average of the closing bid and asked prices on such day as furnished by a professional market maker making a market in Limited Partner Interests of such class selected by the General Partner, or if on any such day no market maker is making a market in Limited Partner Interests of such class, the fair value of such Limited Partner Interests on such day as determined by the General Partner.

“Code” means the U.S. Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of any successor law.

“Combined Interest” has the meaning given such term in Section 11.3(a).

“Commission” means the United States Securities and Exchange Commission.

“Common Unit” means a Limited Partner Interest having the rights and obligations specified with respect to Common Units in this Agreement. A Class B Unit is not a Common Unit.

“Common Unitholder” means a Record Holder of Common Units.

“Conflicts Committee” means a committee of the Board of Directors composed of two or more directors, each of whom (a) is not an officer or employee of the General Partner, (b) is not an officer, director or employee of any Affiliate of the General Partner (other than Group Members), (c) is not a holder of any ownership interest in the General Partner or its Affiliates or any Group Member other than (i) Common Units and (ii) awards that are granted to such director in his or her capacity as a director under any long-term incentive plan, equity compensation plan or similar plan implemented by the General Partner or the Partnership and (d) is determined by the Board of Directors to be independent under the independence standards for directors who serve on an audit committee of a board of directors established by the Exchange Act and the rules and regulations of the Commission thereunder and by the National Securities Exchange on which the Common Units are listed or admitted to trading (or if the Common Units are not listed or admitted to trading, the New York Stock Exchange).

“Contributing Parties” means, collectively, the Equity Contributors and the Asset Contributors.

“Contribution Agreement” means that certain Contribution, Conveyance, Assignment and Assumption Agreement, dated as of December 20, 2016, by and among the Partnership, the General Partner, Kimbell Intermediate GP, LLC, Kimbell Intermediate Holdings, LLC, Kimbell Royalty Holdings, LLC and the other parties named therein, together with the additional conveyance documents and instruments contemplated or referenced thereunder.

“Contribution Agreement Parties” means, collectively, the Contributing Parties, the General Partner and the Partnership Group.

“Conversion Price” means $18.50, as may be adjusted as set forth in Section 5.12(b)(v)(E).

“Credit Agreement” means the Credit Agreement dated as of January 11, 2017, among Kimbell Royalty Partners, LP, as the borrower, the several lenders thereto from time to time, and Frost Bank, as administrative agent and sole arranger, as amended, amended and restated, supplemented or otherwise modified from time to time (except in contravention hereof), together with any Replacement Credit Agreement. Any term defined herein by reference to the Credit Agreement (and any embedded defined terms therein) shall have the meaning set forth in the Credit Agreement as of the Series A Issuance Date, giving effect to any amendment, amendment and restatement or other modification dated as of the Series A Issuance Date. When applying U.S. GAAP to the terms of this Agreement, including when referencing any calculation made under or in accordance with the Credit Agreement, U.S. GAAP will be deemed to treat leases that would have been classified as operating leases in accounting principles in the United States as in effect on December 31, 2015 in a manner consistent with the treatment of such leases under general accepted accounting principles in the United States as in effect on December 31, 2015, notwithstanding any modifications or interpretive changes thereto that may occur thereafter.

“Current Market Price” means, as of any date, for any class of Limited Partner Interests, the average of the daily Closing Prices per Limited Partner Interest of such class for the 20 consecutive Trading Days immediately prior to such date.

“Customary Credit Facility” means a reserve-based revolving credit facility (including the Credit Agreement, as in effect as of the Series A Issuance Date, giving effect to any amendment, amendment and restatement or other modification dated as of the Series A Issuance Date) (a) with a conforming borrowing base based on the normal and customary standards and practices of, and provided solely by an administrative agent and lenders that are, commercial banks that are regulated by the U.S. Office of the Comptroller of the Currency and are in the business of valuing and re-determining the value of oil and gas properties in connection with conforming, reserve-based oil and gas loan transactions in the United States based upon, inter alia, the review by such lenders of the hydrocarbon reserves, royalty interests and assets and liabilities of the borrower and guarantors thereunder, with such valuation being determined at least semi-annually during each year and on such other occasions as may be required or provided for by the terms of the documentation therefor, (b) with respect to which all Indebtedness and other obligations under such credit facility are pari passu in right of payment, pricing, security and liquidation thereof, and (c) that does not carry any call protection (including, without limitation, any make-whole protection, prepayment premium, yield protection or similar protection or premium).

“Deferred Issuance and Distribution” has the meaning given such term in Section 5.4.

“Delaware Act” means the Delaware Revised Uniform Limited Partnership Act, 6 Del C. Section 17-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.

“Departing General Partner” means a former General Partner from and after the effective date of any withdrawal or removal of such former General Partner pursuant to Section 11.1 or Section 11.2.

“Derivative Partnership Interests” means any options, rights, warrants, appreciation rights, tracking, profit and phantom interests and other derivative securities relating to, convertible into or exchangeable for Partnership Interests.

“Distribution Rate” means 7.0% per annum, as may be adjusted as set forth in Section 5.12(b)(i)(B) and Section 5.12(b)(ix)(D).

“EBITDAX” has the meaning ascribed to such term in the Credit Agreement (including any embedded defined terms therein); provided, however, for purposes of calculating EBITDAX herein, EBITDAX (a) shall be calculated without giving effect to the add-backs provided under clauses (4), (5), (7) (other than on account of extraordinary losses for such period) and (8) of the definition of “EBITDAX” as provided in the Credit Agreement and (b) shall not be calculated on a Pro Forma Basis (as such term is defined in the Credit Agreement); provided that notwithstanding any limitations in the Credit Agreement, EBITDAX shall be determined with respect to the Partnership and all of its Subsidiaries (i.e., such calculation shall not be limited to Restricted Subsidiaries (as such term is defined in the Credit Agreement)).

“Eligibility Certificate” means a certificate the General Partner may request a Limited Partner or a transferee of a Limited Partner Interest to execute as to such Person’s (or such Person’s beneficial owners’) nationality, citizenship or other related status for the purpose of determining whether such Limited Partner is an Ineligible Holder.

“Equity Contributor” has the meaning given such term in Section 5.2(b).

“Equity Securities” means, with respect to any Person, (a) any capital stock or other equity securities, (b) any securities directly or indirectly convertible into or exchangeable for any capital stock or other equity securities or containing any profit participation features, (c) any rights, options or incentive units, directly or indirectly, to subscribe for or to purchase any capital stock, other equity securities or securities containing any profit participation features or, directly or indirectly, to subscribe for or to purchase any securities, directly or indirectly, convertible into or exchangeable for any capital stock, other equity securities or securities containing any profit participation features, or (d) any stock appreciation rights, phantom stock rights or other similar rights.

“Event of Withdrawal” has the meaning given such term in Section 11.1(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time, and any successor to such statute.

“Exchange Agreement” means that certain Exchange Agreement, dated as of September 23, 2018, among the Partnership, the General Partner, the Operating Company, the Kimbell Art Foundation, Kayne Anderson, EIGF Aggregator III LLC, TE Drilling Aggregator LLC and Haymaker Management, LLC.

“Excluded Amounts” means the Arrangement Fee.

“Final Partnership Redemption Notice” has the meaning assigned to such term in Section 5.12(b)(ix)(C).

“Forced Redemption Date” has the meaning assigned to such term in Section 5.12(b)(ix)(A).

“General Partner” means Kimbell Royalty GP, LLC, a Delaware limited liability company, and its successors and permitted assigns that are admitted to the Partnership as general partner of the Partnership, in their capacity as the general partner of the Partnership.

“General Partner Interest” means the non-economic management interest of the General Partner in the Partnership (in its capacity as a general partner without reference to any Limited Partner Interest held by it), which includes any and all rights, powers and benefits to which the General Partner is entitled as provided in this Agreement, together with all obligations of the General Partner to comply with the terms and provisions of this Agreement. The General Partner Interest does not include any rights to ownership or profits or losses or any rights to receive distributions from operations or upon the liquidation or winding-up of the Partnership.

“Group” means two or more Persons that, with or through any of their respective Affiliates or Associates, have any contract, arrangement, understanding or relationship for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent given to such Person in response to a proxy or consent solicitation made to 10 or more Persons), exercising investment power over or disposing of any Partnership Interests.

“Group Member” means a member of the Partnership Group.

“Group Member Agreement” means the partnership agreement of any Group Member, other than the Partnership, that is a limited or general partnership, the limited liability company agreement of any Group Member that is a limited liability company, the certificate of incorporation and bylaws or similar organizational documents of any Group Member that is a corporation, the joint venture agreement or similar governing document of any Group Member that is a joint venture and the governing or organizational or similar documents of any other Group Member that is a Person other than a limited or general partnership, limited liability company, corporation or joint venture, as such may be amended, supplemented or restated from time to time.

“Incumbent Board” has the meaning assigned to such term in the definition of “Series A Change of Control” in this Section 1.1.

“Indebtedness” of any Person shall mean, if and to the extent (other than with respect to clause (e) below) the same would constitute indebtedness or a liability in accordance with U.S. GAAP, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (c) the deferred purchase price of assets or services that in accordance with U.S. GAAP would be required to be shown as a liability on the balance sheet of such Person (other than (i) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with U.S. GAAP and (ii) obligations resulting under firm transportation contracts or take or pay contracts entered into in the ordinary course of business), (d) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder, (e) all Indebtedness (excluding prepaid interest thereon) described in the other clauses of this definition of any other Person secured by any lien on any property owned by such Person, whether or not such Indebtedness has been assumed by such Person (but if such Indebtedness has not been assumed, limited to the lesser of the amount of such Indebtedness and the fair market value of the property securing such Indebtedness), (f) the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment and (g) without duplication, all guarantee obligations of such Person in respect of Indebtedness of another Person of the types described in the other clauses of this definition; provided that Indebtedness shall not include (i) trade and other ordinary-course payables and accrued expenses arising in the ordinary course of business, (ii) deferred or prepaid revenues, (iii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller, (iv) in the case of the Partnership and its Subsidiaries, (A) all intercompany Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business and (B) intercompany liabilities in connection with the cash management, tax and accounting operations of the Partnership and its Subsidiaries, (v) production payments and reserve sales, (vi) in-kind obligations relating to net oil, natural gas liquids or natural gas balancing positions arising in the ordinary course of business and (vii) any obligation in respect of a farm-in agreement or similar arrangement whereby such Person agrees to pay all or a share of the drilling, completion or other expenses of an exploratory or development well (which agreement may be subject to a maximum payment obligation, after which expenses are shared in accordance with the working or participation interest therein or in accordance with the agreement of the parties) or perform the drilling, completion or other operation on such well in exchange for an ownership interest in an oil or gas property.

“Indemnitee” means (a) the General Partner, (b) any Departing General Partner, (c) any Person who is or was an Affiliate of the General Partner or any Departing General Partner, (d) any Person who is or was a manager, managing member, general partner, director, officer, fiduciary or trustee of (i) any Group Member, the General Partner or any Departing General Partner or (ii) any Affiliate of any Group Member, the General Partner or any Departing General Partner, (e) any Person who is or was serving at the request of the General Partner or any Departing General Partner or any Affiliate of the General Partner or any Departing General Partner as a manager, managing member, general partner, director, officer, fiduciary or trustee of another Person owing a fiduciary or contractual duty or standard of care to any Group Member; provided, however, that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services, and (f) any Person the General Partner designates as an “Indemnitee” for purposes of this Agreement because such Person’s status, service or relationship exposes such Person to potential claims, demands, actions, suits or proceedings relating to the Partnership Group’s business and affairs.

“Ineligible Holder” means a Limited Partner whose nationality, citizenship or other related status the General Partner determines, upon receipt of an Eligibility Certificate or other requested information, has created or would create under any federal, state or local law or regulation to which a Group Member is subject, a substantial risk of cancellation or forfeiture of any property in which a Group Member has an interest.

“Initial Accrual Period” means the period beginning on the Series A Issuance Date and ending on the last day of the fourth non-consecutive Quarter with respect to which an Accrual Election is made. For the avoidance of doubt, in no event shall the Accrual Election be made in consecutive Quarters.

“Initial Public Offering” means the initial offering and sale of Common Units to the public, including any offer and sale of Common Units pursuant to the Underwriters’ Option, as described in the Registration Statement.

“Interest Percentage” means the percentage set forth opposite each Contributing Party’s name on Exhibit A of the Contribution Agreement.

“IRR” means, as of any measurement date, the cumulative internal rate of return, compounded annually, with respect to a Series A Preferred Unit (i.e., the annual discount rate for which the net present value of all cash inflows from all Capital Contributions made to acquire such Series A Preferred Unit, and all cash outflows from all cash distributions in respect of such Series A Preferred Unit, are equal to $0), as calculated using the XIRR function in Microsoft Excel (or if such program is no longer available, such other software program for calculating a cumulative, annually-compounded internal rate of return approved by the Board of Directors, with the affirmative vote of the Record Holders of the Series A Required Voting Percentage, such affirmative vote not to be unreasonably withheld, conditioned or delayed) ((x) taking into account the respective dates of each such Capital Contribution and distribution, as well as the IRR measurement date, (y) treating each such Capital Contribution as a negative amount for purposes of such net present value calculation and (z) treating each such cash distribution in respect of any such Series A Preferred Unit as a positive amount for purposes of such net present value calculation). IRR shall be calculated on the basis of the actual number of days elapsed over a 365-day year. In calculating IRR for all such Series A Preferred Units as of any particular date, (a) the aggregate cash amounts distributed pursuant to Section 5.12(b)(i) with respect to any such Series A Preferred Unit on such date, and all amounts previously distributed pursuant to Section 5.12(b)(i) with respect to such Series A Preferred Unit, shall be taken into account, (b) Excluded Amounts shall be disregarded and not included as Capital Contributions or distributions in respect of Series A Preferred Units, and (c) Capital Contributions and cash distributions in respect of Series A Preferred Units will be deemed to have been received or paid on the actual date of receipt or payment.

“Kayne Anderson” has the meaning given such term in the Recitals.

“KKR” means Haymaker Resources, LP, a Delaware limited partnership.

“Liability” means any liability or obligation of any nature, whether accrued, contingent or otherwise.

“Limited Partner” means, unless the context otherwise requires, each Unitholder, each additional Person that becomes a Limited Partner pursuant to the terms of this Agreement and any Departing General Partner upon the change of its status from General Partner to Limited Partner pursuant to Section 11.3, in each case, in such Person’s capacity as a limited partner of the Partnership. For purposes of the Delaware Act, the Limited Partners shall constitute a single class or group of limited partners.

“Limited Partner Interest” means an ownership interest of a Limited Partner in the Partnership, which may be evidenced by Common Units, Series A Preferred Units, Class B Units or other Partnership Interests (other than a General Partner Interest) or a combination thereof (but excluding Derivative Partnership Interests), and includes any and all benefits to which such Limited Partner is entitled as provided in this Agreement, together with all obligations of such Limited Partner pursuant to the terms and provisions of this Agreement.

“Liquidation Date” means (a) in the case of an event giving rise to the dissolution of the Partnership of the type described in clauses (a) and (b) of the first sentence of Section 12.2, the date on which the applicable time period during which the holders of Outstanding Units have the right to elect to continue the business of the Partnership has expired without such an election being made and (b) in the case of any other event giving rise to the dissolution of the Partnership, the date on which such event occurs.

“Liquidator” means one or more Persons selected by the General Partner to perform the functions described in Section 12.4 as liquidating trustee of the Partnership within the meaning of the Delaware Act.

“Management Services Agreement” means the management services agreements, dated as of February 8, 2017, among the Partnership, Kimbell Operating Company, LLC and the other parties thereto.

“Merger Agreement” has the meaning given such term in Section 14.1.

“Minimum IRR” means, as of any measurement date: (a) prior to the fifth anniversary of the Series A Issuance Date, a 13.0% IRR with respect to such Series A Preferred Unit; (b) on or after the fifth anniversary of the Series A Issuance Date and prior to the sixth anniversary of the Series A Issuance Date, a 14.0% IRR with respect to such Series A Preferred Unit; and (c) on or after the sixth anniversary of the Series A Issuance Date, a 15.0% IRR with respect to such Series A Preferred Unit.

“Minimum Return Amount” means, at the applicable time of determination:

(1)                                 an amount in cash in the aggregate equal to the product of (A) the number of outstanding Series A Preferred Units multiplied by (B) for each such outstanding Series A Preferred Unit the greatest of (1) an amount (together with all prior distributions made in respect of such Series A Preferred Unit) necessary to achieve the Minimum IRR, (2) an amount (together with all prior distributions made in respect of such Series A Preferred Unit) necessary to achieve a Return on Investment equal to 1.2 times with respect to such Series A Preferred Unit and (3) the Series A Liquidation Preference with respect to such Series A Preferred Unit; and

(2)                                 on a per Series A Preferred Unit basis, an amount in cash equal to the quotient of (x) the aggregate amount calculated in accordance with clause (1) above and (y) the number of outstanding Series A Preferred Units.

“National Securities Exchange” means an exchange registered with the Commission under Section 6(a) of the Exchange Act (or any successor to such Section) and any other securities exchange (whether or not registered with the Commission under Section 6(a) (or successor to such Section) of the Exchange Act) that the General Partner shall designate as a National Securities Exchange for purposes of this Agreement.

“Notice of Election to Purchase” has the meaning given such term in Section 15.1(b).

“NYMEX Pricing” means, as of any date of determination with respect to any month (a) for crude oil, the closing settlement price for the Light, Sweet Crude Oil futures contract for each month, and (b) for natural gas, the closing settlement price for the Henry Hub Natural Gas futures contract for such month, in each case as published by New York Mercantile Exchange (NYMEX) on its website currently located at http://www.cmegroup.com/ or any successor thereto (as such pricing may be corrected or revised from time to time by the NYMEX in accordance with its rules and regulations)

“OpCo Common Unit” means a limited liability company interest in the Operating Company having the rights and obligations specified with respect to “Common Units” in the OpCo Limited Liability Company Agreement.

“OpCo Limited Liability Company Agreement” means the First Amended and Restated Limited Liability Company Agreement of the Operating Company, dated as of September 23, 2018, as it may be amended, supplemented or restated from time to time.

“OpCo Series A Preferred Unit” means a limited liability company interest in the Operating Company having the rights and obligations specified with respect to “Series A Preferred Units” in the OpCo Limited Liability Company Agreement.

“Operating Company” means Kimbell Royalty Operating, LLC, a Delaware limited liability company.

“Opinion of Counsel” means a written opinion of counsel (who may be regular counsel to, or the general counsel or other inside counsel of, the Partnership or the General Partner or any of its Affiliates) acceptable to the General Partner or to such other Person selecting such counsel or obtaining such opinion.

“Option Closing Date” means the date or dates on which any Common Units were sold by the Partnership to the Underwriters upon exercise of the Underwriters’ Option.

“Organizational Limited Partner” means Rivercrest Royalties, LLC, in its capacity as the organizational limited partner of the Partnership pursuant to this Agreement.

“Outstanding” means, with respect to Partnership Interests, all Partnership Interests that are issued by the Partnership and reflected as outstanding in the Partnership’s Register as of the date of determination; provided, however, that if at any time any Person or Group (other than the General Partner or its Affiliates) beneficially owns 20% or more of the Partnership Interests of any class then Outstanding, none of the Partnership Interests owned by such Person or Group shall be entitled to be voted on any matter or be considered to be Outstanding when sending notices of a meeting of Limited Partners to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under this Agreement, except that Partnership Interests so owned shall be considered to be Outstanding for purposes of Section 11.1(b) (such Partnership Interests shall not, however, be treated as a separate class of Partnership Interests for purposes of this Agreement or the Delaware Act); provided, further, that the foregoing limitation shall not apply to (a) any Person or Group who acquired 20% or more of the Partnership Interests of any class then Outstanding directly from the General Partner or its Affiliates (other than the Partnership), (b) any Person or Group who acquired 20% or more of the Partnership Interests of any class then Outstanding directly or indirectly from a Person or Group described in clause (a) provided that the General Partner shall have notified such Person or Group in writing that such limitation shall not apply, (c) any Person or Group who acquired 20% or more of any class of Partnership Interests issued by the Partnership with the prior approval of the Board of Directors, (d) any of the Contributing Parties or their respective Affiliates, (e) any holder of Series A Preferred Units in connection with any vote, consent or approval of the holders of Series A Preferred Units as a separate class, or on an as-converted basis with the holders of the Common Units, on any matter, (f) any Person or Group who owns 20% or more of the Partnership Interests of a class as the result of (A) any redemption or purchase of any other Person’s or Persons’ Partnership Interests by the Partnership or other similar action by the Partnership or (B) any conversion of Series A Preferred Units into Common Units pursuant to Section 5.12(b)(v)(B).

“Partners” means the General Partner and the Limited Partners.

“Partnership” means Kimbell Royalty Partners, LP, a Delaware limited partnership.

“Partnership Group” means, collectively, the Partnership and the Operating Company and each of their Subsidiaries.

“Partnership Indebtedness Documents” shall mean any agreement, document or instrument governing or evidencing any Indebtedness for borrowed money of the Partnership or its Subsidiaries.

“Partnership Interest” means any class or series of equity interest in the Partnership, which shall include any Limited Partner Interests and the General Partner Interest but shall exclude any Derivative Partnership Interests.

“Partnership Redemption Date” has the meaning assigned to such term in Section 5.12(b)(ix)(D).

“Partnership Series A Redemption Notice” has the meaning assigned to such term in Section 5.12(b)(viii)(A).

“Paying Agent” shall mean the Transfer Agent, acting in its capacity as paying agent for the Series A Preferred Units, and its successors and assigns, or any other Person appointed to serve as paying agent by the Partnership.

“Percentage Interest” means, as of any date of determination, as to any Unitholder with respect to Units, the quotient obtained by dividing (a) the number of Units held by such Unitholder by (b) the total number of Outstanding Units. The Percentage Interest with respect to the General Partner Interest shall at all times be zero. For purposes of determining the Percentage Interest of any Unitholder with respect to Series A Preferred Units as of any date of determination, each Series A Preferred Unit shall be deemed to have converted into the number of Common Units into which such Series A Preferred Unit is convertible as of such date at the then applicable Series A Conversion Rate pursuant to Section 5.12(b)(v)(A), and such Common Units shall be deemed to be Outstanding Units and such Series A Preferred Units shall be deemed not to be Outstanding Units.

“Permitted Dispositions” means:

(1)                                 sales, lease assignments, conveyances and other dispositions of oil and gas properties and related assets to which no Proved Developed Producing Reserves are attributable and farm-outs of undeveloped acreage to which no Proved Developed Producing Reserves are attributable and assignments in connection with such farm-outs; and

(2)                                 any exchange or swap of oil and gas properties; provided, that the consideration received in respect of such exchange or swap is equal to or greater than the fair market value of the oil and gas properties subject of such exchange or swap (as determined in good faith by the Board of Directors).

“Permitted Transactions” means:

(1)                                 any transaction or series of related transactions involving aggregate payments or consideration not in excess of $2,000,000;

(2)                                 any transaction on terms, taken as a whole, that are substantially as favorable to the Partnership or the applicable Subsidiary as it would obtain at the time in a comparable arm’s-length transaction with a Person that is not an Affiliate;

(3)                                 employment and severance arrangements and health, disability and similar insurance or benefit plans between the Partnership and its Subsidiaries and their respective directors, officers, employees or consultants (including management and employee benefit plans or agreements, subscription agreements or similar agreements pertaining to the repurchase of Units or other Equity Securities pursuant to put/call rights or similar rights with current or former employees, officers, directors or consultants and equity option or incentive plans and other compensation arrangements), in each case, in the ordinary course of business;

(4)                                 any issuance of Units or other equity interests or other payments, awards or grants in cash, securities, Units or other Equity Securities or otherwise pursuant to, or the funding of, employment arrangements, equity options and equity ownership plans approved by the General Partner;

(5)                                 transactions pursuant to the Management Services Agreements and any amendments, restatements, supplements or other modifications thereto that are not, taken as a whole, materially less favorable to Partnership and its Subsidiaries than such agreements as in effect on the Series A Issuance Date;

(6)                                 any transaction in respect of which the Partnership obtains an opinion from an accounting, appraisal or investment banking firm, in each case of nationally-recognized standing that is in the good faith determination of the Partnership qualified to render such opinion, which opinion states that such transaction is (i) fair, from a financial point of view, to the Partnership or the applicable Subsidiary and (ii) on terms, taken as a whole, that are no less favorable to the Partnership or the applicable Subsidiary than would be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate;

(7)                                 any transaction with an Affiliate if such transaction has been approved by the Conflicts Committee in accordance with the terms of this Agreement;

(8)                                 Pro Rata distributions in respect of, and Pro Rata redemptions or repurchases of, the Series A Preferred Units and other Units not prohibited by Section 5.12(b)(ii)(B);

(9)                                 amendments to this Agreement or the Certificate of Limited Partnership permitted by Section 5.12(b)(ii)(B)(14) and the other terms of this Agreement; and

(10)                          transactions contemplated by Section 5.12(b)(viii), that are also effected in compliance with Section 5.09 of the Series A Purchase Agreement.

“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, estate, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Plan of Conversion” has the meaning given such term in Section 14.1.

“Prior Agreement” has the meaning assigned to such term in the Recitals.

“Pro Rata” means when used with respect to (a) Units or any class thereof, apportioned equally among all designated Units in accordance with their relative Percentage Interests, (b) all Partners or Record Holders, apportioned among all Partners or Record Holders in accordance with their relative Percentage Interests, and (c) some but not all Partners or Record Holders, apportioned among such Partners or Record Holders in accordance with their relative Percentage

Interests; provided, however, when used with respect to Series A Preferred Units, means apportioned among such Series A Preferred Units based on the number of Outstanding Series A Preferred Units or, if used with respect to Series A Preferred Units being redeemed or converted, apportioned among such Series A Preferred Units based on the number of such Series A Preferred Units being redeemed or converted.

“Proved Developed Producing Reserves” shall have the meaning assigned such term in the SPE Definitions.

“Purchase Date” means the date determined by the General Partner as the date for purchase of all Outstanding Limited Partner Interests of a certain class (other than Limited Partner Interests owned by the General Partner and its Affiliates) pursuant to Article XV.

“PV10” means, in respect of the Proved Developed Producing Reserves of the Partnership’s and its Subsidiaries’ oil and gas properties, the net present value of future cash flows (discounted at 10% per annum) as reasonably calculated in good faith by the Partnership, and, if requested by the Record Holders of the Series A Required Voting Percentage, certified in writing by an authorized officer of the Partnership to the Record Holders as true and correct, but provided that each calculation of such expected future cash flow shall be made in accordance with the then existing standards of the Society of Petroleum Engineers; provided, further, that in any event (a) appropriate deductions shall be made for severance and ad valorem taxes, and for operating, gathering, transportation and marketing costs required for the production and sale of such reserves, (b) the pricing assumptions used in determining PV10 for any particular reserves shall be based upon the Strip Price and (c) the cash-flows derived from the pricing assumptions set forth in clause (b) above shall be further adjusted to account for the historical basis differential.

“Quarter” means, unless the context requires otherwise, a fiscal quarter of the Partnership.

“Recapitalization Agreement” means that certain Recapitalization Agreement, dated as of July 24, 2018, among the Partnership, the General Partner, the Operating Company, Kayne Anderson, EIGF Aggregator III LLC, TE Drilling Aggregator LLC, Haymaker Management, LLC, the Kimbell Art Foundation and KKR.

“Recapitalization Date” means the date on which the Restructuring occurred.

“Record Date” means the date established by the General Partner or otherwise in accordance with this Agreement for determining (a) the identity of the Record Holders entitled to receive notice of, or to vote at, any meeting of Limited Partners or entitled to vote by ballot or give approval of Partnership action in writing or by electronic transmission without a meeting, or entitled to exercise rights in respect of, any lawful action of Limited Partners (including voting) or (b) the identity of Record Holders entitled to receive any report or distribution or to participate in any offer.

“Record Holder” means (a) with respect to any class of Partnership Interests for which a Transfer Agent has been appointed, the Person in whose name a Partnership Interest of such class is registered on the books of the Transfer Agent and in the Register as of the Partnership’s close of business on a particular Business Day or (b) with respect to other classes of Partnership Interests, the Person in whose name any such other Partnership Interest is registered in the Register as of the Partnership’s close of business on a particular Business Day.

“Redeemable Interests” means any Partnership Interests for which a redemption notice has been given, and has not been withdrawn, pursuant to Section 4.9.

“Reference Date” means May 28, 2018.

“Register” has the meaning given such term in Section 4.5(a).

“Registration Statement” means the Registration Statement on Form S-1 (File No. 333-215458) as it has been amended or supplemented from time to time, filed by the Partnership with the Commission under the Securities Act to register the offering and sale of the Common Units in the Initial Public Offering.

“Replacement Credit Agreement” has the meaning assigned to such term in Section 5.12(b)(ii)(B)(3).

“Reserve Report” means a Reserve Report (as such term is defined in the Credit Agreement) prepared by Netherland, Sewell & Associates, Inc. or Ryder Scott Company, L.P. (or any successor or, in the event that both have ceased to do business, any other independent petroleum engineer selected by the Board of Directors and reasonably approved by the Record Holders of the Series A Required Voting Percentage (such approval not to be unreasonably withheld, delayed or conditioned)) that is prepared in connection with the second scheduled redetermination each calendar year under the Credit Agreement or, if the Credit Agreement ceases to exist or no longer includes such a requirement, that is prepared as of on or about the last day of each fiscal year, or in each case, at the option of the Board of Directors, prepared as of a more recent date.

“Restructuring” has the meaning given such term in the Recitals.

“Return on Investment” means, with respect to each Series A Preferred Unit, as of any measurement date, an amount equal to the quotient of (a) the aggregate cash distributions made by the Partnership in respect of such Series A Preferred Unit and (b) the Series A Issue Price.

“Securities Act” means the Securities Act of 1933, as amended, supplemented or restated from time to time and any successor to such statute.

“Series A Change of Control” means the occurrence of any of the following:

(1)                                 the Limited Partners of the Partnership prior to any merger, consolidation or other business combination transaction (or series of related transactions) do not continue to own at least 50% of the Partnership or other surviving entity following such merger, consolidation or other business combination transaction (or series of related transactions) to which the Partnership is a party;

(2)                                 the acquisition, directly or indirectly (including, without limitation, by any merger, consolidation or business combination), of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of more than 50% of the voting equity interests of the General Partner (as measured by voting power rather than the number of shares, units or the like); provided, however, any such acquisition shall not constitute a Series A Change of Control if (i) the acquiring entity is an Affiliate of Rochelle Royalties, LLC, BGT Investments LLC or Double Eagle Interests, LLC as of the Series A Issuance Date and (ii) the beneficial owners of Rochelle Royalties, LLC (or their heirs or estates) as of the Reference Date beneficially own or control at least one-third of the voting equity interests (as measured by voting power rather than number of shares, units or the like) of such acquiring entity;

(3)                                 any direct or indirect sale, lease, exchange, transfer, conveyance or other disposition by the Partnership, in one or a series of related transactions, of all or substantially all of the assets of the Partnership and its Subsidiaries, taken as a whole;

(4)                                 the removal of the General Partner as general partner of the Partnership by the Limited Partners of the Partnership; provided, however, any such removal shall not constitute a Series A Change of Control if (i) the successor General Partner is an Affiliate of Rochelle Royalties, LLC, BGT Investments LLC or Double Eagle Interests, LLC as of the Series A Issuance Date and (ii) the beneficial owners of Rochelle Royalties, LLC (or their heirs or estates) as of the Reference Date beneficially own or control at least one-third of the voting equity interests (as measured by voting power rather than number of shares, units or the like) of the successor General Partner;

(5)                                 the Common Units are no longer listed or admitted to trading on a National Securities Exchange;

(6)                                 any dissolution or liquidation of the Partnership; or

(7)                                 individuals who, as of the Series A Issuance Date, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a member of the Board of Directors subsequent to such date who was appointed by Kimbell GP Holdings, LLC, shall be considered as though such individual was a member of the Incumbent Board.

For the avoidance of doubt, no transaction contemplated by Section 5.09 of the Series A Purchase Agreement shall constitute a Series A Change of Control.

“Series A Conversion Date” has the meaning assigned to such term in Section 5.12(b)(v)(D).

“Series A Conversion Notice” has the meaning assigned to such term in Section 5.12(b)(v)(C)(1).

“Series A Conversion Notice Date” has the meaning assigned to such term in Section 5.12(b)(v)(C)(1).

“Series A Conversion Rate” means, (i) as of any time of determination pursuant to Section 5.12(b)(v)(A), the number of Common Units issuable upon the conversion of each Series A Preferred Unit, which shall be equal to (x) the Series A Liquidation Preference (on a per Series A Preferred Unit basis) divided by (y) the Conversion Price then in effect or (ii) as of any time of determination pursuant to Section 5.12(b)(v)(B), the number of Common Units issuable upon the conversion of each Series A Preferred Unit, which shall be equal to (x) the Minimum Return Amount (on a per Series A Preferred Unit basis) divided by (y) the Conversion Price then in effect.

“Series A Conversion Unit” means a Common Unit issued upon conversion of a Series A Preferred Unit pursuant to Section 5.12(b)(v). Immediately upon such issuance, each Series A Conversion Unit shall be considered a Common Unit for all purposes hereunder.

“Series A Converting Unitholder” means a Series A Preferred Unitholder (a) who has delivered a Series A Conversion Notice to the Partnership in accordance with Section 5.12(b)(v)(C)(1) or (b) to whom the Partnership has delivered a Series A Mandatory Conversion Notice in accordance with Section 5.12(b)(v)(C)(2).

“Series A Cumulative Convertible Preferred Units” has the meaning assigned to such term in Section 5.12(a) of this Agreement.

“Series A Distribution Amount” means, with respect to any Quarter ending on or after September 30, 2018, an amount per Series A Preferred Unit equal to the Series A Liquidation Preference multiplied by the Distribution Rate per annum (calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed) for such Quarter; provided, however, for purposes of determining the Series A Distribution Amount for the Quarter ending September 30, 2018, such Quarter shall be deemed to commence on the Series A Issuance Date and end on, and include, September 30, 2018 but calculated on the basis of a 365- (or 366-, as the case may be) day year as set forth above.

“Series A Distribution Payment Date” has the meaning assigned to such term in Section 5.12(b)(i)(A).

“Series A Issuance Date” means the Closing Date (as such term is defined in the Series A Purchase Agreement).

“Series A Issue Price” means $1,000.00 per Series A Preferred Unit.

“Series A Junior Securities” means any class or series of Partnership Interests that, with respect to distributions on such Partnership Interests and distributions in respect of such Partnership Interests upon the liquidation, dissolution and winding up of the Partnership, ranks junior to the Series A Preferred Units, and shall include the Common Units, but shall not include any Series A Parity Securities or Series A Senior Securities.

“Series A Liquidation Preference” means, as of any date of determination, with respect to each Series A Preferred Unit an amount equal to (a) the Series A Issue Price plus (b) the Accumulated Distributions.

“Series A Mandatory Conversion Notice” has the meaning assigned to such term in Section 5.12(b)(v)(C)(2).

“Series A Mandatory Conversion Notice Date” has the meaning assigned to such term in Section 5.12(b)(v)(C)(2).

“Series A Parity Securities” means any class or series of Partnership Interests that, with respect to distributions on such Partnership Interests or distributions in respect of such Partnership Interests upon the liquidation, dissolution and winding up of the Partnership, ranks pari passu with (but not senior to) the Series A Preferred Units. For the avoidance of doubt, classes or series of Partnership Interests may qualify as Series A Parity Securities irrespective of whether or not the record date, distribution payment date, distribution rate, distribution periods or payment mechanics of such class or series of Partnership Interests match those of any other class or series of Series A Parity Securities.

“Series A Partial Period Distributions” means, with respect to a conversion or redemption of a Series A Preferred Unit, an amount equal to the Series A Distribution Amount multiplied by a fraction, the numerator of which is the number of days elapsed in the Quarter in which such conversion or redemption occurs and the denominator of which is the actual number of days in such Quarter.

“Series A Preferred Unitholder” means a Record Holder of Series A Preferred Units.

“Series A Preferred Units” has the meaning assigned to such term in Section 5.12(a).

“Series A Purchase Agreement” means the Series A Preferred Unit Purchase Agreement, dated as of the Reference Date, between the Partnership and the Series A Purchasers, as amended, supplemented and restated from time to time.

“Series A Purchasers” means the Purchasers, as defined in the Series A Purchase Agreement.

“Series A Quarterly Distribution” has the meaning assigned to such term in Section 5.12(b)(i)(A).

“Series A Redemption Date” has the meaning assigned to such term in Section 5.12(b)(viii)(B).

“Series A Redemption Price” means an amount per Series A Preferred Unit equal to the Minimum Return Amount applicable to such Series A Preferred Unit.

“Series A Required Voting Percentage” means at least 66 2/3% of the Outstanding Series A Preferred Units, voting separately as a single class.

“Series A Senior Securities” means any class or series of Partnership Interests that, with respect to distributions on such Partnership Interests or distributions in respect of such Partnership Interests upon the liquidation, dissolution and winding up of the Partnership, ranks senior to the Series A Preferred Units.

“Series A Unitholder Redemption Notice” has the meaning assigned to such term in Section 5.12(b)(ix)(B).

“Series A Unitholder Redemption Right” has the meaning assigned to such term in Section 5.12(b)(ix)(A).

“Series A Unitholder Redemption Units” has the meaning assigned to such term in Section 5.12(b)(ix)(B).

“SPE Definitions” means, with respect to any term, the definition thereof adopted by the Board of Directors, Society for Petroleum Engineers (SPE) Inc., March 1997.

“Special Approval” means approval by a majority of the members of the Conflicts Committee.

“Strip Price” means, at any time of determination, (a) for the remainder of the current calendar year, the average NYMEX Pricing for the remaining months in the current calendar year, (b) for each of the succeeding four complete calendar years, the average NYMEX Pricing for the twelve months in each such calendar year, and (c) for the succeeding fifth complete calendar year, and for each calendar year thereafter, the average NYMEX Pricing for the twelve months in such fifth calendar year.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof; (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general partner of such partnership, but only if such Person, one or more Subsidiaries of such Person, or a combination thereof, controls such partnership on the date of determination; or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person. For the avoidance of doubt and notwithstanding anything to the contrary herein, the Operating Company is a Subsidiary of the Partnership.

“Surviving Business Entity” has the meaning given such term in Section 14.2(b)(ii).

“Tax Election” has the meaning assigned to such term in the Recitals of this Agreement.

“Total Debt” has the meaning ascribed to such term in the Credit Agreement (including any embedded defined terms therein); provided that notwithstanding any limitations in the Credit Agreement, Total Debt shall be determined with respect to the Partnership and all of its Subsidiaries (i.e., such calculation shall not be limited to Restricted Subsidiaries (as such term is defined in the Credit Agreement)).

“Trading Day” means a day on which the principal National Securities Exchange on which the referenced Partnership Interests of any class are listed or admitted for trading is open for the transaction of business or, if such Partnership Interests are not listed or admitted for trading on any National Securities Exchange, a day on which banking institutions in New York City are not legally required to be closed.

“Transaction Documents” has the meaning given such term in Section 7.1(b).

“Transfer” has the meaning given such term in Section 4.4(a).

“Transfer Agent” means such bank, trust company or other Person (including the General Partner or one of its Affiliates) as may be appointed from time to time by the General Partner to act as registrar and transfer agent for any class of Partnership Interests in accordance with the Exchange Act and the rules of the National Securities Exchange on which such Partnership Interests are listed (if any); provided, however that, if no such Person is appointed as registrar and transfer agent for any class of Partnership Interests, the General Partner shall act as registrar and transfer agent for such class of Partnership Interests.

“Treasury Regulation” means the United States Treasury regulations promulgated under the Code.

“Underwriter” means each Person named as an underwriter in Schedule 1 to the Underwriting Agreement who purchased Common Units pursuant thereto.

“Underwriters’ Option” means the option to purchase additional Common Units granted to the Underwriters by the Partnership pursuant to the Underwriting Agreement.

“Underwriting Agreement” means that certain Underwriting Agreement dated as of February 2, 2017, by and among the representative of the Underwriters, the Partnership, the General Partner and the other parties thereto, providing for the purchase of Common Units by the Underwriters in the Initial Public Offering.

“Unit” means a Partnership Interest that is designated by the General Partner as a “Unit” and shall include Common Units, Series A Preferred Units and Class B Units.

“Unit Majority” means a majority of the Outstanding Common Units, Outstanding Class B Units and Outstanding Series A Preferred Units voting on an as-converted basis, voting together as a class.

“Unitholders” means the Record Holders of Units.

“Unrestricted Person” means (a) each Indemnitee, (b) each Partner, (c) each Person who is or was a member, partner, director, officer, employee or agent of any Group Member, a General Partner or any Departing General Partner or any Affiliate of any Group Member, a General Partner or any Departing General Partner and (d) any Person the General Partner designates as an “Unrestricted Person” for purposes of this Agreement from time to time.

“U.S. GAAP” means United States generally accepted accounting principles, as in effect from time to time, consistently applied.

“Wholly-owned Subsidiary” of a Person means any Subsidiary of such Person all of the outstanding capital stock or other ownership interests of which (other than directors’ qualifying shares) are owned, directly or indirectly, by such Person or one or more Wholly-owned Subsidiaries of such Person.

“Withdrawal Opinion of Counsel” has the meaning given such term in Section 11.1(b).

“Working Capital Borrowings” means borrowings incurred pursuant to a credit facility, commercial paper facility or similar financing arrangement that are used solely for working capital purposes or to pay distributions to the Partners; provided, however that when such borrowings are incurred it is the intent of the borrower to repay such borrowings within 12 months from the date of such borrowings other than from additional Working Capital Borrowings.

Section 1.2  Construction.  Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) the terms “include,” “includes,” “including” or words of like import shall be deemed to be followed by the words “without limitation”; and (d) the terms “hereof,” “herein” or “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement. The General Partner has the power to construe and interpret this Agreement and to act upon any such construction or interpretation. To the fullest extent permitted by law, any construction or interpretation of this Agreement by the General Partner and any action taken pursuant thereto and any determination made by the General Partner in good faith shall, in each case, be conclusive and binding on all Record Holders and all other Persons for all purposes.

ARTICLE II

ORGANIZATION

Section 2.1  Formation.  The General Partner and the Organizational Limited Partner have formed the Partnership as a limited partnership pursuant to the provisions of the Delaware Act. The General Partner has previously entered into the Prior Agreement. The purpose of this Agreement is to (a) to give effect to the Tax Election, (b) to recapitalize the Partnership’s equity interest in the Operating Company and give effect to the Restructuring and (c) make other miscellaneous revisions. This amendment and restatement shall become effective on the date of this Agreement. Except as expressly provided to the contrary in this Agreement, the rights, duties, liabilities and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Delaware Act.

Section 2.2  Name.  The name of the Partnership shall be “Kimbell Royalty Partners, LP.” Subject to applicable law, the Partnership’s business may be conducted under any other name or names as determined by the General Partner, including the name of the General Partner. The words “Limited Partnership,” “LP,” “Ltd.” or similar words or letters shall be included in the Partnership’s name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The General Partner may change the name of the Partnership at any time and from time to time and shall notify the Limited Partners of such change in the next regular communication to the Limited Partners.

Section 2.3  Registered Office; Registered Agent; Principal Office; Other Offices.  Unless and until changed by the General Partner, the registered office of the Partnership in the State of Delaware shall be located at the Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, and the registered agent for service of process on the Partnership in the State of Delaware at such registered office shall be The Corporation Trust Company. The principal office of the Partnership shall be located at 777 Taylor Street, Suite 810, Fort Worth, Texas 76102 or such other place as the General Partner may from time to time designate by notice to the Limited Partners. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner determines to be necessary or appropriate. The address of the General Partner shall be 777 Taylor Street, Suite 810, Fort Worth, Texas 76102 or such other place as the General Partner may from time to time designate by notice to the Limited Partners.

Section 2.4  Purpose and Business.  The purpose and nature of the business to be conducted by the Partnership shall be to (a) engage directly in, or enter into or form, hold and dispose of any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that is approved by the General Partner, in its sole discretion, and that lawfully may be conducted by a limited partnership organized pursuant to the Delaware Act and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership pursuant to the agreements relating to such business activity, and (b) do anything necessary or appropriate to the foregoing, including the making of capital contributions or loans to a Group Member. To the fullest extent permitted by law, the General Partner has no obligation or duty to the Partnership or the Limited Partners to propose or approve, and may, in its sole discretion, decline to propose or approve, the conduct by the Partnership of any business in its sole and absolute discretion.

Section 2.5  Powers.  The Partnership shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described in Section 2.4 and for the protection and benefit of the Partnership.

Section 2.6  Term.  The term of the Partnership commenced upon the filing of the Certificate of Limited Partnership in accordance with the Delaware Act and shall continue in existence until the dissolution of the Partnership in accordance with the provisions of Article XII. The existence of the Partnership as a separate legal entity shall continue until the cancellation of the Certificate of Limited Partnership as provided in the Delaware Act.

Section 2.7  Title to Partnership Assets.  Title to the assets of the Partnership, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity or its Subsidiaries, and no Partner, individually or collectively, shall have any ownership interest in such assets of the Partnership or any portion thereof. Title to any or all assets of the Partnership may be held in the name of the Partnership, the General Partner, one or more of its Affiliates or one or more nominees of the General Partner or its Affiliates, as the General Partner may determine. The General Partner hereby declares and warrants that any assets of the Partnership for which record title is held in the name of the General Partner or one or more of its Affiliates or one or more nominees of the General Partner or its Affiliates shall be held by the General Partner or such Affiliate or nominee for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, however, that the General Partner shall use reasonable efforts to cause record title to such assets (other than those assets in respect of which the General Partner determines that the expense and difficulty of conveyancing makes transfer of record title to the Partnership impracticable) to be vested in the Partnership or one or more of the Partnership’s designated Affiliates as soon as reasonably practicable; provided, further, that, prior to the withdrawal or removal of the General Partner or as soon thereafter as practicable, the General Partner shall use reasonable efforts to effect the transfer of record title to the Partnership and, prior to any such transfer, shall provide for the use of such assets in a manner satisfactory to any successor General Partner. All assets of the Partnership shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which record title to such assets of the Partnership is held.

ARTICLE III

RIGHTS OF LIMITED PARTNERS

Section 3.1  Limitation of Liability.  The Limited Partners shall have no liability under this Agreement except as expressly provided in this Agreement or the Delaware Act.

Section 3.2  Management of Business.  No Limited Partner, in its capacity as such, shall participate in the operation, management or control (within the meaning of the Delaware Act) of the Partnership’s business, transact any business in the Partnership’s name or have the power to sign documents for or otherwise bind the Partnership. No action taken by any Affiliate of the General Partner or any officer, director, employee, manager, member, general partner, agent or trustee of the General Partner or any of its Affiliates, or any officer, director, employee, manager, member, general partner, agent or trustee of a Group Member, in its capacity as such, shall be deemed to be participating in the control of the business of the Partnership by a limited partner of the Partnership (within the meaning of Section 17-303(a) of the Delaware Act) nor shall any such action affect, impair or eliminate the limitations on the liability of the Limited Partners under this Agreement.

Section 3.3  Outside Activities of the Limited Partners.  Subject to the provisions of Section 7.6, each Limited Partner shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities in direct competition with the Partnership Group. Neither the Partnership nor any of the other Partners shall have any rights by virtue of this Agreement in any business ventures of any Limited Partner.

Section 3.4  Rights of Limited Partners.

(a)                                 Each Limited Partner shall have the right, for a purpose reasonably related, as determined by the General Partner, to such Limited Partner’s interest as a Limited Partner in the Partnership, upon reasonable written demand stating the purpose of such demand, and at such Limited Partner’s own expense:

(i)                                     to obtain from the General Partner either (A) the Partnership’s most recent filings with the Commission on Form 10-K and any subsequent filings on Form 10-Q and Form 8-K or (B) if the Partnership is no longer subject to the reporting requirements of the Exchange Act, the information specified in, and meeting the requirements of, Rule 144A(d)(4) under the Securities Act or any successor or similar rule or regulation under the Securities Act (provided, however, that the foregoing materials shall be deemed to be available to a Limited Partner in satisfaction of the requirements of this Section 3.4(a)(i) if posted on or accessible through the Partnership’s or the Commission’s website);

(ii)                                  to obtain a current list of the name and last known business, residence or mailing address of each Partner; and

(iii)                               to obtain a copy of this Agreement and the Certificate of Limited Partnership and all amendments thereto.

(b)                                 To the fullest extent permitted by law, the rights to information granted the Limited Partners pursuant to Section 3.4(a) replace in their entirety any rights to information provided for in Section 17-305(a) of the Delaware Act and each of the Partners and each other Person or Group who acquires an interest in Partnership Interests hereby agrees to the fullest extent permitted by law that they do not have any rights as Partners to receive any information either pursuant to Sections 17-305(a) of the Delaware Act or otherwise except for the information identified in Section 3.4(a).

(c)                                  The General Partner may keep confidential from the Limited Partners, for such period of time as the General Partner deems reasonable, (i) any information that the General Partner reasonably believes to be in the nature of trade secrets or (ii) other information the disclosure of which the General Partner in good faith believes (A) is not in the best interests of the Partnership Group, (B) could damage the Partnership Group or its business or (C) that any Group Member is required by law or regulation or by agreement with any third party to keep confidential (other than agreements with Affiliates of the Partnership the primary purpose of which is to circumvent the obligations set forth in this Section 3.4).

(d)                                 Notwithstanding any other provision of this Agreement or Section 17-305 of the Delaware Act, each of the Partners, each other Person or Group who acquires an interest in a Partnership Interest and each other Person bound by this Agreement hereby agrees to the fullest extent permitted by law that they do not have rights to receive information from the Partnership or any Indemnitee for the purpose of determining whether to pursue litigation or assist in pending litigation against the Partnership or any Indemnitee relating to the affairs of the Partnership except pursuant to the applicable rules of discovery relating to litigation commenced by such Person or Group.

ARTICLE IV

CERTIFICATES; RECORD HOLDERS; TRANSFER OF PARTNERSHIP

INTERESTS; REDEMPTION OF PARTNERSHIP INTERESTS

Section 4.1  Certificates.  Owners of Partnership Interests and, where appropriate, Derivative Partnership Interests, shall be recorded in the Register and, when deemed appropriate by the Board of Directors, ownership of such interests shall be evidenced by a physical certificate or book entry notation in the Register. Notwithstanding anything to the contrary in this Agreement, unless the General Partner shall determine otherwise in respect of some or all of any or all classes of Partnership Interests and Derivative Partnership Interests, Partnership Interests and Derivative Partnership Interests shall not be evidenced by physical certificates. Certificates, if any, shall be executed on behalf of the Partnership by the Chief Executive Officer, President, Chief Financial Officer or any Senior Vice President and the Secretary, any Assistant Secretary, or other authorized officer of the General Partner. The signatures of such officers upon a certificate may, to the extent permitted by law, be facsimiles. In case any officer who has signed or whose signature has been placed upon such certificate shall have ceased to be such officer before such certificate is issued, it may be issued by the Partnership with the same effect as if he or she were such officer at the date of its issuance. If a Transfer Agent has been appointed for a class of Partnership Interests, no Certificate for such class of Partnership Interests shall be valid for any purpose until it has been countersigned by the Transfer Agent; provided, however, that, if the General Partner elects to cause the Partnership to issue Partnership Interests of such class in global form, the Certificate shall be valid upon receipt of a certificate from the Transfer Agent certifying that the Partnership Interests have been duly registered in accordance with the directions of the Partnership. With respect to any Partnership Interests that are represented by physical certificates, the General Partner may determine that such Partnership Interests will no longer be represented by physical certificates and may, upon written notice to the holders of such Partnership Interests and subject to applicable law, take whatever actions it deems necessary or appropriate to cause such Partnership Interests to be registered in book entry or global form and may cause such physical certificates to be cancelled or deemed cancelled. The General Partner shall have the power and authority to make all such other rules and regulations as it may deem expedient concerning the issue, transfer and registration or replacement of Certificates.

Section 4.2  Mutilated, Destroyed, Lost or Stolen Certificates.

(a)                                 If any mutilated Certificate is surrendered to the Transfer Agent, the appropriate officers of the General Partner on behalf of the Partnership shall execute, and the Transfer Agent shall countersign and deliver in exchange therefor, a new Certificate evidencing the same number and type of Partnership Interests or Derivative Partnership Interests as the Certificate so surrendered.

(b)                                 The appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and the Transfer Agent shall countersign, a new Certificate in place of any Certificate previously issued, if the Record Holder of the Certificate:

(i)                                     makes proof by affidavit, in form and substance satisfactory to the General Partner, that a previously issued Certificate has been lost, destroyed or stolen;

(ii)                                  requests the issuance of a new Certificate before the General Partner has notice that the Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;

(iii)                               if requested by the General Partner, delivers to the General Partner a bond, in form and substance satisfactory to the General Partner, with surety or sureties and with fixed or open penalty as the General Partner may direct to indemnify the Partnership, the Partners, the General Partner and the Transfer Agent against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate; and

(iv)                              satisfies any other reasonable requirements imposed by the General Partner or the Transfer Agent.

If a Limited Partner fails to notify the General Partner within a reasonable period of time after such Limited Partner has notice of the loss, destruction or theft of a Certificate, and a transfer of the Limited Partner Interests represented by the Certificate is registered before the Partnership, the General Partner or the Transfer Agent receives such notification, to the fullest extent permitted by law, the Limited Partner shall be precluded from making any claim against the Partnership, the General Partner or the Transfer Agent for such transfer or for a new Certificate.

(c)                                  As a condition to the issuance of any new Certificate under this Section 4.2, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Transfer Agent) reasonably connected therewith.

Section 4.3  Record Holders.  The names and addresses of Unitholders as they appear in the Register shall be the official list of Record Holders of the Partnership Interests for all purposes. The Partnership and the General Partner shall be entitled to recognize the Record Holder as the Partner with respect to any Partnership Interest and, accordingly, shall not be bound to recognize any equitable or other claim to, or interest in, such Partnership Interest on the part of any other Person or Group, regardless of whether the Partnership or the General Partner shall have actual or other notice thereof, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which such Partnership Interests are listed or admitted to trading. Without limiting the foregoing, when a Person (such as a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing) is acting as nominee, agent or in some other representative capacity for another Person or Group in acquiring and/or holding Partnership Interests, as between the Partnership on the one hand, and such other Person on the other, such representative Person shall be the Limited Partner with respect to such Partnership Interest upon becoming the Record Holder in accordance with Section 10.1(a) and have the rights and obligations of a Partner hereunder as, and to the extent, provided herein, including Section 10.1(b).

Section 4.4  Transfer Generally.

(a)                                 The term “transfer,” when used in this Agreement with respect to a Partnership Interest, shall mean a transaction by which the holder of a Partnership Interest assigns all or any part of such Partnership Interest to another Person who is or becomes a Partner as a result thereof, and includes a sale, assignment, gift, exchange or any other disposition by law or otherwise, excluding a pledge, encumbrance, hypothecation or mortgage but including any transfer upon foreclosure of any pledge, encumbrance, hypothecation or mortgage. For the avoidance of doubt, any redemption or repurchase of a Limited Partner’s Class B Units in accordance with the Exchange Agreement shall not constitute a transfer.

(b)                                 No Partnership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article IV. Any transfer or purported transfer of a Partnership Interest not made in accordance with this Article IV shall be, to the fullest extent permitted by law, null and void.

(c)                                  Nothing contained in this Agreement shall be construed to prevent or limit a disposition by any stockholder, member, partner or other owner of the General Partner or any Limited Partner of any or all of such Person’s shares of stock, membership interests, partnership interests or other ownership interests in the General Partner or such Limited Partner and the term “transfer” shall not include any such disposition.

Section 4.5  Registration and Transfer of Limited Partner Interests.

(a)                                 The General Partner shall keep, or cause to be kept by the Transfer Agent on behalf of the Partnership, one or more registers in which, subject to such reasonable regulations as it may prescribe and subject to the provisions of Section 4.5(b), the registration and transfer of Limited Partner Interests, and any Derivative Partnership Interests, as applicable, shall be recorded (the “Register”).

(b)                                 The General Partner shall not recognize any transfer of Limited Partner Interests evidenced by Certificates until the Certificates evidencing such Limited Partner Interests are surrendered for registration of transfer. No charge shall be imposed by the General Partner for such transfer; provided, however, that as a condition to the issuance of any new Certificate under this Section 4.5, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed with respect thereto and any other expenses (including the fees and expenses of the Transfer Agent) reasonably connected therewith. Upon surrender of a Certificate for registration of transfer of any Limited Partner Interests evidenced by a Certificate, and subject to the provisions of this Section 4.5(b), the appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and in the case of Certificates evidencing Limited Partner Interests for which a Transfer Agent has been appointed, the Transfer Agent shall countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder’s instructions, one or more new Certificates evidencing the same aggregate number and type of Limited Partner Interests as was evidenced by the Certificate so surrendered. Upon the proper surrender of a Certificate, such transfer shall be recorded in the Register.

(c)                                  Upon the receipt by the General Partner of proper transfer instructions from the Record Holder of uncertificated Partnership Interests, such transfer shall be recorded in the Register.

(d)                                 By acceptance of the transfer of any Limited Partner Interests in accordance with this Section 4.5 and except as provided in Section 4.8, each transferee of a Limited Partner Interest (including any nominee holder or an agent or representative acquiring such Limited Partner Interests for the account of another Person) acknowledges and agrees to the provisions of Section 10.1(a).

(e)                                  Subject to (i) the foregoing provisions of this Section 4.5, (ii) Section 4.3, (iii) Section 4.7, (iv) with respect to any class or series of Limited Partner Interests, the provisions of any statement of designations or an amendment to this Agreement establishing such class or series, (v) any contractual provisions binding on any Limited Partner and (vi) provisions of applicable law, including the Securities Act, Limited Partner Interests shall be freely transferable.

(f)                                   Notwithstanding anything to the contrary herein, any holder of Class B Units shall not transfer any of its Class B Units to any Person, except that any such holder may transfer one or more Class B Units to its Affiliate (and in the case of Haymaker Management, LLC, to any members of Haymaker Management, LLC) so long as such holder simultaneously transfers an equal number of OpCo Common Units to such Affiliate in accordance with the OpCo Limited Liability Company Agreement. For the avoidance of doubt, this Section 4.5 does not restrict in any way the right of the General Partner and its Affiliates to transfer one or more Common Units to any Person or Persons (including Common Units acquired pursuant to the Exchange Agreement).

Section 4.6  Transfer of the General Partner Interest.

(a)                                 Subject to Section 4.6(b), the General Partner may transfer all or any part of its General Partner Interest without the approval of any Limited Partner or any other Person.

(b)                                 Notwithstanding anything herein to the contrary, no transfer by the General Partner of all or any part of its General Partner Interest to another Person shall be permitted unless (i) the transferee agrees to assume the rights and duties of the General Partner under this Agreement and to be bound by the provisions of this Agreement, (ii) the Partnership receives an Opinion of Counsel that such transfer would not result in the loss of limited liability of any Limited Partner under the Delaware Act and (iii) such transferee also agrees to purchase all (or the appropriate portion thereof, if applicable) of the partnership or membership interest owned by the General Partner as the general partner or managing member, if any, of each other Group Member. In the case of a transfer pursuant to and in compliance with this Section 4.6, the transferee or successor (as the case may be) shall, subject to compliance with the terms of Section 10.2, be admitted to the Partnership as the General Partner effective immediately prior to the transfer of the General Partner Interest, and the business of the Partnership shall continue without dissolution.

Section 4.7  Restrictions on Transfers.

(a)                                 Except as provided in Section 4.7(b), notwithstanding the other provisions of this Article IV, no transfer of any Partnership Interests shall be made if such transfer would (i) violate the then applicable U.S. federal or state securities laws or rules and regulations of the Commission, any state securities commission or any other governmental authority with jurisdiction over such transfer or (ii) terminate the existence or qualification of the Partnership under the laws of the jurisdiction of its formation. The Partnership may issue stop transfer instructions to any Transfer Agent in order to implement any restriction on transfer contemplated by this Agreement.

(b)                                 Except as provided in Section 4.7(a), nothing contained in this Article IV, or elsewhere in this Agreement, shall preclude the settlement of any transactions involving Partnership Interests entered into through the facilities of any National Securities Exchange on which such Partnership Interests are listed or admitted to trading.

(c)                                  In addition to any other restrictions on transfer set forth in this Agreement, transfers of Partnership Interests by a Series A Preferred Unitholder shall be subject to the restrictions imposed by Section 5.12(b)(vii).

Section 4.8  Eligibility Certificates; Ineligible Holders.

(a)                                 The General Partner may upon demand or on a regular basis require Limited Partners and transferees of Limited Partner Interests, in connection with a transfer, to execute an Eligibility Certificate or provide other information as is necessary for the General Partner to determine if any such Limited partners or transferees are Ineligible Holders.

(b)                                 If any Limited Partner fails to furnish to the General Partner within 30 days of its request an Eligibility Certificate or other requested information related thereto, or if upon receipt of such Eligibility Certificate or other requested information the General Partner determines that a Limited Partner or a transferee of a Limited Partner is an Ineligible Holder, the Limited Partner Interests owned by such Limited Partner shall be subject to redemption in accordance with the provisions of Section 4.9 or the General Partner may refuse to effect the transfer of the Limited Partner Interests to such transferee. In addition, the General Partner shall be substituted for any Limited Partner that is an Ineligible Holder as the Limited Partner in respect of the Ineligible Holder’s Limited Partner Interests.

(c)                                  The General Partner shall, in exercising voting rights in respect of Limited Partner Interests held by it on behalf of Ineligible Holders, distribute the votes in the same ratios as the votes of Limited Partners (including the General Partner and its Affiliates) in respect of Limited Partner Interests other than those of Ineligible Holders are cast, either for, against or abstaining as to the matter.

(d)                                 Upon dissolution of the Partnership, an Ineligible Holder shall have no right to receive a distribution in kind pursuant to Section 12.4 but shall be entitled to the cash equivalent thereof, and the Partnership shall provide cash in exchange for an assignment of the Ineligible Holder’s share of any distribution in kind. Such payment and assignment shall be treated for purposes hereof as a purchase by the Partnership from the Ineligible Holder of his, her or its Limited Partner Interest (representing the right to receive his, her or its share of such distribution in kind).

(e)                                  At any time after an Ineligible Holder can and does certify that he, she or it no longer is an Ineligible Holder, he, she or it may, upon application to the General Partner, request that with respect to any Limited Partner Interests of such Ineligible Holder not redeemed pursuant to Section 4.9, such Ineligible Holder be admitted as a Limited Partner, and upon approval of the General Partner, such Ineligible Holder shall be admitted as a Limited Partner and shall no longer constitute an Ineligible Holder, and the General Partner shall cease to be deemed to be the Limited Partner in respect of such Limited Partner Interests.

(f)                                   This Section 4.8 does not apply with respect to the Series A Preferred Units and the Series A Conversion Units.

Section 4.9  Redemption of Partnership Interests of Ineligible Holders.

(a)                                 If at any time a Limited Partner fails to furnish an Eligibility Certificate or any information requested within 30 days (or such other period as the General Partner may determine) of receipt of a request from the General Partner to furnish an Eligibility Certificate, or if upon receipt of such Eligibility Certificate or such other information the General Partner determines, with the advice of counsel, that a Limited Partner is an Ineligible Holder, the Partnership may, unless the Limited Partner establishes to the satisfaction of the General Partner that such Limited Partner is not an Ineligible Holder or has transferred his, her or its Limited Partner Interests to a Person who is not an Ineligible Holder and who furnishes an Eligibility Certificate to the General Partner prior to the date fixed for redemption as provided below, redeem the Limited Partner Interest of such Limited Partner as follows:

(i)                                     The General Partner shall, not later than the 30th day before the date fixed for redemption, give notice of redemption to the Limited Partner at his, her or its last address designated in the Register by registered or certified mail, postage prepaid. The notice shall be deemed to have been given when so mailed. The notice shall specify the Redeemable Interests, the date fixed for redemption, the place of payment, that payment of the redemption price shall be made upon redemption of the Redeemable Interests (or, if later in the case of Redeemable Interests evidenced by Certificates, upon surrender of the Certificates evidencing the Redeemable Interests at the place specified in the notice) and that on and after the date fixed for redemption no further allocations or distributions to which the Limited Partner would otherwise be entitled in respect of the Redeemable Interests shall accrue or be made.

(ii)                                  The aggregate redemption price for Redeemable Interests shall be an amount equal to the Current Market Price (the date of determination of which shall be the date fixed for redemption) of Limited Partner Interests of the class to be so redeemed multiplied by the number of Limited Partner Interests of each such class included among the Redeemable Interests. The redemption price shall be paid, as determined by the General Partner, in cash or by delivery of a promissory note of the Partnership in the principal amount of the redemption price, bearing interest at the rate of 5% annually and payable in three equal annual installments of principal together with accrued interest, commencing one year after the redemption date.

(iii)                               The Limited Partner or his, her or its duly authorized representative shall be entitled to receive the payment for the Redeemable Interests at the place of payment specified in the notice of redemption on the redemption date (or, if later in the case of Redeemable Interests evidenced by Certificates, upon surrender by or on behalf of the Limited Partner or transferee at the place specified in the notice of redemption, of the Certificates evidencing the Redeemable Interests, duly endorsed in blank or accompanied by an assignment duly executed in blank).

(iv)                              After the redemption date, Redeemable Interests shall no longer constitute issued and Outstanding Limited Partner Interests.

(b)                                 The provisions of this Section 4.9 shall also be applicable to Limited Partner Interests held by a Limited Partner as nominee, agent or representative of a Person determined to be an Ineligible Holder.

(c)                                  Nothing in this Section 4.9 shall prevent the recipient of a notice of redemption from transferring his, her or its Limited Partner Interest before the redemption date if such transfer is otherwise permitted under this Agreement and the transferor provides notice of such transfer to the General Partner. Upon receipt of notice of such a transfer, the General Partner shall withdraw the notice of redemption, provided, however, that the transferee of such Limited Partner Interest certifies to the satisfaction of the General Partner that such transferee is not an Ineligible Holder. If the transferee fails to make such certification within 30 days after the request, and, in any event, before the redemption date, such redemption shall be effected from the transferee on the original redemption date.

(d)                                 This Section 4.9 does not apply with respect to the Series A Preferred Units and the Series A Conversion Units.

ARTICLE V

CAPITAL CONTRIBUTIONS AND ISSUANCE OF

PARTNERSHIP INTERESTS

Section 5.1  Organizational Contributions.  In connection with the formation of the Partnership on October 30, 2015 under the Delaware Act, the General Partner was admitted as the sole General Partner of the Partnership and the Organizational Limited Partner made an initial Capital Contribution to the Partnership in the amount of $1,000.00 in exchange for an initial Limited Partner Interest equal to a 100% Percentage Interest and was admitted as the Organizational Limited Partner of the Partnership. On the Closing Date, the initial Limited Partner Interest held by the Organizational Limited Partner was redeemed as provided for in the Contribution Agreement and the initial Capital Contribution of the Organizational Limited Partner was refunded, and all interest or other profit that may have resulted from the investment or other use of such initial Capital Contribution was distributed to the Organizational Limited Partner.

Section 5.2  Contributions by the Contributing Parties on the Closing Date and Pursuant to the Contribution Agreement.

(a)                                 On the Closing Date and pursuant to the Contribution Agreement, each Person set forth on Exhibit C of the Contribution Agreement (each, an “Asset Contributor”) contributed to the Partnership, as a Capital Contribution, an overriding royalty, royalty or other mineral interest in the assets set forth opposite such Asset Contributor’s name on Exhibit C of the Contribution Agreement in exchange for (i) an amount of cash equal to the product of such Asset Contributor’s Interest Percentage and $83,700,000, (ii) the issuance by the Partnership of a number of Common Units equal to the product of such Asset Contributor’s Interest Percentage and 10,582,708 Common Units and (iii) the right to receive such Asset Contributor’s pro rata portion of the Deferred Issuance and Distribution, as further described in Section 5.4.

(b)                                 On the Closing Date and pursuant to the Contribution Agreement, each Person set forth on Exhibit B of the Contribution Agreement (each, an “Equity Contributor”) contributed to the Partnership, as a Capital Contribution, the equity interests set forth opposite such Equity Contributor’s name on Exhibit B of the Contribution Agreement in exchange for (i) an amount of cash equal to the product of such Equity Contributor’s Interest Percentage and $83,700,000, (ii) the issuance by the Partnership of a number of Common Units equal to the product of such Equity Contributor’s Interest Percentage and 10,582,708 Common Units and (iii) the right to receive such Equity Contributor’s pro rata portion of the Deferred Issuance and Distribution, as further described in Section 5.4.

Section 5.3  Contributions by Limited Partners.

(a)                                 On the Closing Date and pursuant to the Underwriting Agreement, each Underwriter contributed cash to the Partnership in exchange for the issuance by the Partnership of Common Units to each Underwriter, all as set forth in the Underwriting Agreement.

(b)                                 Upon the exercise, if any, of the Underwriters’ Option, each Underwriter shall contribute cash to the Partnership on the applicable Option Closing Date in exchange for the issuance by the Partnership of Common Units to each Underwriter, all as set forth in the Underwriting Agreement.

(c)                                  As of the date of the Prior Agreement, immediately before the exchange of Common Units described in the following sentence, there were 26,839,462 Common Units and 110,000 Series A Preferred Units outstanding. On the Recapitalization Date and pursuant to the Recapitalization Agreement, the Partnership agreed to exchange (i) the 4,000,000 Common Units held by Kayne Anderson for (A) 4,000,000 Class B Units, and (B) 4,000,000 OpCo Common Units; (ii) the 4,599,554 Common Units held by EIGF Aggregator III LLC for (A) 4,599,554 Class B Units, and (B) 4,599,554 OpCo Common Units; (iii) the 314,005 Common Units held by TE Drilling Aggregator LLC for (A) 314,005 Class B Units, and (B) 314,005 OpCo Common Units; (iv) the 1,086,441 Common Units held by Haymaker Management, LLC for (A) 1,086,441 Class B Units, and (B) 1,086,441 OpCo Common Units; and (v) the 2,953,258 Common Units held by the Kimbell Art Foundation for (A) 2,953,258 Class B Units, and (B) 2,953,258 OpCo Common Units. Accordingly, immediately following such exchange, there will be 13,886,204 Common Units outstanding, 12,953,258 Class B Units outstanding and 26,839,462 OpCo Common Units outstanding. In addition, the Operating Company issued 13,886,204 OpCo Common Units and 110,000 OpCo Series A Preferred Units to the Partnership.

(d)                                 On the effective date of the Tax Election, each holder of a Class B Unit contributed to the Partnership the Class B Capital Contribution Per Unit Amount with respect to such Class B Unit.

(e)                                  No Limited Partner shall be required to make any additional Capital Contribution to the Partnership pursuant to this Agreement.

Section 5.4  Deferred Issuance and Distribution.  Upon the exercise of the Underwriters’ Option, any Common Units not purchased by the Underwriters pursuant to the Underwriters’ Option were issued to the Contributing Parties in accordance with each such Contributing Party’s Interest Percentage. Upon the exercise of the Underwriters’ Option, the Partnership distributed to each Contributing Party an amount of cash equal to the product of (a) such Contributing Party’s Interest Percentage and (b) the net proceeds (after the underwriting discount and structuring fee incurred by the Partnership or the other Contribution Agreement Parties in connection therewith) of such exercise of the Underwriters’ Option (such net proceeds, together with any Common Units issued to the Contributing Parties pursuant to this Section 5.4, the “Deferred Issuance and Distribution”).

Section 5.5  Interest and Withdrawal.  No interest shall be paid by the Partnership on Capital Contributions. No Partner shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon termination of the Partnership may be considered as such by law and then only to the extent provided for in this Agreement. Except to the extent expressly provided in this Agreement, no Partner shall have priority over any other Partner either as to the return of Capital Contributions or as to profits, losses or distributions. Any such return shall be a compromise to which all Partners agree within the meaning of Section 17-502(b) of the Delaware Act.

Section 5.6  OpCo Common Unit Exchanges.  Upon any exchange of OpCo Common Units and Class B Units for Common Units pursuant to the Exchange Agreement, the Partnership shall issue to the exchanging holder of such OpCo Common Units and Class B Units a number of Common Units equal to the number of OpCo Common Units forfeited in connection with such exchange. The Class B Units involved in such exchange shall automatically be cancelled and shall cease to be outstanding.

Section 5.7  Issuances of Additional Partnership Interests and Derivative Partnership Interests.

(a)                                 Subject to Section 5.12(b)(iii), the Partnership may issue additional Partnership Interests (other than the General Partner Interest) and Derivative Partnership Interests for any Partnership purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as the General Partner shall determine, all without the approval of any Limited Partners provided, however, that the Partnership shall not issue any Common Units or Series A Preferred Units unless the Partnership contributes the net cash proceeds or other consideration received from the issuance of such Common Units or Series A Preferred Units, as applicable, to the Operating Company in exchange for an equivalent number of OpCo Common Units or OpCo Series A Preferred Units, as applicable. Notwithstanding the foregoing, the Partnership may issue Common Units (a) pursuant to the Exchange Agreement, (b) pursuant to employee benefit plans, or (c) pursuant to a distribution (including any split or combination) of Common Units or OpCo Series A Preferred Units to all of the holders of Common Units or Series A Preferred Units, as applicable, pursuant to Section 5.9.

(b)                                 Each additional Partnership Interest authorized to be issued by the Partnership pursuant to Section 5.7(a) may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior or junior to existing classes and series of Partnership Interests), as shall be fixed by the General Partner, including (i) the right to share in Partnership profits and losses or items thereof; (ii) the right to share in Partnership distributions; (iii) the rights upon dissolution and liquidation of the Partnership; (iv) whether, and the terms and conditions upon which, the Partnership may or shall be required to redeem the Partnership Interest; (v) whether such Partnership Interest is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which each Partnership Interest shall be issued, evidenced by Certificates and assigned or transferred; (vii) the method for determining the Percentage Interest as to such Partnership Interest; and (viii) the right, if any, of each such Partnership Interest to vote on Partnership matters, including matters relating to the relative rights, preferences and privileges of such Partnership Interest.

(c)                                  The General Partner shall take all actions that it determines to be necessary or appropriate in connection with (i) each issuance of Partnership Interests and Derivative Partnership Interests pursuant to this Section 5.7, (ii) the conversion of the Combined Interest to Common Units pursuant to the terms of this Agreement, (iii) reflecting the admission of such additional Limited Partners in the Register as the Record Holders of such Limited Partner Interests and (iv) all additional issuances of Partnership Interests and Derivative Partnership Interests. The General Partner shall determine the relative rights, powers and duties of the holders of the Units or other Partnership Interests or Derivative Partnership Interests being so issued. The General Partner shall do all things necessary to comply with the Delaware Act and is authorized and directed to do all things that it determines to be necessary or appropriate in connection with any future issuance of Partnership Interests or Derivative Partnership Interests or in connection with the conversion of Combined Interest into Units pursuant to the terms of this Agreement, including compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency or any National Securities Exchange on which the Common Units or other Partnership Interests are listed or admitted to trading.

(d)                                 No fractional Units shall be issued by the Partnership.

(e)                                  On the date of this Agreement, the Partnership shall issue a number of Class B Units to each of Kayne Anderson, EIGF Aggregator III LLC, TE Drilling Aggregator LLC, Haymaker Management, LLC and the Kimbell Art Foundation as described in Section 5.3(c) pursuant to the terms and conditions of the Recapitalization Agreement.

(f)                                   In the event that Kayne Anderson, EIGF Aggregator III LLC, TE Drilling Aggregator LLC, Haymaker Management, LLC or the Kimbell Art Foundation becomes the record holder of any additional OpCo Common Units or ceases to be the record holder of any OpCo Common Units, the Partnership shall issue Class B Units to such entity or cancel Class B Units held by such entity such that the number of Class B Units held by such entity is equal to the number of OpCo Common Units held by such entity; provided that no Class B Units shall be cancelled in connection with a transfer of Class B Units by Kayne Anderson, EIGF Aggregator III LLC, TE Drilling Aggregator LLC, Haymaker Management, LLC or the Kimbell Art Foundation to an Affiliate (and in the case of Haymaker Management, LLC, to any members of Haymaker Management, LLC) in accordance with Section 4.5(f). The determination as to the number of OpCo Common Units held of record by each of Kayne Anderson, EIGF Aggregator III LLC, TE Drilling Aggregator LLC, Haymaker Management, LLC and the Kimbell Art Foundation and the number of Class B Units held by each of Kayne Anderson, EIGF Aggregator III LLC, TE Drilling Aggregator LLC, Haymaker Management, LLC and the Kimbell Art Foundation shall be made by the General Partner and shall be conclusive absent manifest error.

Section 5.8  Preemptive Right.  Except as provided in this Section 5.8 or as otherwise provided in a separate agreement by the Partnership, no Person shall have any preemptive, preferential or other similar right with respect to the issuance of any Partnership Interest, whether unissued, held in the treasury or hereafter created. Other than with respect to the issuance of Partnership Interests in connection with the Initial Public Offering, the General Partner shall have the right, which it may from time to time assign in whole or in part to any of its Affiliates, to purchase Partnership Interests from the Partnership whenever, and on the same terms that, the Partnership issues Partnership Interests to Persons other than the General Partner and its Affiliates, to the extent necessary to maintain the Percentage Interests of the General Partner and its Affiliates equal to that which existed immediately prior to the issuance of such Partnership Interests.

Section 5.9  Splits and Combinations.

(a)                                 Subject to Section 5.12(b)(v)(E), the Partnership may make a Pro Rata distribution of Partnership Interests to all Record Holders or may effect a subdivision or combination of Partnership Interests so long as, after any such event, each Partner shall have the same Percentage Interest in the Partnership as before such event, and any amounts calculated on a per Unit basis or stated as a number of Units are proportionately adjusted retroactively to the beginning of the Partnership; provided, however, that the Partnership may not effect a subdivision or combination of Partnership Interests described in this Section 5.9(a) unless (i) the Operating Company also effects an equivalent subdivision or combination pursuant to the OpCo Limited Liability Company Agreement and (ii) any such distribution, subdivision or combination of the Common Units shall be accompanied by a simultaneous and proportionate distribution, subdivision or combination of the Class B Units pursuant to this Agreement. This provision shall not be amended unless corresponding changes are made to the OpCo Limited Liability Company Agreement.

(b)                                 Whenever such a distribution, subdivision or combination of Partnership Interests is declared, the General Partner shall select a Record Date as of which the distribution, subdivision or combination shall be effective and shall send notice thereof at least 20 days prior to such Record Date to each Record Holder as of a date not less than 10 days prior to the date of such notice (or such shorter periods as required by applicable law). The General Partner also may cause a firm of independent public accountants selected by it to calculate the number of Partnership Interests to be held by each Record Holder after giving effect to such distribution, subdivision or combination. The General Partner shall be entitled to rely on any certificate provided by such firm as conclusive evidence of the accuracy of such calculation.

(c)                                  Promptly following any such distribution, subdivision or combination, the Partnership may issue Certificates or uncertificated Partnership Interests to the Record Holders of Partnership Interests as of the applicable Record Date representing the new number of Partnership Interests held by such Record Holders, or the General Partner may adopt such other procedures that it determines to be necessary or appropriate to reflect such changes. If any such combination results in a smaller total number of Partnership Interests Outstanding, the Partnership shall require, as a condition to the delivery to a Record Holder of Partnership Interests represented by Certificates, the surrender of any Certificate held by such Record Holder immediately prior to such Record Date.

(d)                                 The Partnership shall not issue fractional Units upon any distribution, subdivision, or combination of Partnership Interests. If a distribution, subdivision, combination or reorganization of Partnership Interests would result in the issuance of fractional Units but for the provisions of Section 5.7(d) and this Section 5.9(d), each fractional Unit shall be rounded to the nearest whole Unit (and a 0.5 Unit shall be rounded to the next higher Unit).

Section 5.10  Fully Paid and Non-Assessable Nature of Limited Partner Interests.  All Limited Partner Interests issued pursuant to, and in accordance with the requirements of, this Article V shall be fully paid and non-assessable Limited Partner Interests in the Partnership, except as such non-assessability may be affected by Sections 17-303, 17-607 or 17-804 of the Delaware Act.

Section 5.11  [Reserved.]

Section 5.12  Establishment of Series A Preferred Units.

(a)  General.  There is hereby created a class of Units designated as “Series A Cumulative Convertible Preferred Units” (the “Series A Preferred Units”), with the designations, preferences and relative, participating, optional or other special rights, privileges, powers, duties and obligations as are set forth in this Agreement. A total of 110,000 Series A Preferred Units shall be issued by the Partnership on the Series A Issuance Date pursuant to the terms and conditions of the Series A Purchase Agreement. Each Series A Preferred Unit shall constitute a “security” within the meaning of, and governed by, (i) Article 8 of the Uniform Commercial Code (including Section 8-102(a)(15) thereof) as in effect from time to time in the State of Delaware, and (ii) the corresponding provisions of the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995.

(b)  Rights of Series A Preferred Units.  The Series A Preferred Units shall have the following rights, preferences and privileges and the Series A Preferred Unitholders shall be subject to the following duties and obligations:

(i)                                     Distributions.

(A)                               Commencing with the Quarter ending on September 30, 2018 and continuing through the applicable Series A Conversion Date, subject to Section 5.12(b)(i)(D) each Record Holder of Series A Preferred Units as of an applicable Record Date for each Quarter shall be entitled to receive, in respect of each Series A Preferred Unit held by such Record Holder, cumulative distributions in cash in respect of such Quarter equal to the sum of (1) the Series A Distribution Amount for such Quarter and (2) the Accumulated Distributions with respect to such Series A Preferred Unit (collectively, the “Series A Quarterly Distribution”). Each Series A Quarterly Distribution shall be payable quarterly but no later than the earlier of (i) 45 days after the end of the applicable Quarter and (ii) the payment date of distributions, if any, on any Series A Parity Securities and Series A Junior Securities (each such payment date, a “Series A Distribution Payment Date”). If the General Partner establishes an earlier Record Date for any distribution to be made by the Partnership on other Partnership Interests in respect of any Quarter, then the Record Date established pursuant to this Section 5.12(b)(i)(A) for a Series A Quarterly Distribution in respect of such Quarter shall be such earlier Record Date.

(B)                               Notwithstanding anything to the contrary in Section 5.12(b)(i)(A), prior to the end of the Initial Accrual Period, the Partnership may, at the sole election of the Board of Directors, with respect to any Series A Distribution Amount in respect of any Quarter, elect in any non-consecutive Quarters (an “Accrual Election”) to have an amount equal to the quotient of (i) (A) the amount that would have been payable if such Series A Distribution Amount had been paid in cash less (B) the amount actually paid in cash divided by (ii) 0.7 and added to the Series A Liquidation Preference in lieu of paying such Series A Distribution Amount in cash. If the Partnership fails to pay or declare in its entirety a Series A Distribution Amount in respect of any Quarter prior to the end of the Initial Accrual Period and does not make an Accrual Election in respect thereof, the Partnership shall be deemed to have made an Accrual Election for all purposes of this Agreement if the Partnership did not make an Accrual Election with respect to the immediately preceding Quarter; provided that if the Partnership (x) fails to pay in full, in cash and when due, (1) any Series A Quarterly Distribution that is required to be paid after the Initial Accrual Period or (2) any Series A Quarterly Distribution that is required to be paid during the Initial Accrual Period if an Accrual Election was made in the immediately preceding Quarter, or (y) materially breaches any of its covenants in this Agreement and such breach has not been cured by the Partnership within 30 days after notice thereof by a Record Holder of Series A Preferred Units, then the Distribution Rate during such Quarter and each of the following Quarters shall be increased to 20% per annum until all Accumulated Distributions are paid in full in cash, and any such material breach is no longer ongoing. Notwithstanding anything in this Agreement to the contrary, the Partnership shall not be permitted to, and shall not, declare or make any distributions, redemptions or repurchases in respect of any Series A Junior Securities at any time that there are any Accumulated Distributions.

(C)                               Each Series A Preferred Unit will have the right to share in any special distributions by the Partnership of cash, securities or other property Pro Rata with the Common Units on an as-converted basis, provided that special distributions shall not include regular quarterly distributions paid in the normal course of business on the Common Units pursuant to Section 6.3 of this Agreement. No adjustment pursuant to Section 5.12(b)(v)(E) shall be made with respect to a special distribution referred to in this Section 5.12(b)(i)(C).

(D)                               Notwithstanding anything in this Section 5.12(b)(i) to the contrary, with respect to any Series A Preferred Unit that is converted into a Common Unit, (1) with respect to a distribution to be made to Record Holders as of the Record Date that precedes such conversion, the Record Holder of such Series A Preferred Unit as of such Record Date shall be entitled to receive such distribution in respect of such Series A Preferred Unit on the corresponding Series A Distribution Payment Date, but shall not be entitled to receive such distribution in respect of such Record Date established for Record Holders of Common Units in respect of the Common Units into which such Series A Preferred Unit was converted after such Record Date, and (2) with respect to a distribution to be made to Record Holders as of any Record Date that follows such conversion, the Record Holder of the Series A Conversion Units into which such Series A Preferred Unit was converted as of such Record Date shall be entitled to receive such distribution in respect of such Series A Conversion Units on the payment date thereof, but shall not be entitled to receive such distribution in respect of such Series A Preferred Unit on the corresponding Series A Distribution Payment Date. For the avoidance of doubt, if a Series A Preferred Unit is converted into Series A Conversion Unit pursuant to the terms of this Agreement after a Record Date but prior to the corresponding Series A Distribution Payment Date, then the Record Holder of such Series A Preferred Unit as of such Record Date shall nonetheless remain entitled to receive on the Series A Distribution Payment Date a distribution in respect of such Series A Preferred Unit pursuant to Section 5.12(b)(i)(A) and, until such distribution is received, Section 5.12(b)(i)(A) shall continue to apply.

(ii)                                  Voting Rights.

(A)                               Except as provided in Section 5.12(b)(ii)(B) and Section 5.12(b)(iii), the Outstanding Series A Preferred Units shall have voting rights that are identical to the voting rights of the Common Units into which such Series A Preferred Units would be converted at the then-applicable Series A Conversion Rate pursuant to Section 5.12(b)(v)(A) (regardless of whether the Series A Preferred Units are then convertible), and shall vote as a single class with the holders of the Common Units on each matter with respect to which each Record Holder of a Common Unit is entitled to vote; provided that the Outstanding Series A Preferred Units shall not vote with the holders of Common Units on any matter requiring the approval of the Common Units pursuant to Section 13.3(c) of this Agreement. Except with respect to Section 13.3(c), each reference in this Agreement to a vote of Record Holders of Common Units shall be deemed to constitute a reference to the Record Holders of Common Units and Series A Preferred Units, voting together as a single class during any period in which any Series A Preferred Units are Outstanding.

(B)                               Except as provided in Section 5.12(b)(ii)(C), notwithstanding any other provision of this Agreement, in addition to all other requirements imposed by Delaware law, and all other voting rights granted under this Agreement, the affirmative vote of the Record Holders of the Series A Required Voting Percentage shall be required for the Partnership to, or to permit any of its Subsidiaries to (in each case, directly or indirectly, including by way of amendment to this Agreement, by merger, consolidation, reclassification or otherwise):

(1)                                 incur any Indebtedness for borrowed money (including under any Customary Credit Facility) that would be included in the definition of Total Debt (but assuming for such purposes that any undrawn letters of credit or bank guarantees constitute Total Debt), if (i) either clause of the proviso in Section 5.12(b)(i)(B) is applicable or (ii) pro forma for such incurrence and the application of any proceeds thereof, the Adjusted Leverage Ratio would exceed 3.50;

(2)                                 borrow under the Credit Agreement, at any time, an amount exceeding 95% of the Partnership’s and its Subsidiaries’ PV10 calculated based on the most recent Reserve Report;

(3)                                 enter into any credit facility in replacement of or to refinance the Credit Agreement (a “Replacement Credit Agreement”) that is not a Customary Credit Facility or amend, restate, supplement or otherwise modify the Credit Agreement in any manner if the result thereof is that the Credit Agreement as so amended, restated, supplemented or otherwise modified fails to satisfy the definition of Customary Credit Facility;

(4)                                 incur any Indebtedness for borrowed money except for Indebtedness under the Customary Credit Facility, except for:

(a)                                 Indebtedness among the Partnership and its Subsidiaries;

(b)                                 Indebtedness which, in the aggregate, together with all other Indebtedness permitted by this clause (4)(b), does not exceed $5,000,000 in principal amount outstanding;

(c)                                  Indebtedness in respect of Capital Leases (as defined in the Credit Agreement) or purchase money financings in an aggregate principal amount outstanding at any time not to exceed $5,000,000;

(d)                                 Indebtedness consisting of the financing of insurance premiums in the ordinary course of business; and

(e)                                  any renewals, refinancings or extensions of any of the foregoing;

(5)                                 enter into, adopt or agree to any “restricted payment” provisions (or other similar provisions that restrict or limit the payment of distributions on, or the redemption of, the Series A Preferred Units) under any Partnership Indebtedness Document that would be more materially restrictive, taken as a whole, on the payment of dividends on, or redemption of, the Series A Preferred Units than those existing in the Partnership Indebtedness Documents as of the Series A Issuance Date (provided that, for the avoidance of doubt, any decrease in the amount available to make restricted payments under any such provisions that are the result of the Partnership utilizing capacity under such provisions or any decrease in capacity as a result of the operation of such provisions as set forth in the Partnership Indebtedness Documents as of the Series A Issuance Date, shall not require the consent of the Record Holders of the Series A Required Voting Percentage);

(6)                                 declare, or pay, any distribution on or repurchase or redeem any Series A Junior Securities (including, for the avoidance of doubt, the Common Units) if (i) the pro forma Adjusted Leverage Ratio exceeds 3.50, immediately after giving effect thereto or (ii) either clause of the proviso in Section 5.12(b)(i)(B) is applicable;

(7)                                 declare, or pay, any special or one-time distribution with respect to any class of Series A Junior Securities, including any distribution that is not out of Available Cash, unless such special or one-time distribution is made on a pro rata basis to the Series A Preferred Units and any class of Series A Parity Securities;

(8)                                 form or create any Subsidiaries of the Partnership, other than Wholly-owned Subsidiaries of the Partnership, issue, or permit to be issued, any Equity Securities of any Subsidiaries of the Partnership, other than to Wholly-owned Subsidiaries of the Partnership, except as expressly contemplated by Section 5.09 of the Series A Purchase Agreement and the Partnership is permitted to own each of OGM Partners I, RCPTX, Ltd. and Oakwood Minerals I, L.P. as non-Wholly-owned Subsidiaries, in the proportions owned as of the date hereof;

(9)                                 to the fullest extent permitted by law: (1) make a general assignment for the benefit of creditors; (2) file a voluntary bankruptcy petition for relief under Chapter 7 of the United States Bankruptcy Code; (3) file a petition or answer seeking for itself a liquidation, dissolution or similar relief (but not a reorganization) under any law; (4) file an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in a proceeding of the type described in the preceding clauses (1)-(3); or (5) seek, consent to or acquiesce in the appointment of a trustee (but not a debtor-in-possession), receiver or liquidator of the Partnership or any of its Subsidiaries or of all or any substantial part of their properties; provided that the foregoing shall not apply to any of the Subsidiaries of the Partnership, if (a) the Partnership shall determine that the existence thereof is no longer desirable in the conduct of the business of the Partnership and its Subsidiaries, taken as a whole, and that the bankruptcy or liquidation thereof is not adverse in any material respect to the Series A Preferred Unitholders or (b) if a Subsidiary is to be liquidated, such Subsidiary has no material assets;

(10)                          make, change or revoke any entity classification election in respect of the Partnership or any of its Subsidiaries for U.S. federal income tax purposes or relevant state or local income tax purposes, except as expressly provided in Section 9.1;

(11)                          except for Permitted Transactions, enter into, or modify, any agreement or transaction between or among the Partnership and/or its Subsidiaries, on the one hand, and the General Partner, its officers or employees or members of the Board of Directors and/or their respective Affiliates (other than the Partnership and its Wholly-owned Subsidiaries) on the other hand;

(12)                          except for Permitted Dispositions, sell, lease, assign, convey or otherwise dispose of (including by farmout or similar transaction) any oil and gas properties of the Partnership or any of its Subsidiaries having a fair market value in excess of $50 million in any fiscal year and $125 million in the aggregate while any Series A Preferred Units are outstanding;

(13)                          enter into a Series A Change of Control unless in connection therewith the Partnership redeems in full for cash all of the Outstanding Series A Preferred Units in accordance with Section 5.12(b)(vi); or

(14)                          except as expressly provided in Section 5.09 of the Series A Purchase Agreement, amend or amend and restate this Agreement, the Certificate of Limited Partnership or the organizational documents of the Partnership’s Subsidiaries (including by merger or otherwise or any amendment contemplated by and made in accordance with Section 5.12(b)(iii) if such amendment is materially adverse to any of the rights, preferences and privileges of the Series A Preferred Units). Without limiting the generality of the preceding sentence, any amendment shall be deemed to have such a materially adverse impact if such amendment would:

(a)                                 reduce the Series A Distribution Amount or the Series A Quarterly Distribution, change the form of payment of distributions on the Series A Preferred Units, defer the date from which distributions on the Series A Preferred Units will accrue, cancel any accrued and unpaid distributions on the Series A Preferred Units or any interest accrued thereon (including any Accumulated Distributions or Series A Partial Period Distributions), or change the seniority rights of the Series A Preferred Unitholders as to the payment of distributions in relation to the holders of any other class or series of Partnership Interests;

(b)                                 reduce the amount payable or change the form of payment to the Record Holders of the Series A Preferred Units upon the voluntary or involuntary liquidation, dissolution or winding up, or sale of all or substantially all of the assets, of the Partnership, or change the seniority of the liquidation preferences of the Record Holders of the Series A Preferred Units in relation to the rights of the holders of any other class or series of Partnership Interests upon the liquidation, dissolution and winding up of the Partnership; or

(c)                                  make the Series A Preferred Units redeemable or convertible at the option of the Partnership other than as set forth in this Agreement.

(C)                               Notwithstanding anything to the contrary in this Section 5.12(b)(ii), in no event shall the consent of the Series A Preferred Unitholders, as a separate class, be required in connection with any Series A Change of Control; provided that, in connection with any Series A Change of Control, the Partnership shall be required to redeem in full for cash all of the Outstanding Series A Preferred Units in accordance with Section 5.12(b)(vi); provided, further, that nothing in the foregoing shall limit the voting rights of any Series A Preferred Unitholder in connection with any vote of Record Holders of Common Units and Series A Preferred Units together as a single class that may be required to approve such transaction.

(D)                               Notwithstanding anything to the contrary in this Section 5.12(b)(ii), in no event shall the consent of the Series A Preferred Unitholders, as a separate class, be required in connection with any exchange made pursuant to the Exchange Agreement.

(iii)  Issuances of Series A Senior Securities and Series A Parity Securities.  The Partnership shall not, without the affirmative vote of the Record Holders of the Series A Required Voting Percentage, issue, authorize or create any (a) Series A Senior Securities or any obligation or security convertible into, exchangeable for or evidencing the right to purchase any Series A Senior Securities (or amend the provisions of any class of Partnership Interests to convert, reclassify or otherwise make such class of Partnership Interests a class of Series A Senior Securities), (b) Series A Parity Securities or any obligation or security convertible into, exchangeable for or evidencing the right to purchase any Series A Parity Securities (or amend the provisions of any class of Partnership Interests to convert, reclassify or otherwise make such class of Partnership Interests a class of Series A Parity Securities) or (c) additional Series A Preferred Units. Notwithstanding anything in the foregoing to the contrary, subject to Section 5.12(b)(v)(E), the Partnership may, without any vote of the holders of Outstanding Series A Preferred Units voting as a separate class (but without prejudice to their rights to vote on an as-converted basis to the extent that the Common Units are entitled to vote on any such matter), create (by reclassification or otherwise) and issue Series A Junior Securities in an unlimited amount.

(iv)  Legends.  Unless otherwise directed by the General Partner, each book entry or Certificate evidencing a Series A Preferred Unit shall bear a restrictive notation in substantially the following form:

THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT OF KIMBELL ROYALTY PARTNERS, LP THAT THIS SECURITY MAY NOT BE SOLD, OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED IF SUCH TRANSFER WOULD (A) VIOLATE THE THEN APPLICABLE U.S. FEDERAL OR STATE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AUTHORITY WITH JURISDICTION OVER SUCH TRANSFER OR (B) TERMINATE THE EXISTENCE OR QUALIFICATION OF KIMBELL ROYALTY PARTNERS, LP UNDER THE LAWS OF THE STATE OF DELAWARE. THIS SECURITY IS SUBJECT TO ADDITIONAL RESTRICTIONS ON ITS TRANSFER PROVIDED IN THE THIRD AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF KIMBELL ROYALTY PARTNERS, LP, AS AMENDED, SUPPLEMENTED OR RESTATED FROM TIME TO TIME. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS SECURITY TO THE SECRETARY OF THE GENERAL PARTNER AT THE PRINCIPAL EXECUTIVE OFFICES OF THE PARTNERSHIP. THE RESTRICTIONS SET FORTH ABOVE SHALL NOT PRECLUDE THE SETTLEMENT OF ANY TRANSACTIONS INVOLVING THIS SECURITY ENTERED INTO THROUGH THE FACILITIES OF ANY NATIONAL SECURITIES EXCHANGE ON WHICH THIS SECURITY IS LISTED OR ADMITTED TO TRADING.

(v)  Conversion.

(A)  At the Option of the Series A Preferred Unitholders.  Beginning with the earlier of (1) the second anniversary of the Series A Issuance Date and (2) immediately prior to the liquidation of the Partnership under Section 12.4 of this Agreement, the Series A Preferred Units owned by any Series A Preferred Unitholder shall be convertible, in whole or in part, at any time and from time to time upon the request of such Series A Preferred Unitholder, but not more than once per Quarter by such Series A Preferred Unitholder (inclusive of any conversion by such Series A Preferred Unitholder’s Affiliates, with each Series A Preferred Unitholder and its Affiliates being entitled to a single conversion right per Quarter), into a number of Common Units determined by multiplying the number of Series A Preferred Units to be converted by the Series A Conversion Rate at such time; provided, however, that the Partnership shall not be obligated to honor any such conversion request unless (i) such conversion will involve an aggregate number of Series A Preferred Units with an underlying value of Common Units equal to or greater than $10 million (taking into account and including any concurrent conversion requests by any other Series A Preferred Unitholders) based on the Closing Price of Common Units on the Trading Day immediately preceding the Series A Conversion Notice Date (or such lesser amount to the extent such exercise covers all of the Series A Preferred Units of such Series A Preferred Unitholder and its Affiliates) and (ii) the Closing Price of the Common Units on the principal National Securities Exchange on which the Common Units are then listed for, or admitted to, trading exceeded 130% of the Conversion Price for any 20 Trading Days during the 30-Trading Day period immediately preceding the Series A Conversion Notice Date. Immediately upon the issuance of Series A Conversion Units as a result of any conversion of Series A Preferred Units hereunder, subject to Section 5.12(b)(i)(D), all rights of the Series A Converting Unitholder with respect to such Series A Preferred Units shall cease, including any further accrual of distributions, and such Series A Converting Unitholder thereafter shall be treated for all purposes as the owner of Common Units. Fractional Common Units shall not be issued to any Person pursuant to this Section 5.12(b)(v)(A); provided, however, that instead of issuing any fractional Common Unit, the Partnership shall round down the number of Common Units issued to such Series A Preferred Unitholder to the nearest whole number and pay cash to such Person in lieu of issuing such fractional Common Unit (with the amount of such cash payment being equal to the such fractional interest multiplied by the Conversion Price).

(B)  At the Option of the Partnership.  At any time on or after the second anniversary of the Series A Issuance Date, the Partnership shall have the option, at any time, to convert all or any portion of the Series A Preferred Units then Outstanding into a number of Common Units determined by multiplying the number of Series A Preferred Units to be converted by the Series A Conversion Rate at such time. Fractional Common Units shall not be issued to any Person pursuant to this Section 5.12(b)(v)(B); provided, however, that instead of issuing any fractional Common Unit, the Partnership shall round down the number of Common Units issued to any applicable Series A Preferred Unitholder to the nearest whole number and pay cash to such Person in lieu of issuing such fractional Common Unit (with the amount of such cash payment being equal to the such fractional interest multiplied by the Conversion Price). Notwithstanding the foregoing, in order for the Partnership to exercise such option:

(1)                                 such conversion must involve an aggregate number of Series A Preferred Units with an underlying value of Common Units equal to or greater than $10 million based on the Closing Price of Common Units on the Trading Day immediately preceding the Series A Mandatory Conversion Notice Date (or such lesser amount to the extent such exercise covers all of the Series A Preferred Units of such Series A Preferred Unitholder and its Affiliates);

(2)                                 the Common Units must be listed for, or admitted to, trading on a National Securities Exchange;

(3)                                 the Closing Price of the Common Units on the principal National Securities Exchange on which the Common Units are then listed for, or admitted to, trading must exceed 160% of the Conversion Price for any 20 Trading Days during the 30-Trading Day period immediately preceding the Series A Mandatory Conversion Notice Date;

(4)                                 the average daily trading volume of the Common Units on the principal National Securities Exchange on which the Common Units are then listed for, or admitted to, trading must exceed 100,000 Common Units (as such amount may be adjusted to reflect any Unit split, combination or similar event) for the 60 Trading Days immediately preceding the Series A Mandatory Conversion Notice Date;

(5)                                 the Partnership shall not have repurchased on any day in the 30-Trading Day period immediately preceding the Series A Mandatory Conversion Notice Date more than 10% of the 30-day trailing average trading volume of the Common Units on the principal National Securities Exchange on which the Common Units are then listed for, or admitted to, trading (calculated as of the Series A Mandatory Conversion Notice Date); and

(6)                                 the Partnership must have an effective registration statement on file with the Commission covering resales of the underlying Common Units to be received by the applicable Series A Preferred Unitholders upon any such conversion.

Nothing in this Section 5.12(b)(v)(B), however, is intended to limit or prevent a Series A Preferred Unitholder from electing to convert its Series A Preferred Units into Common Units in accordance with Section 5.12(b)(v)(A), and the Partnership shall not have any right to convert Series A Preferred Units from a Series A Preferred Unitholder to the extent such Series A Preferred Unitholder validly delivers to the Partnership a valid Series A Conversion Notice covering all of the Series A Preferred Units that are the subject of the applicable Series A Mandatory Conversion Notice prior to the Series A Conversion Date in respect of the applicable Series A Mandatory Conversion Notice.

(C)  Conversion Notice.

(1)                                 To convert Series A Preferred Units into Common Units pursuant to Section 5.12(b)(v)(A), a Series A Converting Unitholder shall give written notice (a “Series A Conversion Notice,” and the date such notice is received, a “Series A Conversion Notice Date”) to the Partnership stating that such Series A Preferred Unitholder elects to so convert Series A Preferred Units pursuant to Section 5.12(b)(v)(A), the number of Series A Preferred Units to be converted. The applicable Series A Conversion Units shall be issued in the name of the Record Holder of such Series A Preferred Units.

(2)                                 To convert Series A Preferred Units into Common Units pursuant to Section 5.12(b)(v)(B), the Partnership shall give written notice (a “Series A Mandatory Conversion Notice,” and the date such notice is sent by the Partnership, a “Series A Mandatory Conversion Notice Date”) to each Record Holder of Series A Preferred Units stating that the Partnership elects to so convert Series A Preferred Units pursuant to Section 5.12(b)(v)(B), that the conditions for electing conversion have been satisfied and the number of Series A Preferred Units to be so converted. The applicable Series A Conversion Units shall be issued in the name of the Record Holder of such Series A Preferred Units.

(D)  Timing.  If a Series A Conversion Notice is delivered by a Series A Preferred Unitholder to the Partnership or a Series A Mandatory Conversion Notice is delivered by the Partnership to a Series A Preferred Unitholder, each in accordance with Section 5.12(b)(v)(C), the Partnership shall issue the applicable Series A Conversion Units (i) no later than five Business Days after the Series A Conversion Notice Date or (ii) on the Series A Mandatory Conversion Notice Date, as the case may be (any date of issuance of Common Units upon conversion of Series A Preferred Units pursuant to this Section 5.12(b)(v) or Section 5.12(b)(vi), a “Series A Conversion Date”). On any Series A Conversion Date, the Partnership shall instruct, and shall use its commercially reasonable efforts to cause, its Transfer Agent to electronically transmit the Series A Conversion Units issuable upon conversion to such Series A Preferred Unitholder, by crediting the account of the Series A Preferred Unitholder through its Deposit Withdrawal Agent Commission system. The parties agree to coordinate with the Transfer Agent to accomplish this objective. Subject to Section 5.12(b)(i)(D), upon issuance of Series A Conversion Units to the Series A Converting Unitholder (or its designated recipient(s)), all rights of such Series A Converting Unitholder with respect to the converted Series A Preferred Units shall cease, and such Series A Converting Unitholder shall be treated for all purposes as the Record Holder of such Series A Conversion Units.

(E)  Distributions, Combinations, Subdivisions and Reclassifications by the Partnership.  If, after the Series A Issuance Date, the Partnership (1) makes a distribution on the Common Units payable in Common Units or other Partnership Interests, (2) subdivides or splits its Outstanding Common Units into a greater number of Common Units, (3) combines or reclassifies the Common Units into a lesser number of Common Units, (4) issues by reclassification of its Common Units any Partnership Interests (including any reclassification in connection with a merger, consolidation or business combination in which the Partnership is the surviving Person), (5) effects a Pro Rata repurchase of Common Units, in each case other than in connection with a Series A Change of Control (which shall be governed by Section 5.12(b)(vi)), (6) issues to holders of Common Units, in their capacity as holders of Common Units, rights, options or warrants entitling them to subscribe for or purchase Common Units at less than the market value thereof, (7) distributes to holders of Common Units evidences of indebtedness, Partnership Interests (other than Common Units) or other assets (including securities, but excluding any distribution referred to in clause (1) above, any rights or warrants referred to in clause (6) above, any consideration payable in connection with a tender or exchange offer made by the Partnership or any of its Subsidiaries and any distribution of Units or any class or series, or similar Partnership Interest, of or relating to a Subsidiary or other business unit of the Partnership in the case of certain spin-off transactions described below), or (8) consummates a spin-off, where the Partnership makes a distribution to all holders of Common Units consisting of Units of any class or series, or similar equity interests of, or relating to, a Subsidiary or other business unit of the Partnership, then the Series A Conversion Rate, the Series A Redemption Price and, solely for purposes of Section 5.12(b)(v)(B)(2), the Conversion Price, in each case, in effect at the time of the Record Date for such distribution or the effective date of any such other transaction shall be proportionately adjusted: (A) in respect of clauses (1) through (4) above, so that the conversion of the Series A Preferred Units after such time shall entitle each Series A Preferred Unitholder to receive the aggregate number of Common Units (or any Partnership Interests into which such Common Units would have been combined, consolidated, merged or reclassified, as applicable) that such Series A Preferred Unitholder would have been entitled to receive if the Series A Preferred Units had been converted into Common Units immediately prior to such Record Date or effective date, as the case may be, (B) in respect of clauses (5) through (8) above, in the reasonable discretion of the General Partner, to appropriately ensure that the Series A Preferred Units are convertible into an economically equivalent number of Common Units after taking into account the event described in clauses (5) through (8) above, and (C) in addition to the foregoing, in the case of a merger, consolidation or business combination in which the Partnership is the surviving Person, the Partnership shall provide effective provisions to ensure that the provisions in this Section 5.12(b)(v)(E) relating to the Series A Preferred Units shall not be abridged or amended and that the Series A Preferred Units shall thereafter retain the same powers, economic rights, preferences and relative participating, optional and other special rights, and the qualifications, limitations and restrictions thereon, that the Series A Preferred Units had immediately prior to such transaction or event. Notwithstanding the above, if any other terms of the Series A Preferred Units require adjustment to achieve the economic equivalence described above, such terms shall be proportionately adjusted in the manner determined in the General Partner’s reasonable discretion, to take into account any such subdivision, split, combination or reclassification. An adjustment made pursuant to this Section 5.12(b)(v)(E) shall become effective immediately after the Record Date, in the case of a distribution, and shall become effective immediately after the applicable effective date, in the case of a subdivision, combination, reclassification (including any reclassification in connection with a merger, consolidation or business combination in which the Partnership is the surviving Person) or split. Such adjustment shall be made successively whenever any event described above shall occur.

(F)  No Adjustments for Certain Items.  Notwithstanding any of the other provisions of this Section 5.12(b)(v), no adjustment shall be made to the Series A Conversion Rate, the Series A Redemption Price or the Series A Issue Price pursuant to Section 5.12(b)(v)(E) of this Agreement as a result of any of the following:

(1)                                 any cash distributions made to holders of the Common Units (unless made in breach of Section 5.12(b)(i)(B));

(2)                                 any issuance of Partnership Interests in exchange for cash;

(3)                                 any grant of Common Units or options, warrants or rights to purchase or receive Common Units or the issuance of Common Units upon the exercise or vesting of any such options, warrants or rights in respect of services provided to or for the benefit of the Partnership or its Subsidiaries, under compensation plans and agreements approved by the General Partner (including any long-term incentive plan);

(4)                                 any issuance of Common Units as all or part of the consideration to effect (A) the closing of any acquisition by the Partnership or any of its Subsidiaries of assets or equity interests of a third party in an arm’s-length transaction or from the Contributing Parties in a transaction approved by the Conflicts Committee in accordance with this Agreement or (B) the consummation of a merger, consolidation or other business combination of the Partnership with another entity in which the Partnership survives and the Common Units remain Outstanding, provided that any such transaction set forth in clause (A) or (B) of this Section 5.12(b)(v)(F)(4) is approved by the General Partner;

(5)                                 the issuance of Common Units upon conversion of Series A Preferred Units; or

(6)                                 the issuance of Series A Parity Securities.

Notwithstanding anything in this Agreement to the contrary, (x) whenever the issuance of a Partnership Interest or other event would require an adjustment to the Series A Conversion Rate under one or more provisions of this Agreement, only one adjustment shall be made to the Series A Conversion Rate in respect of such issuance or event and (y) unless otherwise determined by the General Partner, no adjustment to the Series A Conversion Rate or the Series A Issue Price shall be made with respect to any distribution or other transaction described in Section 5.12(b)(v)(E) if the Series A Preferred Unitholders are entitled to participate in such distribution or transaction as if they held a number of Common Units issuable upon conversion of the Series A Preferred Units immediately prior to such event at the then applicable Series A Conversion Rate, without having to convert their Series A Preferred Units.

(G)  Conversion of Series A Preferred Units.

(1)                                 The Partnership shall keep free from preemptive rights a sufficient number of Common Units to permit the conversion of all outstanding Series A Preferred Units into Common Units to the extent provided in, and in accordance with, this Section 5.12(b)(v).

(2)                                 All Common Units delivered upon conversion of the Series A Preferred Units in accordance with this Section 5.12(b)(v) shall be (1) newly issued, (2) duly authorized, validly issued, fully paid and non-assessable Limited Partner Interests in the Partnership, except as such non-assessability may be affected by Section 17-303, 17-607 or 17-804 of the Delaware Act, and shall be free from preemptive rights and free of any lien, claim, rights or encumbrances, other than those arising under the Delaware Act or this Agreement, as amended by this Amendment and (3) with respect to Common Units delivered upon a conversion in accordance with Section 5.12(b)(v)(B), registered for public resale under the Securities Act of 1933, as amended, pursuant to an effective registration statement that is then-available for the resale of such Common Units.

(3)                                 The Partnership shall comply with all applicable securities laws regulating the offer and delivery of any Common Units upon conversion of Series A Preferred Units and, if the Common Units are then listed or quoted on the New York Stock Exchange or any other National Securities Exchange or other market shall list or cause to have quoted and keep listed and quoted the Common Units issuable upon conversion of the Series A Preferred Units to the extent permitted or required by the rules of such exchange or market.

(vi)  Series A Change of Control.  In the event of a Series A Change of Control, the Partnership shall redeem all (and not less than all) of the Series A Preferred Units for a cash amount per Series A Preferred Unit equal to the Series A Redemption Price. Any redemption pursuant to this Section 5.12(b)(vi) shall be paid in cash. No later than five (5) Trading Days prior to the consummation of such Series A Change of Control, the Partnership shall deliver a written notice to the Record Holders of the Series A Preferred Units stating the date on which the Series A Preferred Units will be redeemed and the Partnership’s computation of the amount of cash to be received by the Record Holder upon redemption of such Series A Preferred Units. The Partnership shall remit all such cash consideration to such Record Holders immediately prior to the consummation of such Series A Change of Control. The Record Holders shall deliver to the Partnership Certificates representing the Series A Preferred Units, if any, as soon as practicable following such redemption. Record Holders of the Series A Preferred Units shall retain all of the rights and privileges thereof unless and until the consideration due to such Record Holders as a result of such redemption is paid in full. After any such redemption and the payment in full of the consideration due as a result of such redemption, any such redeemed Series A Preferred Unit shall no longer constitute an issued and Outstanding Limited Partner Interest.

(vii)  Restrictions on Transfers of Series A Preferred Units.

(A)                               Notwithstanding any other provision of this Section 5.12(b)(vii), and subject to Section 4.7 of this Agreement, each Series A Preferred Unitholder shall be permitted to transfer any Series A Preferred Units owned by such Series A Preferred Unitholder to any of its respective Affiliates. For the avoidance of doubt, the restrictions set forth in this Section 5.12(b)(vii) are in addition to such other restrictions set forth in this Agreement.

(B)                               Without the prior written consent of the General Partner, except as specifically provided in this Agreement, each Series A Preferred Unitholder shall not: (1) prior to the first anniversary of the Series A Issuance Date, offer, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any Series A Preferred Units; or (2) prior to the first anniversary of the Series A Issuance Date, directly or indirectly engage in any short sales or other derivative or hedging transactions with respect to any class or series of Partnership Interests; provided, however, that any Series A Preferred Unitholder may at any time on and after the Series A Issuance Date, pledge all or any portion of its Series A Preferred Units to any holders of obligations owed by such Series A Preferred Unitholder, including to the trustee for, or agent or representative of, such Series A Preferred Unitholder, and, in each case, as applicable, any such pledge and any foreclosure, sale or other remedy exercised pursuant to the pledge thereon and/or subsequent transfer by any such pledgee on any such pledged Series A Preferred Units shall not be considered a violation or breach of this Section 5.12(b)(vii)(B). Notwithstanding the foregoing, any transferee (which, for the avoidance of doubt, shall not include any pledgee of Series A Preferred Units) receiving any Series A Preferred Units pursuant to this Section 5.12(b)(vii)(B) (including upon any foreclosure upon pledged Series A Preferred Units) shall be obligated to agree to the restrictions set forth in this Section 5.12(b)(vii)(B) of this Agreement as a condition to such transfer. For the avoidance of doubt, in no way shall this Section 5.12(b)(vii)(B) of this Agreement or any other provision of this Agreement (i) prohibit changes in the composition of any Series A Preferred Unitholder or its direct or indirect owners, partners or members so long as such changes in composition only relate to changes in direct or indirect ownership of such Series A Preferred Unitholder, (ii) prohibit any direct or indirect owners, partners or members of the general partner of any Series A Preferred Unitholder from changing over time, (iii) prohibit limited partners or members of any ultimate fund that indirectly owns any Series A Preferred Unitholder from transferring interests to other Persons in the secondary market or (iv) prohibit any Series A Preferred Unitholder from exercising any rights set forth in Section 5.12(b)(ix).

(C)                               Subject to Section 4.7 of this Agreement and compliance with any applicable securities laws or other provisions of this Agreement, at any time after the first anniversary of the Series A Issuance Date, the Series A Preferred Unitholders may freely transfer their Series A Preferred Units; provided, however, that this Section 5.12(b)(vii)(C) shall not eliminate, modify or reduce the obligations set forth in clause (2) of Section 5.12(b)(vii)(B).

(viii)  Partnership Optional Redemption.

(A)                               Upon not less than 20 Business Days prior written notice (each, a “Partnership Series A Redemption Notice”), the Partnership may redeem all of the Series A Preferred Units, or less than all so long as any such redemption includes an aggregate number of Series A Preferred Units with an aggregate Minimum Return Amount that is equal to or greater than $20 million, at any time for a cash amount per Series A Preferred Unit equal to the Series A Redemption Price.

(B)                               On and after any date fixed for redemption (each a “Series A Redemption Date”), provided that the Partnership has made available at the office of the Transfer Agent a sufficient amount of funds to effect the redemption, distributions will cease to accrue on the Series A Preferred Units called for redemption, such Series A Preferred Units shall no longer be deemed to be outstanding and all rights of the holders of such units as holders of Series A Preferred Units shall cease except the right to receive the cash deliverable upon such redemption, without interest from the Series A Redemption Date. Notice of any redemption will be irrevocable and will be provided by the Partnership not less than twenty (20) Business Days prior to the Series A Redemption Date, addressed to the respective Record Holders of the Series A Preferred Units to be redeemed at their respective addresses as they appear on the books and records of the Partnership. No failure to give such notice or any defect therein shall affect the validity of the proceedings for the redemption of any Series A Preferred Units except as to any Series A Preferred Unitholder to whom the Partnership has failed to give notice or except as to any Series A Preferred Unitholder to whom notice was defective. In addition to any information required by applicable law, such notice shall state: (1) the

Series A Redemption Date; (2) the Series A Redemption Price; and (3) whether all or less than all of the Outstanding Series A Preferred Units are to be redeemed, the aggregate amount of Series A Preferred Units to be redeemed and, if less than all Series A Preferred Units held by such Series A Preferred Unitholder are to be redeemed, the number of Series A Preferred Units that will be redeemed. The notice may also require delivery of Certificates representing the Series A Preferred Units to be redeemed, if any, together with certification as to the ownership of such Series A Preferred Units. Upon the redemption of Series A Preferred Units pursuant to this Section 5.12(b)(viii) and the payment in full of the consideration due as a result of such redemption, all rights of a Series A Preferred Unitholder with respect to the redeemed Series A Preferred Units shall cease, and such redeemed Series A Preferred Units shall cease to be Outstanding for all purposes of this Agreement.

(C)                               If the Partnership defaults in the payment of the redemption price by failing to pay such price by the date specified in the notice of redemption, then the Series A Preferred Units that were called for redemption shall remain outstanding and continue to accumulate the Series A Distribution Amount and have all other rights, preferences and privileges of Series A Preferred Units.

(D)                               Upon any redemption of Series A Preferred Units pursuant to this Section 5.12(b)(viii), the Partnership shall pay the Series A Redemption Price to the applicable Series A Preferred Unitholders by wire transfer of immediately available funds to an account specified by each such Series A Preferred Unitholder in writing to the General Partner as requested in the notice of redemption.

(E)                                Except as provided in Section 5.12(b)(ix) of this Agreement, no Series A Preferred Unitholder shall have the right to require the Partnership to redeem any Series A Preferred Units. Except as provided in this Section 5.12(b)(viii), the Partnership shall not have the right under any provision of this Agreement at its option to redeem Series A Preferred Units.

(ix)  Series A Preferred Unitholder Optional Redemption.

(A)                               Commencing on the seventh anniversary of the Series A Issuance Date (the “Forced Redemption Date”) the Series A Preferred Unitholders shall have the right to cause the Partnership to redeem the Outstanding Series A Preferred Units (in whole or in part so long as any such redemption includes an aggregate number of Series A Preferred Units with an aggregate Minimum Return Amount that is equal to or greater than $20 million) (the “Series A Unitholder Redemption Right”) for cash in an aggregate amount equal to the number of Series A Preferred Units so redeemed multiplied by the Series A Redemption Price.

(B)                               The Series A Preferred Unitholders may exercise the Series A Unitholder Redemption Right at any time after the Forced Redemption Date (but not more than once per Quarter by such Series A Preferred Unitholder (inclusive of any conversion by such Series A Preferred Unitholder’s Affiliates, with each Series A Preferred Unitholder and its Affiliates being entitled to a single redemption right per Quarter)) by delivering to the Partnership a notice of redemption (the “Series A Unitholder Redemption Notice”); provided, however, that no Series A Unitholder Redemption Notice will be valid if delivered less than ten Business Days before the date set for distributions pursuant to Section 6.3 of this Agreement. Such Series A Unitholder Redemption Notice shall be in writing and include the number of Units to be redeemed from the applicable Series A Preferred Unitholders (the “Series A Unitholder Redemption Units”).

(C)                               Within five Business Days of a receipt of a Series A Unitholder Redemption Notice, the Partnership shall deliver a notice (the “Final Partnership Redemption Notice”) that states (i) the Series A Redemption Date, (ii) the number of Series A Preferred Units to be redeemed (as set forth in the Series A Unitholder Redemption Notice) and (iii) the place where any Series A Preferred Units to be redeemed that are in certificated form are to be redeemed and shall be presented and surrendered for payment in cash therefor. Notwithstanding anything in this Agreement to the contrary, from and after delivery of any Series A Unitholder Redemption Notice, the Partnership shall not be permitted to, and shall not, declare or make any distributions, redemptions or repurchases in respect of any Series A Junior Securities or Series A Parity Securities until the Partnership has paid and delivered in full an amount of cash sufficient to redeem each of the Series A Preferred Units included in the Series A Unitholder Redemption Notice.

(D)                               The Partnership shall deposit with the Paying Agent cash sufficient to redeem each of the Series A Preferred Units as to which the Partnership has delivered a Final Partnership Redemption Notice in accordance with Section 5.12(b)(ix)(C) no later than the open of business on the fifth Business Day following the delivery of the Final Partnership Redemption Notice (such date, the “Partnership Redemption Date”), and the Partnership shall, at the time of such deposit, give the Paying Agent irrevocable instructions and authority to deliver the cash consideration to the Series A Preferred Unitholders for each of their Series A Preferred Units to be redeemed as set forth in the Final Partnership Redemption Notice. If a Final Partnership Redemption Notice shall have been given, then from and after the Series A Redemption Date, unless the Partnership defaults in providing to the Series A Preferred Unitholders cash for each of the Series A Preferred Units to be redeemed sufficient for such redemption at the time and place specified for payment pursuant to the Final Partnership Redemption Notice, (i) all dividends on such Series A Preferred Units to be redeemed shall cease to accrue, (ii) Series A Preferred Units to be redeemed shall be deemed no longer outstanding and (iii) all other rights with respect to the Series A Preferred Units to be redeemed, including the rights, if any, to receive notices, will terminate, except only the rights of Series A Preferred Unitholders thereof to receive the cash consideration for each of their Series A Preferred Units to be redeemed. If the Partnership defaults in providing to the Series A Preferred Unitholders cash for each of the Series A Preferred Units to be redeemed as set forth in the Final Partnership Redemption Notice, then the Series A Preferred Units included in the Series A Unitholder Redemption Notice that were called for redemption shall remain outstanding and continue to accumulate the Series A Distribution Amount and have all other rights, preferences and privileges of Series A Preferred Units; provided that (x) the Distribution Rate shall be 20% for the Quarter in which such default occurs and in all Quarters after such default with respect to such Series A Preferred Units and (y) the Partnership shall not be permitted to, and shall not, declare or make, any distributions, redemptions or repurchases in respect of any Series A Junior Securities or Series A Parity Securities (including, for the avoidance of doubt, with respect to the Quarter in respect of which the Partnership first failed to pay in full the Series A Redemption Price in respect of the Series A Unitholder Redemption Units in cash when due). The Partnership shall be entitled to receive from the Paying Agent the interest income, if any, earned on such funds deposited with the Paying Agent (to the extent that such interest income is not required to pay the cash consideration for each of the Series A Preferred Units to be redeemed), and the holders of any Series A Preferred Units so redeemed shall have no claim to any such interest income. Any funds deposited with the Paying Agent hereunder by the Partnership for any reason, including redemption of Series A Preferred Units, that remain unclaimed or unpaid after two years after the Series A Redemption Date, shall be, to the extent permitted by applicable law, repaid to the Partnership upon its written request, after which repayment the Series A Preferred Unitholders entitled to such redemption shall have recourse only to the Partnership. Notwithstanding any Final Partnership Redemption Notice, there shall be no redemption of any Series A Preferred Units called for redemption until funds sufficient to pay the full consideration with respect to each such share shall have been deposited by the Partnership with the Paying Agent.

(x)  Liquidation.  Notwithstanding anything to the contrary in this Agreement, in the event of any liquidation, dissolution and winding up of the Partnership, either voluntary or involuntary, the Series A Preferred Unitholders shall be entitled to receive, out of the assets of the Partnership available for distribution, prior to any distribution of any assets of the Partnership to the Common Unitholders or to the holders of any other class or series of Equity Securities of the Partnership, an amount per Series A Preferred Unit equal to the Series A Redemption Price.

(xi)  Fully Paid and Non-Assessable.  Any Series A Conversion Unit(s) delivered pursuant to this Agreement shall be validly issued, fully paid and non-assessable (except as such non-assessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware Act), and shall be free and clear of any liens, claims, rights or encumbrances other than those arising under the Delaware Act, or this Agreement or created by the holders thereof.

(xii)  Notices.  For the avoidance of doubt, the Partnership shall distribute to the Record Holders of Series A Preferred Units copies of all notices, materials, annual and quarterly reports, proxy statements, information statements and any other documents distributed generally to the Record Holders of Common Units of the Partnership, at such times and by such method as such documents are distributed to such Record Holders of such Common Units.

(xiii)  Additional Information.  Upon the affirmative vote of the Series A Required Voting Percentage and no more than once a quarter, the General Partner agrees to make available its chief executive officer, president or chief financial officer to discuss with the Series A Preferred Unitholders the Partnership’s financial condition and operations.

(xiv)  Termination.  Except for the right of a holder of Series A Preferred Units to receive Common Units and certain payments as expressly set forth in Section 5.12(b)(v), in the case of conversion of Series A Preferred Units, or Section 5.12(b)(vi), Section 5.12(b)(viii) or Section 5.12(b)(ix), in the case of redemption of Series A Preferred Units, Section 5.12 and Section 6.4 shall automatically terminate and be of no further force and effect at such time as no Series A Preferred Units remain Outstanding.

ARTICLE VI

DISTRIBUTIONS

Section 6.1  [Reserved.]

Section 6.2  [Reserved.]

Section 6.3  Distributions to Record Holders.

(a)                                 Except as provided in Section 5.12(b)(i), within 45 days following the end of each Quarter, an amount equal to 100% of Available Cash with respect to such Quarter shall be distributed in accordance with this Article VI by the Partnership to the Common Unitholders as of the Record Date selected by the General Partner. For the avoidance of doubt, the Series A Preferred Units shall not be entitled to distributions pursuant to this Section 6.3.

(b)                                 Prior to making any distributions in respect of any calendar quarter to Record Holders of Common Units pursuant to Section 6.3(c), and after making any distributions to the holders of Series A Preferred Units pursuant to Section 5.12(b)(i), the Partnership will distribute to the Record Holders of Class B Units a quarterly amount per Class B Unit equal to the Class B Distribution Amount.

(c)                                  The Partnership shall make distributions of Available Cash pursuant to this Section 6.3, if any, to the holders of Common Units, Pro Rata and no distribution shall be made under any circumstances in respect of any Class B Units, except as provided in Section 6.3(b).

(d)                                 All distributions required to be made under this Agreement shall be made subject to Sections 17-607 and 17-804 of the Delaware Act.

(e)                                  Notwithstanding Section 6.3(b), in the event of the dissolution and liquidation of the Partnership, cash shall be applied and distributed solely in accordance with, and subject to the terms and conditions of, Section 12.4.

(f)                                   Each distribution in respect of a Partnership Interest shall be paid by the Partnership, directly or through any Transfer Agent or through any other Person or agent, only to the Record Holder of such Partnership Interest as of the Record Date set for such distribution. Such payment shall constitute full payment and satisfaction of the Partnership’s liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.

Section 6.4  Special Provisions Relating to the Series A Preferred Units.

(a)                                 Subject to any applicable transfer restrictions in Section 4.7 of this Agreement, the holder of a Series A Preferred Unit or a Series A Conversion Unit shall provide notice to the Partnership of the transfer of any such Series A Preferred Unit or Series A Conversion Unit, as applicable, by the earlier of (i) thirty (30) days following such transfer and (ii) the last Business Day of the calendar year during which such transfer occurred.

(b)                                 Notwithstanding anything to the contrary set forth in this Agreement, the holders of the Series A Preferred Units (i) shall possess the rights and obligations provided in this Agreement with respect to a Limited Partner pursuant to Article III and Article VII and (ii) shall not (A) be entitled to vote on any matters requiring the approval or vote of the holders of Outstanding Units, except as provided in this Agreement or (B) be entitled to any distributions other than as provided in Section 5.12 of this Agreement.

ARTICLE VII

MANAGEMENT AND OPERATION OF BUSINESS

Section 7.1  Management.

(a)                                 The General Partner shall conduct, direct and manage all activities of the Partnership. Except as otherwise expressly provided in this Agreement, but without limitation on the ability of the General Partner to delegate its rights and power to other Persons, all management powers over the business and affairs of the Partnership shall be exclusively vested in the General Partner, and no Limited Partner in its capacity as such shall have any management power over the business and affairs of the Partnership. In addition to the powers now or hereafter granted a general partner of a limited partnership under applicable law or that are granted to the General Partner under any other provision of this Agreement, the General Partner, subject to Section 7.4, shall have full power and authority to do all things and on such terms as it determines to be necessary or appropriate to conduct the business of the Partnership, to exercise all powers set forth in Section 2.5 and to effectuate the purposes set forth in Section 2.4, including the following and subject to any approval that may be required by Section 5.12(b)(ii):

(i)                                     the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible into or exchangeable for Partnership Interests, and the incurring of any other obligations;

(ii)                                  the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership;

(iii)                               the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the Partnership or the merger or other combination of the Partnership with or into another Person (the matters described in this clause (iii) being subject, however, to any prior approval that may be required by Section 7.4 or Article XIV);

(iv)                              the use of the assets of the Partnership (including cash on hand) for any purpose consistent with the terms of this Agreement, including the financing of the conduct of the business or operations of the Partnership Group; subject to Section 7.7(a), the lending of funds to other Persons (including other Group Members); the repayment or guarantee of obligations of any Group Member; and the making of capital contributions to any Group Member;

(v)                                 the negotiation, execution and performance of any contracts, conveyances or other instruments (including instruments that limit the liability of the Partnership under contractual arrangements to all or particular assets of the Partnership, with the other party to the contract to have no recourse against the General Partner or its assets other than its interest in the Partnership, even if the same results in the terms of the transaction being less favorable to the Partnership than would otherwise be the case);

(vi)                              the distribution of cash held by the Partnership;

(vii)                           the selection and dismissal of officers, employees, agents, internal and outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring;

(viii)                        the maintenance of insurance for the benefit of the Partnership Group, the Partners and Indemnitees;

(ix)                              the formation of, or acquisition of an interest in, and the contribution of assets and the making of loans to, any further limited or general partnerships, joint ventures, corporations, limited liability companies or other Persons (including the acquisition of interests in, and the contributions of assets to, any Group Member from time to time) subject to the restrictions set forth in Section 2.4;

(x)                                 the control of any matters affecting the rights and obligations of the Partnership, including the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation, arbitration or mediation and the incurring of legal expense and the settlement of claims and litigation;

(xi)                              the indemnification of any Person against liabilities and contingencies to the extent permitted by law;

(xii)                           the entering into of listing agreements with any National Securities Exchange regarding some or all of the Limited Partner Interests or other securities issued by a Group Member or the delisting of such securities from, or requesting that trading be suspended on, any such exchange (subject to any prior approval that may be required under Section 4.7);

(xiii)                        the purchase, sale or other acquisition or disposition of Partnership Interests, or the issuance of Derivative Partnership Interests;

(xiv)                       subject to Section 7.4, the undertaking of any action in connection with the Partnership’s participation and management of the Operating Company as the Operating Company’s managing member or a common unitholder in the Operating Company;

(xv)                          the undertaking of any action in connection with the Partnership’s participation in the management of any Group Member; and

(xvi)                       the entering into of agreements with any of its Affiliates, including any agreements to render services to a Group Member or to itself in the discharge of its duties as General Partner of the Partnership.

(b)                                 Notwithstanding any other provision of this Agreement, any Group Member Agreement, the Delaware Act or any applicable law, rule or regulation, each of the Partners and each other Person who may acquire an interest in Partnership Interests or is otherwise bound by this Agreement hereby (i) approves, ratifies and confirms the execution, delivery and performance by the parties thereto of this Agreement and the Group Member Agreement of each other Group Member, the Management Services Agreements, the Underwriting Agreement, the Contribution Agreement and the other agreements described in or filed as exhibits to the Registration Statement that are related to the transactions contemplated by the Registration Statement (collectively, the “Transaction Documents”) (in each case other than this Agreement, without giving effect to any amendments, supplements or restatements thereof entered into after the date such Person becomes bound by the provisions of this Agreement); (ii) agrees that the General Partner (on its own or on behalf of the Partnership) is authorized to execute, deliver and perform the agreements referred to in clause (i) of this sentence and the other agreements, acts, transactions and matters described in or contemplated by the Registration Statement on behalf of the Partnership without any further act, approval or vote of the Partners or the other Persons who may acquire an interest in Partnership Interests or are otherwise bound by this Agreement; and (iii) agrees that the execution, delivery or performance by the General Partner, any Group Member or any Affiliate of any of them of this Agreement or any agreement authorized or permitted under this Agreement (including the exercise by the General Partner or any Affiliate of the General Partner of the rights accorded pursuant to Article XV) shall not constitute a breach by the General Partner of any duty or any other obligation of any type whatsoever that the General Partner may owe the Partnership or the Limited Partners or any other Persons under this Agreement (or any other agreements) or of any duty existing at law, in equity or otherwise.

Section 7.2  Replacement of Fiduciary Duties.  Notwithstanding any other provision of this Agreement, to the extent that, at law or in equity, the General Partner or any other Indemnitee would have duties (including fiduciary duties) to the Partnership, to another Partner, to any Person who acquires an interest in a Partnership Interest or to any other Person bound by this Agreement, all such duties (including fiduciary duties) are hereby eliminated, to the fullest extent permitted by law, and replaced with the duties expressly set forth herein. The elimination of duties (including fiduciary duties) and replacement thereof with the duties expressly set forth herein are approved by the Partnership, each of the Partners, each other Person who acquires an interest in a Partnership Interest and each other Person bound by this Agreement.

Section 7.3  Certificate of Limited Partnership.  The General Partner caused the Certificate of Limited Partnership to be filed with the Secretary of State of the State of Delaware as required by the Delaware Act on October 30, 2015. The General Partner shall use all reasonable efforts to cause to be filed such other certificates or documents that the General Partner determines to be necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware or any other state in which the Partnership may elect to do business or own property. To the extent the General Partner determines such action to be necessary or appropriate, the General Partner shall file amendments to and restatements of the Certificate of Limited Partnership and do all things to maintain the Partnership as a limited partnership (or a partnership or other entity in which the limited partners have limited liability) under the laws of the State of Delaware or of any other state in which the Partnership may elect to do business or own property. Subject to the terms of Section 3.4(a), the General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate of Limited Partnership, any qualification document or any amendment thereto to any Limited Partner.

Section 7.4  Restrictions on the General Partner’s Authority to Sell Assets of the Partnership Group.

(a)                                 Except as provided in Article XII and Article XIV, the General Partner may not sell, exchange or otherwise dispose of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions without the approval of holders of a Unit Majority; provided, however, that this provision shall not preclude or limit the General Partner’s ability to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the assets of the Partnership Group and shall not apply to any disposition of any or all of the assets of the Partnership Group pursuant to the foreclosure of, or other realization upon, any such encumbrance.

(b)                                 Notwithstanding any other provision of this Agreement, whenever any action is taken by the Partnership under the OpCo Limited Liability Company Agreement as a holder of OpCo Common Units and/or OpCo Series A Preferred Units (and not as managing member of the Operating Company), including approving amendments of the OpCo Limited Liability Company Agreement that require approval by holders of a “Unit Majority” (as defined therein) or a specified percentage of the OpCo Common Units and/or the OpCo Series A Preferred Units, whether voting on an as-converted basis with the holders of the OpCo Common Units or otherwise, as applicable, the General Partner shall call an annual or special meeting or solicit proxies from the holders of Common Units and/or Series A Preferred Units, as applicable, in each case in accordance with Article XIII, for the purpose of submitting such action to a vote of the holders of Common Units and/or Series A Preferred Units, as applicable, and cause the Partnership to vote (or refrain from voting) the OpCo Common Units and/or OpCo Series A Preferred Units it holds in the same manner as the holders of Common Units and/or Series A Preferred Units have voted (or refrained from voting) their Common Units and/or Series A Preferred Units, as applicable, on the matter.

Section 7.5  Reimbursement of the General Partner.

(a)                                 Except as provided in this Section 7.5 and elsewhere in this Agreement, the General Partner shall not be compensated for its services as a general partner or managing member of any Group Member.

(b)                                 The General Partner shall be reimbursed on a monthly basis, or such other basis as the General Partner may determine, for (i) all direct and indirect expenses it incurs or payments it makes on behalf of the Partnership Group (including salary, bonus, incentive compensation and other amounts paid to any Person, including Affiliates of the General Partner, to perform services for the Partnership Group or for the General Partner in the discharge of its duties to the Partnership Group), and (ii) all other expenses allocable to the Partnership Group or otherwise incurred by the General Partner or its Affiliates in connection with managing and operating the Partnership Group’s business and affairs (including expenses allocated to the General Partner by its Affiliates). The General Partner shall determine the expenses that are allocable to the Partnership Group. Reimbursements pursuant to this Section 7.5 shall be in addition to any reimbursement to the General Partner as a result of indemnification pursuant to Section 7.8. Any allocation of expenses to the Partnership by the General Partner in a manner consistent with its or its Affiliates past business practices shall be deemed to have been made in good faith. This provision does not affect the ability of the General Partner and its Affiliates to enter into an agreement to provide services to any Group Member for a fee or otherwise than for cost.

(c)                                  The General Partner, without the approval of the Limited Partners, may propose and adopt on behalf of the Partnership employee benefit plans, employee programs and employee practices (including plans, programs and practices involving the issuance of Partnership Interests or Derivative Partnership Interests), or cause the Partnership to issue Partnership Interests or Derivative Partnership Interests in connection with, or pursuant to, any employee benefit plan, employee program or employee practice maintained or sponsored by the General Partner or any of its Affiliates in each case for the benefit of officers, employees and directors of the General Partner or any of its Affiliates, in respect of services performed, directly or indirectly, for the benefit of the Partnership Group. The Partnership agrees to issue and sell to the General Partner or any of its Affiliates any Partnership Interests or Derivative Partnership Interests that the General Partner or such Affiliates are obligated to provide to any officers, employees, consultants and directors pursuant to any such employee benefit plans, employee programs or employee practices. Expenses incurred by the General Partner in connection with any such plans, programs and practices (including the net cost to the General Partner or such Affiliates of Partnership Interests or Derivative Partnership Interests purchased by the General Partner or such Affiliates from the Partnership to fulfill options or awards under such plans, programs and practices) shall be reimbursed in accordance with Section 7.5(b). Any and all obligations of the General Partner under any employee benefit plans, employee programs or employee practices adopted by the General Partner as permitted by this Section 7.5(c) shall constitute obligations of the General Partner hereunder and shall be assumed by any successor General Partner approved pursuant to Section 11.1 or Section 11.2 or the transferee of or successor to all of the General Partner’s General Partner Interest pursuant to Section 4.6.

(d)                                 The General Partner and its Affiliates may charge any member of the Partnership Group a management fee to the extent necessary to allow the Partnership Group to reduce the amount of any state franchise or income tax or any tax based upon the revenues or gross margin of any member of the Partnership Group if the tax benefit produced by the payment of such management fee or fees exceeds the amount of such fee or fees.

Section 7.6  Outside Activities.

(a)                                 The General Partner, for so long as it is the General Partner of the Partnership, (i) agrees that its sole business shall be to act as a general partner or managing member, as the case may be, of the Partnership and any other partnership or limited liability company of which the Partnership is, directly or indirectly, a partner or member and to undertake activities that are ancillary or related thereto (including being a Limited Partner in the Partnership) and (ii) shall not engage in any business or activity or incur any debts or liabilities except in connection with or incidental to (A) its performance as general partner or managing member, if any, of one or more Group Members or as described in or contemplated by the Registration Statement, (B) the acquiring, owning or disposing of debt securities or equity interests in any Group Member or (C) the guarantee of, and mortgage, pledge or encumbrance of any or all of its assets in connection with, any indebtedness of any Group Member.

(b)                                 Subject to the terms of Section 7.6(c), each Unrestricted Person (other than the General Partner) shall have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by any Group Member, independently or with others, including business interests and activities in direct competition with the business and activities of any Group Member, and none of the same shall constitute a breach of this Agreement or any duty otherwise existing at law, in equity or otherwise, to any Group Member or any Partner. None of any Group Member, any Limited Partner or any other Person shall have any rights by virtue of this Agreement, any Group Member Agreement, or the partnership relationship established hereby in any business ventures of any Unrestricted Person.

(c)                                  Subject to the terms of Section 7.6(a), Section 7.6(b) and the Contribution Agreement, but otherwise notwithstanding anything to the contrary in this Agreement, (i) the engaging in competitive activities by any Unrestricted Person (other than the General Partner) in accordance with the provisions of this Section 7.6 is hereby approved by the Partnership and all Partners, (ii) it shall be deemed not to be a breach of any duty existing at law, in equity or otherwise, of the General Partner or any other Unrestricted Person for the Unrestricted Persons (other than the General Partner) to engage in such business interests and activities in preference to or to the exclusion of the Partnership or any other Group Member and (iii) the Unrestricted Persons shall have no obligation hereunder or as a result of any duty existing at law, in equity or otherwise, to present business opportunities to the Partnership or any other Group Member. Notwithstanding anything to the contrary in this Agreement or any duty existing at law or in equity, the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to any Unrestricted Person (including the General Partner). Except as provided for in the Contribution Agreement, no Unrestricted Person (including the General Partner) who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for any Group Member, shall have any duty to communicate or offer such opportunity to any Group Member, and such Unrestricted Person (including the General Partner) shall not be liable to the Partnership, to any Limited Partner or any other Person bound by this Agreement for breach of any duty existing at law, in equity or otherwise, by reason of the fact that such Unrestricted Person (including the General Partner) pursues or acquires for itself, directs such opportunity to another Person or does not communicate such opportunity or information to any Group Member, provided, however, that such Unrestricted Person does not engage in such business or activity using confidential or proprietary information provided by or on behalf of the Partnership to such Unrestricted Person.

(d)                                 The General Partner and each of its Affiliates may acquire Units or other Partnership Interests in addition to those acquired on the Closing Date and, except as otherwise provided in this Agreement, shall be entitled to exercise, at their option, all rights relating to all Units and/or other Partnership Interests acquired by them. The term “Affiliates” when used in this Section 7.6(d) with respect to the General Partner shall not include any Group Member.

(e)                                  Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall limit or otherwise affect any separate contractual obligations outside of this Agreement of any Person (including any Unrestricted Person) to the Partnership or any of its Affiliates.

Section 7.7  Loans from the General Partner; Loans or Contributions from the Partnership or Group Members.

(a)                                 The General Partner or any of its Affiliates may, but shall be under no obligation to, lend to any Group Member, and any Group Member may borrow from the General Partner or any of its Affiliates, funds needed or desired by the Group Member for such periods of time and in such amounts as the General Partner may determine; provided, however, that in any such case the lending party may not charge the borrowing party interest at a rate greater than the rate that would be charged the borrowing party or impose terms materially less favorable to the borrowing party than would be charged or imposed on the borrowing party by unrelated lenders on comparable loans made on an arm’s-length basis (without reference to the lending party’s financial abilities or guarantees), all as determined by the General Partner. The borrowing party shall reimburse the lending party for any costs (other than any additional interest costs) incurred by the lending party in connection with the borrowing of such funds. For purposes of this Section 7.7(a) and Section 7.7(b), the term “Group Member” shall include any Affiliate of a Group Member that is controlled by the Group Member.

(b)                                 The Partnership may lend or contribute to any Group Member, and any Group Member may borrow from the Partnership, funds on terms and conditions determined by the General Partner. No Group Member may lend funds to the General Partner or any of its Affiliates (other than another Group Member).

Section 7.8  Indemnification.

(a)                                 To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee and acting (or omitting or refraining to act) in such capacity on behalf of or for the benefit of the Partnership; provided, however, that the Indemnitee shall not be indemnified and held harmless pursuant to this Agreement if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Agreement, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful; provided, further, no indemnification pursuant to this Section 7.8 shall be available to any Indemnitee (other than a Group Member) with respect to any such Affiliate’s obligations pursuant to the Transaction Documents. Any indemnification pursuant to this Section 7.8 shall be made only out of the assets of the Partnership, it being agreed that the General Partner shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification.

(b)                                 To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 7.8(a) in appearing at, participating in or defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 7.8, the Indemnitee is not entitled to be indemnified upon receipt by the Partnership of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be ultimately determined that the Indemnitee is not entitled to be indemnified as authorized by this Section 7.8.

(c)                                  The indemnification provided by this Section 7.8 shall be in addition to any other rights to which an Indemnitee may be entitled under this Agreement, any other agreement, pursuant to any vote of the holders of Outstanding Limited Partner Interests, as a matter of law, in equity or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity (including any capacity under the Underwriting Agreement), and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

(d)                                 The Partnership may purchase and maintain (or reimburse the General Partner or its Affiliates for the cost of) insurance, on behalf of the General Partner, its Affiliates, the Indemnitees and such other Persons as the General Partner shall determine, against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with the Partnership’s or any other Group Member’s activities or such Person’s activities on behalf of the Partnership or any other Group Member, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement. In addition, the Partnership may enter into additional indemnification agreements with any Indemnitee.

(e)                                  For purposes of this Section 7.8, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute “fines” within the meaning of Section 7.8(a); and action taken or omitted by it with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Partnership.

(f)                                   In no event may an Indemnitee subject the Limited Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.

(g)                                  An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.8 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(h)                                 The provisions of this Section 7.8 are for the benefit of the Indemnitees and their heirs, successors, assigns, executors and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(i)                                     No amendment, modification or repeal of this Section 7.8 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Partnership, nor the obligations of the Partnership to indemnify any such Indemnitee under and in accordance with the provisions of this Section 7.8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

(j)                                    This Section 7.8 shall not limit the right of the Partnership, to the extent and in the manner permitted by law, to indemnify and to advance expenses to, and purchase and maintain insurance on behalf of, Persons other than Indemnitees.

Section 7.9  Liability of Indemnitees.

(a)                                 Notwithstanding anything to the contrary set forth in this Agreement, any Group Member Agreement, under the Delaware Act or any other law, rule or regulation or at equity, to the fullest extent allowed by law, no Indemnitee or any of its employees or Persons acting on its behalf shall be liable for monetary damages to the Partnership, the Partners, or any other Persons who have acquired interests in Partnership Interests or are bound by this Agreement, for losses sustained or liabilities incurred, of any kind or character, as a result of any act or omission of an Indemnitee or any of its employees or Persons acting on its behalf unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee or any of its employees or Persons acting on its behalf acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful.

(b)                                 The General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and the General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner if such appointment was not made in bad faith.

(c)                                  To the extent that, at law or in equity, an Indemnitee or any of its employees or Persons acting on its behalf has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or to the Partners or to any other Persons who have acquired a Partnership Interest or are otherwise bound by this Agreement, the General Partner and any other Indemnitee or any of its employees or Persons acting on its behalf acting in connection with the Partnership’s business or affairs shall not be liable to the Partnership, the Limited Partners, or any other Persons who have acquired interests in the Partnership Interests or are bound by this Agreement for its good faith reliance on the provisions of this Agreement.

(d)                                 Any amendment, modification or repeal of this Section 7.9 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Section 7.9 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 7.10  Resolution of Conflicts of Interest; Standards of Conduct and Modification of Duties.

(a)                                 Unless otherwise expressly provided in this Agreement or any Group Member Agreement, whenever a potential conflict of interest exists or arises between the General Partner or any of its Affiliates, on the one hand, and the Partnership, any Group Member or any Partner, on the other, any resolution or course of action by the General Partner or its Affiliates in respect of such conflict of interest shall be permitted and deemed approved by all Partners, and shall not constitute a breach of this Agreement, of any Group Member Agreement, of any agreement contemplated herein or therein, or of any duty stated or implied by law or equity, if the resolution or course of action in respect of such conflict of interest is (i) approved by Special Approval, (ii) approved by the vote of a majority of the Outstanding Common Units (excluding Common Units owned by the General Partner and its Affiliates), (iii) determined by the Board of Directors to be on terms no less favorable to the Partnership than those generally being provided to or available from unrelated third parties or (iv) determined by the Board of Directors to be fair and reasonable to the Partnership, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership). The General Partner shall be authorized but not required in connection with its resolution of such conflict of interest to seek Special Approval or Unitholder approval of such resolution, and the General Partner may also adopt a resolution or course of action that has not received Special Approval or Unitholder approval. Notwithstanding any other provision of this Agreement, any Group Member Agreement or applicable law, whenever the General Partner makes a determination to refer or not to refer any potential conflict of interest to the Conflicts Committee for Special Approval, to seek or not to seek Unitholder approval or to adopt or not to adopt a resolution or course of action that has not received Special Approval or Unitholder approval, then the General Partner shall be entitled, to the fullest extent permitted by law, to make such determination or to take or decline to take such other action free of any duty or obligation whatsoever to the Partnership or any Limited Partner, and the General Partner shall not, to the fullest extent permitted by law, be required to act in good faith or pursuant to any other standard or duty imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity, and the General Partner in making such determination or taking or declining to take such other action shall be permitted to do so in its sole and absolute discretion. If Special Approval is sought, then it shall be presumed that, in making its decision, the Conflicts Committee acted in good faith. If the Board of Directors determines that the resolution or course of action taken with respect to a conflict of interest satisfies either of the standards set forth in clauses (iii) or (iv) of this Section 7.10(a) or that a director satisfies the eligibility requirements to be a member of the Conflicts Committee, then it shall be presumed that, in making its decision, the Board of Directors acted in good faith. In any proceeding brought by any Limited Partner or by or on behalf of such Limited Partner or any other Limited Partner or the Partnership challenging any action by the Conflicts Committee with respect to any matter referred to the Conflicts Committee for Special Approval by the General Partner, any action by the Board of Directors in determining whether the resolution or course of action taken with respect to a conflict of interest satisfies either of the standards set forth in clauses (iii) or (iv) of this Section 7.10(a) or whether a director satisfies the eligibility requirements to be a member of the Conflicts Committee, the Person bringing or prosecuting such proceeding shall have the burden of overcoming the presumption that the Conflicts Committee or the Board of Directors, as applicable, acted in good faith. Notwithstanding anything to the contrary in this Agreement or any duty otherwise existing at law or equity, the existence of the conflicts of interest described in the Registration Statement are hereby approved by all Partners and shall not constitute a breach of this Agreement or any such duty.

(b)                                 Whenever the General Partner or the Board of Directors, or any committee thereof (including the Conflicts Committee), makes a determination or takes or declines to take any other action, or any Affiliate of the General Partner causes the General Partner to do so, in its capacity as the general partner of the Partnership as opposed to in its individual capacity, whether under this Agreement, any Group Member Agreement or any other agreement, then, unless another express lesser standard is provided for in this Agreement, the General Partner, the Board of Directors or such committee or such Affiliates causing the General Partner to do so, shall make such determination or take or decline to take such other action in good faith and shall not be subject to any other or different duties or standards (including fiduciary duties or standards) imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity. A determination or other action or inaction shall conclusively be deemed to be in “good faith” for all purposes of this Agreement, if the Person or Persons making such determination or taking or declining to take such other action subjectively believe that the determination or other action or inaction is in, or not adverse to, the best interests of the Partnership Group; provided, however, that if the Board of Directors is making a determination or taking or declining to take an action pursuant to clause (iii) or clause (iv) of the first sentence of Section 7.10(a), then in lieu thereof, such determination or other action or inaction shall conclusively be deemed to be in “good faith” for all purposes of this Agreement if the members of the Board of Directors making such determination or taking or declining to take such other action subjectively believe that the determination or other action or inaction meets the standard set forth in clause (iii) or clause (iv) of the first sentence of Section 7.10(a), as applicable.

(c)                                  Whenever the General Partner (including the Board of Directors or any committee thereof) makes a determination or takes or declines to take any other action, or any of its Affiliates causes it to do so, in its individual capacity as opposed to in its capacity as the general partner of the Partnership, whether under this Agreement, any Group Member Agreement or any other agreement contemplated hereby or otherwise, then the General Partner, the Board of Directors or any committee thereof, or such Affiliates causing it to do so, are entitled, to the fullest extent permitted by law, to make such determination or to take or decline to take such other action free of any duty (including any fiduciary or other duty) existing at law, in equity or otherwise or obligation whatsoever to the Partnership or any Limited Partner, and the General Partner, the Board of Directors or any committee thereof, or such Affiliates causing it to do so, shall not, to the fullest extent permitted by law, be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity, and the Person or Persons making such determination or taking or declining to take such other action shall be permitted to do so in their sole and absolute discretion. By way of illustration and not of limitation, whenever the phrase, “the General Partner at its option,” or some variation of that phrase, is used in this Agreement, it indicates that the General Partner is acting in its individual capacity. For the avoidance of doubt, whenever the General Partner votes or transfers its Partnership Interests, or refrains from voting or transferring its Partnership Interests, it shall be acting in its individual capacity.

(d)                                 The General Partner’s organizational documents may provide that determinations to take or decline to take any action in its individual, rather than representative, capacity may or shall be determined by its members, if the General Partner is a limited liability company, stockholders, if the General Partner is a corporation, or the members or stockholders of the General Partner’s general partner, if the General Partner is a partnership.

(e)                                  Notwithstanding anything to the contrary in this Agreement, the General Partner and its Affiliates shall have no duty or obligation, express or implied, to (i) sell or otherwise dispose of any asset of the Partnership Group other than in the ordinary course of business or (ii) permit any Group Member to use any facilities or assets of the General Partner and its Affiliates, except as may be provided in contracts entered into from time to time specifically dealing with such use. Any determination by the General Partner or any of its Affiliates to enter into such contracts shall be at its option.

(f)                                   Except as expressly set forth in this Agreement or expressly required by the Delaware Act, neither the General Partner, the Board of Directors, any committee thereof or any other Indemnitee shall have any duties or liabilities, including fiduciary duties, to the Partnership or any Limited Partner (including without limitation, any Series A Preferred Unitholders) and the provisions of this Agreement, to the extent that they restrict, eliminate or otherwise modify the duties and liabilities, including fiduciary duties, of the General Partner or any other Indemnitee otherwise existing at law or in equity, are agreed by the Partners to replace such other duties and liabilities of the General Partner or such other Indemnitee.

(g)                                  The Unitholders hereby authorize the General Partner, on behalf of the Partnership as a general partner or managing member of a Group Member, to approve actions by the general partner or managing member of such Group Member similar to those actions permitted to be taken by the General Partner pursuant to this Section 7.10.

Section 7.11  Other Matters Concerning the General Partner.

(a)                                 The General Partner, the Board of Directors (or any committee thereof) and any other Indemnitee may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

(b)                                 The General Partner, the Board of Directors (or any committee thereof) and any other Indemnitee may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the advice or opinion (including an Opinion of Counsel) of such Persons as to matters that the General Partner or such Indemnitee, respectively, reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such advice or opinion.

(c)                                  The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers, a duly appointed attorney or attorneys-in-fact or the duly authorized officers of the Partnership or any Group Member.

Section 7.12  Purchase or Sale of Partnership Interests.  Subject to Section 5.12(b)(ii)(B)(6), the General Partner may cause the Partnership to purchase or otherwise acquire Partnership Interests or Derivative Partnership Interests. As long as Partnership Interests are held by any Group Member, such Partnership Interests shall not be considered Outstanding for any purpose, except as otherwise provided herein. The General Partner or any Affiliate of the General Partner may also purchase or otherwise acquire and sell or otherwise dispose of Partnership Interests for its own account, subject to the provisions of Article IV and Article X.

Section 7.13  Reliance by Third Parties.  Notwithstanding anything to the contrary in this Agreement, any Person (other than the General Partner and its Affiliates) dealing with the Partnership shall be entitled to assume that the General Partner and any officer of the General Partner authorized by the General Partner to act on behalf of and in the name of the Partnership has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any authorized contracts on behalf of the Partnership, and such Person shall be entitled to deal with the General Partner or any such officer as if it were the Partnership’s sole party in interest, both legally and beneficially. Each Limited Partner hereby waives, to the fullest extent permitted by law, any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of the General Partner or any such officer in connection with any such dealing. In no event shall any Person (other than the General Partner and its Affiliates) dealing with the General Partner or any such officer or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the General Partner or any such officer or its representatives. Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.

ARTICLE VIII

BOOKS, RECORDS, ACCOUNTING AND REPORTS

Section 8.1  Records and Accounting.  The General Partner shall keep or cause to be kept at the principal office of the Partnership appropriate books and records with respect to the Partnership’s business, including the Register and all other books and records necessary to provide to the Limited Partners any information required to be provided pursuant to Section 3.4(a). Any books and records maintained by or on behalf of the Partnership in the regular course of its business, including the Register, books of account and records of Partnership proceedings, may be kept on, or be in the form of, computer disks, hard drives, magnetic tape, photographs, micrographics or any other information storage device; provided, however, that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Partnership shall be maintained, for financial reporting purposes, on an accrual basis in accordance with U.S. GAAP.

Section 8.2  Fiscal Year.  The fiscal year of the Partnership shall be a fiscal year ending December 31.

Section 8.3  Reports.

(a)                                 Whether or not the Partnership is subject to the requirement to file reports with the Commission, as soon as practicable, but in no event later than 105 days after the close of each fiscal year of the Partnership (or such shorter period as required by the Commission), the General Partner shall cause to be mailed or made available, by any reasonable means (including posting on or accessible through the Partnership’s or the Commission’s website) to each Record Holder of a Unit or other Partnership Interest as of a date selected by the General Partner, an annual report containing financial statements of the Partnership for such fiscal year of the Partnership, presented in accordance with U.S. GAAP, including a balance sheet and statements of operations, Partnership equity and cash flows, such statements to be audited by a firm of independent public accountants selected by the General Partner, and such other information as may be required by applicable law, regulation or rule of the Commission or any National Securities Exchange on which the Units are listed or admitted to trading, or as the General Partner determines to be necessary or appropriate.

(b)                                 Whether or not the Partnership is subject to the requirement to file reports with the Commission, as soon as practicable, but in no event later than 50 days after the close of each Quarter (or such shorter period as required by the Commission) except the last Quarter of each fiscal year, the General Partner shall cause to be mailed or made available, by any reasonable means (including posting on or accessible through the Partnership’s or the Commission’s website) to each Record Holder of a Unit, as of a date selected by the General Partner, a report containing unaudited financial statements of the Partnership and such other information as may be required by applicable law, regulation or rule of the Commission or any National Securities Exchange on which the Units are listed or admitted to trading, or as the General Partner determines to be necessary or appropriate.

ARTICLE IX

TAX MATTERS

Section 9.1  Tax Characterization and Election.  The Partnership has elected to be treated as an association taxable as a corporation for U.S. federal income tax purposes pursuant to Treasury Regulations Section 301.7701-3(c) effective on the date immediately following the Recapitalization Date.

Section 9.2  Withholding.  Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that may be required to cause the Partnership and other Group Members to comply with any withholding requirements established under the Code or any other U.S. federal, state or local law, including pursuant to Sections 1441, 1442, 1445, 1471 and 1472 of the Code, or established under any foreign law. To the extent that the Partnership is required to withhold and pay over to any taxing authority any amount resulting from a distribution to any Partner, the General Partner may treat the amount withheld as a distribution of cash pursuant to Section 6.3 in the amount of such withholding from such Partner.

ARTICLE X

ADMISSION OF PARTNERS

Section 10.1  Admission of Limited Partners.

(a)                                 By acceptance of any Limited Partner Interests transferred in accordance with Article IV or acceptance of any Limited Partner Interests issued in accordance with Article V or pursuant to a merger, consolidation or conversion pursuant to Article XIV, and except as provided in Section 4.8, each transferee of, or other such Person acquiring a Limited Partner Interest (including any nominee, agent or representative acquiring such Limited Partner Interests for the account of another Person or Group, which nominee, agent or representative shall be subject to Section 10.1(b) below) (i) shall be admitted to the Partnership as a Limited Partner with respect to the Limited Partner Interests so transferred or issued to such Person when such Person becomes the Record Holder of the Limited Partner Interests so transferred or acquired, (ii) shall become bound, and shall be deemed to have agreed to be bound, by the terms of this Agreement, (iii) shall be deemed to represent that the transferee or acquirer has the capacity, power and authority to enter into this Agreement and (iv) shall be deemed to make any consents, acknowledgements or waivers contained in this Agreement, all with or without execution of this Agreement by such Person. The transfer of any Limited Partner Interests and the admission of any new Limited Partner shall not constitute an amendment to this Agreement. A Person may become a Limited Partner without the consent or approval of any of the Partners. A Person may not become a Limited Partner without acquiring a Limited Partner Interest and becoming the Record Holder of such Limited Partner Interest. The rights and obligations of a Person who is an Ineligible Holder shall be determined in accordance with Section 4.8.

(b)                                 With respect to Units that are held for a Person’s account by another Person that is the Record Holder (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), such Record Holder shall, in exercising the rights of a Limited Partner in respect of such Units, including the right to vote, on any matter, and unless the arrangement between such Persons provides otherwise, take all action as a Limited Partner by virtue of being the Record Holder of such Units in accordance with the direction of the Person who is the beneficial owner of such Units, and the Partnership shall be entitled to assume such Record Holder is so acting without further inquiry. The provisions of this Section 10.1(b) are subject to the provisions of Section 4.3.

(c)                                  The name and mailing address of each Record Holder shall be listed in the Register. The General Partner shall update the Register from time to time as necessary to reflect accurately the information therein (or shall cause the Transfer Agent to do so, as applicable). A Limited Partner Interest may be represented by a Certificate, as provided in Section 4.1.

(d)                                 Any transfer of a Limited Partner Interest shall not entitle the transferee to share in the profits and losses, to receive distributions, to receive allocations of income, gain, loss, deduction or credit or any similar item or to any other rights to which the transferor was entitled until the transferee becomes a Limited Partner pursuant to Section 10.1(a).

Section 10.2  Admission of Successor General Partner.  A successor General Partner approved pursuant to Section 11.1 or Section 11.2 or the transferee of or successor to all of the General Partner Interest pursuant to Section 4.6 who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the General Partner, effective immediately prior to (a) the withdrawal or removal of the predecessor or transferring General Partner pursuant to Section 11.1 or Section 11.2 or (b) the transfer of the General Partner Interest pursuant to Section 4.6, provided, however, that no such successor shall be admitted to the Partnership until compliance with the terms of Section 4.6 has occurred and such successor has executed and delivered such other documents or instruments as may be required to effect such admission. Any such successor is hereby authorized to and shall, subject to the terms hereof, carry on the business of the members of the Partnership Group without dissolution.

Section 10.3  Amendment of Agreement and Certificate of Limited Partnership.  To effect the admission to the Partnership of any Partner, the General Partner shall take all steps necessary or appropriate under the Delaware Act to amend the Register and any other records of the Partnership to reflect such admission and, if necessary, to prepare as soon as practicable an amendment to this Agreement and, if required by law, the General Partner shall prepare and file an amendment to the Certificate of Limited Partnership.

ARTICLE XI

WITHDRAWAL OR REMOVAL OF PARTNERS

Section 11.1  Withdrawal of the General Partner.

(a)                                 The General Partner shall be deemed to have withdrawn from the Partnership upon the occurrence of any one of the following events (each such event herein referred to as an “Event of Withdrawal”):

(i)                                     The General Partner voluntarily withdraws from the Partnership by giving written notice to the other Partners;

(ii)                                  The General Partner transfers all of its General Partner Interest pursuant to Section 4.6;

(iii)                               The General Partner is removed pursuant to Section 11.2;

(iv)                              The General Partner (A) makes a general assignment for the benefit of creditors; (B) files a voluntary bankruptcy petition for relief under Chapter 7 of the United States Bankruptcy Code; (C) files a petition or answer seeking for itself a liquidation, dissolution or similar relief (but not a reorganization) under any law; (D) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the General Partner in a proceeding of the type described in clauses (A) through (C) of this Section 11.1(a)(iv); or (E) seeks, consents to or acquiesces in the appointment of a trustee (but not a debtor-in-possession), receiver or liquidator of the General Partner or of all or any substantial part of its properties;

(v)                                 A final and non-appealable order of relief under Chapter 7 of the United States Bankruptcy Code is entered by a court with appropriate jurisdiction pursuant to a voluntary or involuntary petition by or against the General Partner; or

(vi)                              (A) if the General Partner is a corporation, a certificate of dissolution or its equivalent is filed for the General Partner, or 90 days expire after the date of notice to the General Partner of revocation of its charter without a reinstatement of its charter, under the laws of its state of incorporation;

(B)                               if the General Partner is a partnership or a limited liability company, the dissolution and commencement of winding up of the General Partner;

(C)                               if the General Partner is acting in such capacity by virtue of being a trustee of a trust, the termination of the trust;

(D)                               if the General Partner is a natural person, his or her death or adjudication of incompetency; and

(E)                                otherwise upon the termination of the General Partner.

If an Event of Withdrawal specified in Section 11.1(a)(iv), Section 11.1(a)(v), Section 11.1(a)(vi)(A), Section 11.1(a)(vi)(B), Section 11.1(a)(vi)(C) or Section 11.1(a)(vi)(E) occurs, the withdrawing General Partner shall give notice to the Limited Partners within 30 days after such occurrence. The Partners hereby agree that only the Events of Withdrawal described in this Section 11.1 shall result in the withdrawal of the General Partner from the Partnership.

(b)                                 Withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall not constitute a breach of this Agreement under the following circumstances: (i) at any time during the period beginning on the Closing Date and ending at 12:00 a.m., Central Time, on December 31, 2026, the General Partner voluntarily withdraws by giving at least 90 days’ advance notice of its intention to withdraw to the Limited Partners; provided, however, that prior to the effective date of such withdrawal, the withdrawal is approved by Unitholders holding a majority of the Outstanding Common Units (excluding Common Units held by the General Partner and its Affiliates) and the General Partner delivers to the Partnership an Opinion of Counsel (“Withdrawal Opinion of Counsel”) that such withdrawal (following the selection of the successor General Partner) would not result in the loss of the limited liability of any Limited Partner under the Delaware Act; (ii) at any time after 12:00 a.m., Central Time, on December 31, 2026, the General Partner voluntarily withdraws by giving at least 90 days’ advance notice to the Limited Partners, such withdrawal to take effect on the date specified in such notice; (iii) at any time that the General Partner ceases to be the General Partner pursuant to Section 11.1(a)(ii) or is removed pursuant to Section 11.2; or (iv) notwithstanding clause (i) of this sentence, at any time that the General Partner voluntarily withdraws by giving at least 90 days’ advance notice of its intention to withdraw to the Limited Partners, such withdrawal to take effect on the date specified in the notice, if at the time such notice is given one Person and its Affiliates (other than the General Partner and its Affiliates) own beneficially or of record or control at least 50% of the Outstanding Units. The withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall also constitute the withdrawal of the General Partner as general partner or managing member, if any, to the extent applicable, of the other Group Members. If the General Partner gives notice of withdrawal pursuant to Section 11.1(a)(i), the holders of a Unit Majority, may, prior to the effective date of such withdrawal, elect a successor General Partner. The Person so elected as successor General Partner shall automatically become the successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. If, prior to the effective date of the General Partner’s withdrawal pursuant to Section 11.1(a)(i), a successor is not selected by the Unitholders as provided herein or the Partnership does not receive a Withdrawal Opinion of Counsel, the Partnership shall be dissolved in accordance with Section 12.1, unless the business of the Partnership is continued pursuant to Section 12.2. Any successor General Partner elected in accordance with the terms of this Section 11.1 shall be subject to the provisions of Section 10.2.

Section 11.2  Removal of the General Partner.  The General Partner may be removed if such removal is both (i) for Cause and (ii) approved by the Unitholders holding at least 66 2/3% of the Outstanding Units (including Common Units and Class B Units held by the General Partner and its Affiliates) voting as a single class. Any such action by such holders for removal of the General Partner must also provide for the election of a successor General Partner by the Unitholders holding a Unit Majority. Such removal shall be effective immediately following the admission of a successor General Partner pursuant to Section 10.2. The removal of the General Partner shall also automatically constitute the removal of the General Partner as general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. If a Person is elected as a successor General Partner in accordance with the terms of this Section 11.2, such Person shall, upon admission pursuant to Section 10.2, automatically become a successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. The right of the holders of Outstanding Units to remove the General Partner shall not exist or be exercised unless the Partnership has received an opinion opining as to the matters covered by a Withdrawal Opinion of Counsel. Any successor General Partner elected in accordance with the terms of this Section 11.2 shall be subject to the provisions of Section 10.2.

Section 11.3  Interest of Departing General Partner and Successor General Partner.

(a)                                 In the event of withdrawal of the General Partner under circumstances where such withdrawal does not violate this Agreement, if the successor General Partner is elected in accordance with the terms of Section 11.1, the Departing General Partner shall have the option, exercisable prior to the effective date of the withdrawal of such Departing General Partner, to require its successor to purchase its General Partner Interest and its or its Affiliates’ general partner interest (or equivalent interest), if any, in the other Group Members (collectively, the “Combined Interest”) in exchange for an amount in cash equal to the fair market value of such Combined Interest, such amount to be determined and payable as of the effective date of its withdrawal. If the General Partner is removed by the Unitholders pursuant to Section 11.2 or if the General Partner withdraws under circumstances where such withdrawal violates this Agreement, and if a successor General Partner is elected in accordance with the terms of Section 11.1 or Section 11.2 (or if the business of the Partnership is continued pursuant to Section 12.2 and the successor General Partner is not the former General Partner), such successor shall have the option, exercisable prior to the effective date of the withdrawal or removal of such Departing General Partner (or, in the event the business of the Partnership is continued, prior to the date the business of the Partnership is continued), to purchase the Combined Interest for such fair market value of such Combined Interest. In either event, the Departing General Partner shall be entitled to receive all reimbursements due such Departing General Partner pursuant to Section 7.5, including any employee related liabilities (including severance liabilities), incurred in connection with the termination of any employees employed by the Departing General Partner or its Affiliates (other than any Group Member) for the benefit of the Partnership or the other Group Members.

For purposes of this Section 11.3(a), the fair market value of the Combined Interest shall be determined by agreement between the Departing General Partner and its successor or, failing agreement within 30 days after the effective date of such Departing General Partner’s withdrawal or removal, by an independent investment banking firm or other independent expert selected by the Departing General Partner and its successor, which, in turn, may rely on other experts, and the determination of which shall be conclusive as to such matter. If such parties cannot agree upon one independent investment banking firm or other independent expert within 45 days after the effective date of such withdrawal or removal, then the Departing General Partner shall designate an independent investment banking firm or other independent expert, the Departing General Partner’s successor shall designate an independent investment banking firm or other independent expert, and such firms or experts shall mutually select a third independent investment banking firm or independent expert, which third independent investment banking firm or other independent expert shall determine the fair market value of the Combined Interest. In making its determination, such third independent investment banking firm or other independent expert may consider the then current trading price of Units on any National Securities Exchange on which Units are then listed or admitted to trading, the value of the Partnership’s assets, the rights and obligations of the Departing General Partner and other factors it may deem relevant.

(b)                                 If the Combined Interest is not purchased in the manner set forth in Section 11.3(a), the Departing General Partner (or its transferee) shall become a Limited Partner and its Combined Interest shall be converted into Common Units pursuant to a valuation made by an investment banking firm or other independent expert selected pursuant to Section 11.3(a), without reduction in such Partnership Interest (but subject to proportionate dilution by reason of the admission of its successor). Any successor General Partner shall indemnify the Departing General Partner (or its transferee) as to all debts and liabilities of the Partnership arising on or after the date on which the Departing General Partner (or its transferee) becomes a Limited Partner. For purposes of this Agreement, conversion of the Combined Interest of the Departing General Partner to Common Units shall be characterized as if the Departing General Partner (or its transferee) contributed its Combined Interest to the Partnership in exchange for the newly issued Common Units.

Section 11.4  Withdrawal of Limited Partners.  No Limited Partner shall have any right to withdraw from the Partnership; provided, however, that when a transferee of a Limited Partner’s Limited Partner Interest becomes a Record Holder of the Limited Partner Interest so transferred, such transferring Limited Partner shall cease to be a Limited Partner with respect to the Limited Partner Interest so transferred.

ARTICLE XII

DISSOLUTION AND LIQUIDATION

Section 12.1  Dissolution.  The Partnership shall not be dissolved by the admission of additional Limited Partners or by the admission of a successor General Partner in accordance with the terms of this Agreement. Upon the removal or withdrawal of the General Partner, if a successor General Partner is elected pursuant to Section 11.1, Section 11.2 or Section 12.2, to the fullest extent permitted by law, the Partnership shall not be dissolved and such successor General Partner shall continue the business of the Partnership. The Partnership shall dissolve, and (subject to Section 12.2) its affairs shall be wound up, upon:

(a)                                 an Event of Withdrawal of the General Partner as provided in Section 11.1(a) (other than Section 11.1(a)(ii)), unless a successor is elected and a Withdrawal Opinion of Counsel is received as provided in Section 11.1(b) or Section 11.2 and such successor is admitted to the Partnership pursuant to Section 10.2;

(b)                                 an election to dissolve the Partnership by the General Partner that is approved by the holders of a Unit Majority;

(c)                                  the entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Delaware Act; or

(d)                                 at any time there are no Limited Partners, unless the Partnership is continued without dissolution in accordance with the Delaware Act.

Section 12.2  Continuation of the Business of the Partnership After Dissolution.  Upon (a) dissolution of the Partnership following an Event of Withdrawal caused by the withdrawal or removal of the General Partner as provided in Section 11.1(a)(i) or Section 11.1(a)(iii) and the failure of the Partners to select a successor to such Departing General Partner pursuant to Section 11.1 or Section 11.2, then, to the fullest extent permitted by law, within 90 days thereafter, or (b) dissolution of the Partnership upon an event constituting an Event of Withdrawal as defined in Section 11.1(a)(iv), Section 11.1(a)(v) or Section 11.1(a)(vi), then, to the fullest extent permitted by law, within 180 days thereafter, the holders of a Unit Majority may elect to continue the business of the Partnership on the same terms and conditions set forth in this Agreement by appointing as a successor General Partner a Person approved by the holders of a Unit Majority. Unless such an election is made within the applicable time period as set forth above, the Partnership shall conduct only activities necessary to wind up its affairs. If such an election is so made, then:

(i)                                     the Partnership shall continue without dissolution unless earlier dissolved in accordance with this Article XII;

(ii)                                  if the successor General Partner is not the former General Partner, then the interest of the former General Partner shall be treated in the manner provided in Section 11.3; and

(iii)                               the successor General Partner shall be admitted to the Partnership as General Partner, effective as of the Event of Withdrawal, by agreeing in writing to be bound by this Agreement;

provided, however, that the right of the holders of a Unit Majority to approve a successor General Partner and to continue the business of the Partnership shall not exist and may not be exercised unless the Partnership has received an Opinion of Counsel that the exercise of the right would not result in the loss of limited liability of any Limited Partner under the Delaware Act.

Section 12.3  Liquidator.  Upon dissolution of the Partnership, in accordance with the provisions of this Article XII, the General Partner shall select one or more Persons to act as Liquidator. The Liquidator (if other than the General Partner) shall be entitled to receive such compensation for its services as may be approved by the holders of a Unit Majority. The Liquidator (if other than the General Partner) shall agree not to resign at any time without 15 days’ prior notice and may be removed at any time, with or without cause, by notice of removal approved by the holders of a Unit Majority. Upon dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within 30 days thereafter be approved by the holders of a Unit Majority. The right to approve a successor or substitute Liquidator in the manner provided herein shall be deemed to refer also to any such successor or substitute Liquidator approved in the manner herein provided. Except as expressly provided in this Article XII, the Liquidator approved in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the General Partner under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers, other than the limitation on sale set forth in Section 7.4) necessary or appropriate to carry out the duties and functions of the Liquidator hereunder for and during the period of time required to complete the winding up and liquidation of the Partnership as provided for herein.

Section 12.4  Liquidation.  The Liquidator shall proceed to dispose of the assets of the Partnership, discharge its liabilities and otherwise wind up its affairs in such manner and over such period as determined by the Liquidator, subject to Section 17-804 of the Delaware Act and the following:

(a)                                 The assets may be disposed of by public or private sale or by distribution in kind to one or more Partners on such terms as the Liquidator and such Partner or Partners may agree. If any property is distributed in kind, the Partner receiving the property shall be deemed for purposes of Section 12.4(c) to have received cash equal to its fair market value; and contemporaneously therewith, appropriate cash distributions must be made to the other Partners. The Liquidator may defer liquidation or distribution of the Partnership’s assets for a reasonable time if it determines that an immediate sale or distribution of all or some of the Partnership’s assets would be impractical or would cause undue loss to the Partners. The Liquidator may distribute the Partnership’s assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the Partners.

(b)                                 Liabilities of the Partnership include amounts owed to the Liquidator as compensation for serving in such capacity (subject to the terms of Section 12.3) and amounts to Partners otherwise than in respect of their distribution rights under Article VI. With respect to any liability that is contingent, conditional or unmatured or is otherwise not yet due and payable, the Liquidator shall either settle such claim for such amount as it thinks appropriate or establish a reserve of cash or other assets to provide for its payment. When paid, any unused portion of the reserve shall be distributed as additional liquidation proceeds.

(c)                                  All property and all cash (including cash equivalents) in excess of that required to satisfy or discharge liabilities as provided in Section 12.4(b) and that required to satisfy liquidation preferences of the Series A Preferred Units provided for under Section 5.12(b)(x) shall (i) first be distributed to the Record Holders of Class B Units until the Record Holders of all outstanding Class B Units have received the Class B Capital Contribution Per Unit Amount in respect of each such Class B Unit pursuant to Section 6.3(b), and then (ii) be distributed to the Partners in accordance with the priorities for distributions set forth in Section 6.3(c) (except that no further distributions shall be made in respect of any Class B Units or in respect of the General Partner Interest) and such distribution shall be made by the end of such taxable period (or, if later, within 90 days after said date of such occurrence).

Section 12.5  Cancellation of Certificate of Limited Partnership.  Upon the completion of the distribution of Partnership cash and property as provided in Section 12.4 in connection with the liquidation of the Partnership, the Certificate of Limited Partnership and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Delaware shall be canceled and such other actions as may be necessary to terminate the Partnership shall be taken.

Section 12.6  Return of Contributions.  The General Partner shall not be personally liable for, and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate, the return of the Capital Contributions of the Limited Partners or Unitholders, or any portion thereof, it being expressly understood that any such return shall be made solely from assets of the Partnership.

Section 12.7  Waiver of Partition.  To the maximum extent permitted by law, each Partner hereby waives any right to partition of the Partnership property.

ARTICLE XIII

AMENDMENT OF PARTNERSHIP AGREEMENT;

MEETINGS; RECORD DATE

Section 13.1  Amendments to be Adopted Solely by the General Partner.  Each Partner agrees that the General Partner, without the approval of any other Partner, subject to Section 5.12(b)(ii)(B), may amend any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:

(a)                                 a change in the name of the Partnership, the location of the principal office of the Partnership, the registered agent of the Partnership or the registered office of the Partnership;

(b)                                 admission, substitution, withdrawal or removal of Partners in accordance with this Agreement;

(c)                                  a change that the General Partner determines to be necessary or appropriate to qualify or continue the qualification of the Partnership as a limited partnership or a partnership in which the Limited Partners have limited liability under the laws of any state;

(d)                                 a change that the General Partner determines (i) does not adversely affect the Limited Partners considered as a whole or any particular class of Partnership Interests as compared to other classes of Partnership Interests in any material respect; provided that for purposes of determining whether an amendment satisfies the requirements of this Section 13.1(d), the General Partner may in its sole discretion disregard any adverse effect on any class or classes of Partnership Interests the holders of which have approved such amendment pursuant to Section 13.3(c), (ii) to be necessary or appropriate to (A) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Delaware Act) or (B) facilitate the trading of the Units or comply with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are or shall be listed or admitted to trading, (iii) to be necessary or appropriate in connection with action taken by the General Partner pursuant to Section 5.9 or (iv) is required to effect the intent expressed in the Registration Statement or the intent of the provisions of this Agreement or is otherwise contemplated by this Agreement;

(e)                                  a change in the fiscal year or taxable period of the Partnership and any other changes that the General Partner determines to be necessary or appropriate as a result of a change in the fiscal year or taxable period of the Partnership including, if the General Partner shall so determine, a change in the definition of “Quarter” and the dates on which distributions are to be made by the Partnership;

(f)                                   an amendment that is necessary, in the Opinion of Counsel, to prevent the Partnership, or the General Partner or its directors, officers, trustees or agents from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

(g)                                  an amendment that the General Partner determines to be necessary or appropriate in connection with the authorization or issuance of any class or series of Partnership Interests or Derivative Partnership Interests pursuant to Section 5.7;

(h)                                 any amendment expressly permitted in this Agreement to be made by the General Partner acting alone;

(i)                                     an amendment effected, necessitated or contemplated by a Merger Agreement or Plan of Conversion approved in accordance with Section 14.3;

(j)                                    an amendment that the General Partner determines to be necessary or appropriate to reflect and account for the formation by the Partnership of, or investment by the Partnership in, any corporation, partnership, joint venture, limited liability company or other entity, in connection with the conduct by the Partnership of activities permitted by the terms of Section 2.4 or Section 7.1(a);

(k)                                 an amendment to Section 10.1 providing that any transferee of a Limited Partner Interest (including any nominee holder or an agent or representative acquiring such Limited Partner Interest for the account of another Person) shall be deemed to certify that the transferee is not an Ineligible Holder;

(l)                                     a merger, conveyance or conversion pursuant to Section 14.3(d) or Section 14.3(e); or

(m)                             any other amendments substantially similar to the foregoing.

Section 13.2  Amendment Procedures.  Amendments to this Agreement may be proposed only by the General Partner. To the fullest extent permitted by law, the General Partner shall have no obligation or duty to the Partnership or the Limited Partners to propose or approve, and may decline to propose or approve, any amendment to this Agreement in its sole discretion. An amendment to this Agreement shall be effective upon its approval by the General Partner and, except as otherwise provided by Section 13.1 or Section 13.3, the holders of a Unit Majority, unless a greater or different percentage of Outstanding Units is required under this Agreement or by Delaware law. Each proposed amendment that requires the approval of the holders of a specified percentage of Outstanding Units or class of Outstanding Units shall be set forth in a writing that contains the text of the proposed amendment. If such an amendment is proposed, the General Partner shall seek the written approval of the requisite percentage of Outstanding Units or class of Outstanding Units, as applicable, or call a meeting of the Unitholders to consider and vote on such proposed amendment. The General Partner shall notify all Record Holders upon final adoption of any amendments. The General Partner shall be deemed to have notified all Record Holders as required by this Section 13.2 if it has posted or made accessible such amendment through the Partnership’s or the Commission’s website.

Section 13.3  Amendment Requirements.

(a)                                 Notwithstanding the provisions of Section 13.1 and Section 13.2, no provision of this Agreement that establishes a percentage of Outstanding Units or percentage of a particular class of Outstanding Units (including Units deemed owned by the General Partner) required to take any action shall be amended, altered, changed, repealed or rescinded in any respect that would have the effect of (i) in the case of any provision of this Agreement other than Section 11.2 or Section 13.4, reducing such percentage or (ii) in the case of Section 11.2 or Section 13.4 increasing such percentages, unless such amendment is approved by the written consent or the affirmative vote of holders of Outstanding Units (or holders of Outstanding Units of such applicable class, as the case may be) whose aggregate Outstanding Units (generally or of such applicable class, as the case may be) constitute (x) in the case of a reduction as described in subclause (a)(i) hereof, not less than the voting requirement sought to be reduced, (y) in the case of an increase in the percentage in Section 11.2, not less than 66 2/3% of the Outstanding Units, or (z) in the case of an increase in the percentage in Section 13.4, not less than a majority of the Outstanding Units.

(b)                                 Notwithstanding the provisions of Section 13.1 and Section 13.2, no amendment to this Agreement may (i) enlarge the obligations of any Limited Partner without its consent, unless such shall be deemed to have occurred as a result of an amendment approved pursuant to Section 13.3(c) or (ii) enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable to, the General Partner or any of its Affiliates without its consent, which consent may be given or withheld at its option.

(c)                                  Except as provided in Section 14.3, and without limitation of the General Partner’s authority to adopt amendments to this Agreement without the approval of any Partners as contemplated in Section 13.1, any amendment that would have a material adverse effect on the rights or preferences of any class of Partnership Interests in relation to other classes of Partnership Interests must be approved by the holders of not less than a majority of the Outstanding Partnership Interests of the class affected.

(d)                                 Notwithstanding any other provision of this Agreement, except for amendments pursuant to Section 13.1 and except as otherwise provided by Section 14.3(b), no amendments shall become effective without the approval of the holders of at least 90% of the Outstanding Units voting as a single class unless the Partnership obtains an Opinion of Counsel to the effect that such amendment shall not affect the limited liability of any Limited Partner under applicable partnership law of the state under whose laws the Partnership is organized.

(e)                                  Except as provided in Section 13.1, this Section 13.3 shall only be amended with the approval of the holders of at least 90% of the Outstanding Units.

Section 13.4  Special Meetings.  All acts of Limited Partners to be taken pursuant to this Agreement shall be taken in the manner provided in this Article XIII. Special meetings of the Limited Partners may be called by the General Partner or by Limited Partners owning 20% or more of the Outstanding Units of the class or classes for which a meeting is proposed. Limited Partners shall call a special meeting by delivering to the General Partner one or more requests in writing stating that the signing Limited Partners wish to call a special meeting and indicating the specific purposes for which the special meeting is to be called and the class or classes of Units for which the meeting is proposed. No business may be brought by any Limited Partner before such special meeting except the business listed in the related request. Within 60 days after receipt of such a call from Limited Partners or within such greater time as may be reasonably necessary for the Partnership to comply with any statutes, rules, regulations, listing agreements or similar requirements governing the holding of a meeting or the solicitation of proxies for use at such a meeting, the General Partner shall send or cause to be sent a notice of the meeting to the Limited Partners either directly or indirectly through the Transfer Agent. A meeting shall be held at a time and place determined by the General Partner on a date not less than 10 days nor more than 60 days after the time notice of the meeting is given as provided in Section 16.1. Limited Partners shall not be permitted to vote on matters that would cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners’ limited liability under the Delaware Act or the law of any other state in which the Partnership is qualified to do business. If any such vote were to take place, to the fullest extent permitted by law, it shall be deemed null and void to the extent necessary so as not to jeopardize the Limited Partners’ limited liability under the Delaware Act or the law of any other state in which the Partnership is qualified to do business.

Section 13.5  Notice of a Meeting.  Notice of a meeting called pursuant to Section 13.4 shall be given to the Record Holders of the class or classes of Units for which a meeting is proposed in writing by mail or other means of written communication in accordance with Section 16.1. The notice shall be deemed to have been given at the time when deposited in the mail or sent by other means of written communication.

Section 13.6  Record Date.  For purposes of determining the Limited Partners who are Record Holders of the class or classes of Limited Partner Interests entitled to notice of or to vote at a meeting of the Limited Partners or to give approvals without a meeting as provided in Section 13.11 the General Partner shall set a Record Date, which shall not be less than 10 nor more than 60 days before (a) the date of the meeting (unless such requirement conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed or admitted to trading or U.S. federal securities laws, in which case the rule, regulation, guideline or requirement of such National Securities Exchange or U.S. federal securities laws shall govern) or (b) in the event that approvals are sought without a meeting, the date by which such Limited Partners are requested in writing by the General Partner to give such approvals. If the General Partner does not set a Record Date, then (a) the Record Date for determining the Limited Partners entitled to notice of or to vote at a meeting of the Limited Partners shall be the close of business on the day next preceding the day on which notice is given, and (b) the Record Date for determining the Limited Partners entitled to give approvals without a meeting shall be the date the first written approval is deposited with the Partnership in care of the General Partner in accordance with Section 13.11.

Section 13.7  Postponement and Adjournment.  Prior to the date upon which any meeting of Limited Partners is to be held, the General Partner may postpone such meeting one or more times for any reason by giving notice to each Limited Partner entitled to vote at the meeting so postponed of the place, date and hour at which such meeting would be held. Such notice shall be given not fewer than two days before the date of such meeting and otherwise in accordance with this Article XIII. When a meeting is postponed, a new Record Date need not be fixed unless the aggregate amount of such postponement shall be for more than 45 days after the original meeting date. Any meeting of Limited Partners may be adjourned by the General Partner one or more times for any reason, including the failure of a quorum to be present at the meeting with respect to any proposal or the failure of any proposal to receive sufficient votes for approval. No vote of the Limited Partners shall be required for any adjournment. A meeting of Limited Partners may be adjourned by the General Partner as to one or more proposals regardless of whether action has been taken on other matters. When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting and a new Record Date need not be fixed, if the time and place thereof are announced at the meeting at which the adjournment is taken, unless such adjournment shall be for more than 45 days. At the adjourned meeting, the Partnership may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 45 days or if a new Record Date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given in accordance with this Article XIII.

Section 13.8  Waiver of Notice; Approval of Meeting; Approval of Minutes.  The transaction of business at any meeting of Limited Partners, however called and noticed, and whenever held, shall be as valid as if it had occurred at a meeting duly held after call and notice in accordance with Section 13.4 and Section 13.5, if a quorum is present either in person or by proxy. Attendance of a Limited Partner at a meeting shall constitute a waiver of notice of the meeting, except when the Limited Partner attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened; and except that attendance at a meeting is not a waiver of any right to disapprove of any matters submitted for consideration or to object to the failure to submit for consideration any matters required to be included in the notice of the meeting, but not so included, if such objection is expressly made at the beginning of the meeting.

Section 13.9  Quorum and Voting.  The presence, in person or by proxy, of holders of a majority of the Outstanding Units of the class or classes for which a meeting has been called (including Outstanding Units deemed owned by the General Partner and its Affiliates) shall constitute a quorum at a meeting of Limited Partners of such class or classes unless any such action by the Limited Partners requires approval by the holders of a greater percentage of such Units, in which case the quorum shall be such greater percentage. At any meeting of the Limited Partners duly called and held in accordance with this Agreement at which a quorum is present, the act of Limited Partners holding Outstanding Units that in the aggregate represent a majority of the Outstanding Units entitled to vote at such meeting shall be deemed to constitute the act of all Limited Partners, unless a different percentage is required with respect to such action under the provisions of this Agreement, in which case the act of the Limited Partners holding Outstanding Units that in the aggregate represent at least such different percentage or the act of the Limited Partners holding the requisite percentage of the necessary class, as applicable, shall be required. Notwithstanding anything to the contrary in this Agreement, the restrictions in the definition of “Outstanding” that apply to Persons that beneficially own 20% or more of any class of Partnership Interests shall not restrict a Series A Preferred Unitholder from voting all, and being deemed present with respect to all, of his, her or its Series A Preferred Units on any matter, including, as applicable, on an as-converted basis with the holders of Common Units. The Limited Partners present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the exit of enough Limited Partners to leave less than a quorum, if any action taken (other than adjournment) is approved by the required percentage of Outstanding Units or the act of the Limited Partners holding the requisite percentage of the necessary class, as applicable, specified in this Agreement.

Section 13.10  Conduct of a Meeting.  The General Partner shall have full power and authority concerning the manner of conducting any meeting of the Limited Partners or solicitation of approvals in writing, including the determination of Persons entitled to vote, the existence of a quorum, the satisfaction of the requirements of Section 13.4, the conduct of voting, the validity and effect of any proxies and the determination of any controversies, votes or challenges arising in connection with or during the meeting or voting. The General Partner shall designate a Person to serve as chairman of any meeting and shall further designate a Person to take the minutes of any meeting. All minutes shall be kept with the records of the Partnership maintained by the General Partner. The General Partner may make such other regulations consistent with applicable law and this Agreement as it may deem advisable concerning the conduct of any meeting of the Limited Partners or solicitation of approvals in writing, including regulations in regard to the appointment of proxies, the appointment and duties of inspectors of votes and approvals, the submission and examination of proxies and other evidence of the right to vote, and the submission and revocation of approvals in writing.

Section 13.11  Action Without a Meeting.  If authorized by the General Partner, any action that may be taken at a meeting of the Limited Partners may be taken without a meeting if an approval in writing setting forth the action so taken is signed by Limited Partners owning not less than the minimum percentage of the Outstanding Units (including Units deemed owned by the General Partner and its Affiliates) that would be necessary to authorize or take such action at a meeting at which all the Limited Partners were present and voted (unless such provision conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed or admitted to trading, in which case the rule, regulation, guideline or requirement of such National Securities Exchange shall govern). Prompt notice of the taking of action without a meeting shall be given to the Limited Partners who have not approved in writing. The General Partner may specify that any written ballot submitted to Limited Partners for the purpose of taking any action without a meeting shall be returned to the Partnership within the time period, which shall be not less than 20 days, specified by the General Partner. If a ballot returned to the Partnership does not vote all of the Outstanding Units held by such Limited Partners, the Partnership shall be deemed to have failed to receive a ballot for the Outstanding Units that were not voted. If approval of the taking of any permitted action by the Limited Partners is solicited by any Person other than by or on behalf of the General Partner, the written approvals shall have no force and effect unless and until (a) approvals sufficient to take the action proposed are deposited with the Partnership in care of the General Partner, (b) approvals sufficient to take the action proposed are dated as of a date not more than 90 days prior to the date sufficient approvals are first deposited with the Partnership and (c) an Opinion of Counsel is delivered to the General Partner to the effect that the exercise of such right and the action proposed to be taken with respect to any particular matter (i) shall not cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners’ limited liability, and (ii) is otherwise permissible under the state statutes then governing the rights, duties and liabilities of the Partnership and the Partners.

Section 13.12  Right to Vote and Related Matters.

(a)                                 Only those Record Holders of the Outstanding Units on the Record Date set pursuant to Section 13.6 shall be entitled to notice of, and to vote at, a meeting of Limited Partners or to act with respect to matters as to which the holders of the Outstanding Units have the right to vote or to act. All references in this Agreement to votes of, or other acts that may be taken by, the Outstanding Units shall be deemed to be references to the votes or acts of the Record Holders of such Outstanding Units.

(b)                                 With respect to Units that are held for a Person’s account by another Person that is the Record Holder (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), such Record Holder shall, in exercising the voting rights in respect of such Units on any matter, and unless the arrangement between such Persons provides otherwise, vote such Units in favor of, and in accordance with the direction of, the Person who is the beneficial owner of such Units, and the Partnership shall be entitled to assume such Record Holder is so acting without further inquiry. The provisions of this Section 13.12(b) (as well as all other provisions of this Agreement) are subject to the provisions of Section 4.3.

Section 13.13  Class B Units.  Each of the Partners and each other Person who may acquire Partnership Interests agrees that the holders of Class B Units shall be entitled to receive notice of, be included in any requisite quora for and participate in any and all approvals, votes or other actions of the Partners on a Pro Rata basis as, and treating such Persons for all purposes as if they are, Unitholders holding Common Units, including any and all notices, quora, approvals, votes and other actions that may be taken pursuant to the requirements of the Delaware Act or any other applicable law, rule or regulation, except as otherwise explicitly provided hereunder. Except with respect to Section 13.3(c) and Section 7.4(b), each reference in this Agreement to a vote of Record Holders of Common Units shall be deemed to constitute a reference to the Record Holders of Common Units, Class B Units and, to the extent provided in Section 5.12(b)(ii), Series A Preferred Units, voting together as a single class during any period in which any Class B Units are Outstanding. The affirmative vote of the holders of a majority of the voting power of all Class B Units voting separately as a class shall be required to alter, amend or repeal this Section 13.13 or to adopt any provision inconsistent therewith.

ARTICLE XIV

MERGER, CONSOLIDATION OR CONVERSION

Section 14.1  Authority.  The Partnership may merge or consolidate with or into one or more corporations, limited liability companies, statutory trusts or associations, real estate investment trusts, common law trusts or unincorporated businesses, including a partnership (whether general or limited (including a limited liability partnership)) or convert into any such entity, whether such entity is formed under the laws of the State of Delaware or any other state of the United States of America or any other country, pursuant to a written plan of merger or consolidation (“Merger Agreement”) or a written plan of conversion (“Plan of Conversion”), as the case may be, in accordance with this Article XIV.

Section 14.2  Procedure for Merger, Consolidation or Conversion.

(a)                                 Merger, consolidation or conversion of the Partnership pursuant to this Article XIV requires the prior consent of the General Partner; provided, however, that, to the fullest extent permitted by law, the General Partner shall have no duty or obligation to consent to any merger, consolidation or conversion of the Partnership and may decline to do so free of any duty or obligation whatsoever to the Partnership or any Limited Partner and, in declining to consent to a merger, consolidation or conversion, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any other agreement contemplated hereby or under the Securities Act or any other law, rule or regulation or at equity, and the General Partner in determining whether to consent to any merger, consolidation or conversion of the Partnership shall be permitted to do so in its sole and absolute discretion.

(b)                                 If the General Partner shall determine to consent to the merger or consolidation, the General Partner shall approve the Merger Agreement, which shall set forth:

(i)                                     the name and state or country of domicile of each of the business entities proposing to merge or consolidate;

(ii)                                  the name and state of domicile of the business entity that is to survive the proposed merger or consolidation (the “Surviving Business Entity”);

(iii)                               the terms and conditions of the proposed merger or consolidation;

(iv)                              the manner and basis of exchanging or converting the equity securities of each constituent business entity for, or into, cash, property or interests, rights, securities or obligations of the Surviving Business Entity; and (A) if any general or limited partner interests, securities or rights of any constituent business entity are not to be exchanged or converted solely for, or into, cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity, the cash, property or interests, rights, securities or obligations of any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the Surviving Business Entity) which the holders of such general or limited partner interests, securities or rights are to receive in exchange for, or upon conversion of their interests, securities or rights, and (B) in the case of securities represented by certificates, upon the surrender of such certificates, which cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity or any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the Surviving Business Entity), or evidences thereof, are to be delivered;

(v)                                 a statement of any changes in the constituent documents or the adoption of new constituent documents (the articles or certificate of incorporation, articles of trust, declaration of trust, certificate or agreement of limited partnership, operating agreement or other similar charter or governing document) of the Surviving Business Entity to be effected by such merger or consolidation;

(vi)                              the effective time of the merger, which may be the date of the filing of the certificate of merger pursuant to Section 14.4 or a later date specified in or determinable in accordance with the Merger Agreement (provided, however, that if the effective time of the merger is to be later than the date of the filing of such certificate of merger, the effective time shall be fixed at a date or time certain at or prior to the time of the filing of such certificate of merger and stated therein); and

(vii)                           such other provisions with respect to the proposed merger or consolidation that the General Partner determines to be necessary or appropriate.

(c)                                  If the General Partner shall determine to consent to the conversion, the General Partner shall approve the Plan of Conversion, which shall set forth:

(i)                                     the name of the converting entity and the converted entity;

(ii)                                  a statement that the Partnership is continuing its existence in the organizational form of the converted entity;

(iii)                               a statement as to the type of entity that the converted entity is to be and the state or country under the laws of which the converted entity is to be incorporated, formed or organized;

(iv)                              the manner and basis of exchanging or converting the equity securities of each constituent business entity for, or into, cash, property or interests, rights, securities or obligations of the converted entity;

(v)                                 in an attachment or exhibit, the certificate of limited partnership of the Partnership;

(vi)                              in an attachment or exhibit, the certificate of limited partnership, articles of incorporation, or other organizational documents of the converted entity;

(vii)                           the effective time of the conversion, which may be the date of the filing of the articles of conversion or a later date specified in or determinable in accordance with the Plan of Conversion (provided, however, that if the effective time of the conversion is to be later than the date of the filing of such articles of conversion, the effective time shall be fixed at a date or time certain at or prior to the time of the filing of such articles of conversion and stated therein); and

(viii)                        such other provisions with respect to the proposed conversion that the General Partner determines to be necessary or appropriate.

Section 14.3  Approval by Limited Partners.

(a)                                 Except as provided in Section 14.3(d) and Section 14.3(e), the General Partner, upon its approval of the Merger Agreement or the Plan of Conversion, as the case may be, shall direct that the Merger Agreement or the Plan of Conversion, as applicable, be submitted to a vote of Limited Partners, whether at a special meeting or by written consent, in either case in accordance with the requirements of Article XIII. A copy or a summary of the Merger Agreement or the Plan of Conversion, as the case may be, shall be included in or enclosed with the notice of a special meeting or the written consent and, subject to any applicable requirements of Regulation 14A pursuant to the Exchange Act or successor provision, no other disclosure regarding the proposed merger, consolidation or conversion shall be required.

(b)                                 Except as provided in Section 14.3(d) and Section 14.3(e), the Merger Agreement or Plan of Conversion, as the case may be, shall be approved upon receiving the affirmative vote or consent of the holders of a Unit Majority unless the Merger Agreement or Plan of Conversion, as the case may be, effects an amendment to any provision of this Agreement that, if contained in an amendment to this Agreement adopted pursuant to Article XIII, would require for its approval the vote or consent of a greater percentage of the Outstanding Units or of any class of Limited Partners, in which case such greater percentage vote or consent shall be required for approval of the Merger Agreement or the Plan of Conversion, as the case may be.

(c)                                  Except as provided in Section 14.3(d) and Section 14.3(e), after such approval by vote or consent of the Limited Partners, and at any time prior to the filing of the certificate of merger or articles of conversion pursuant to Section 14.4, the merger, consolidation or conversion may be abandoned pursuant to provisions therefor, if any, set forth in the Merger Agreement or Plan of Conversion, as the case may be.

(d)                                 Notwithstanding anything else contained in this Article XIV or in this Agreement, but subject to Section 5.12(b)(ii)(B), the General Partner is permitted, without Limited Partner approval, to convert the Partnership or any Group Member into a new limited liability entity, to merge the Partnership or any Group Member into, or convey all of the Partnership’s assets to, another limited liability entity that shall be newly formed and shall have no assets, liabilities or operations at the time of such merger, conveyance or conversion other than those it receives from the Partnership or other Group Member if (i) the General Partner has received an Opinion of Counsel that the merger, conveyance or conversion, as the case may be, would not result in the loss of limited liability under the laws of the jurisdiction governing the other limited liability entity (if that jurisdiction is not Delaware) of any Limited Partner as compared to its limited liability under the Delaware Act or cause the Partnership or such other entity into which the Partnership converts or merges into, or conveys all of its assets to, not to be treated as a corporation or an association taxable as a corporation or otherwise not to be taxed as an entity for U.S. federal income tax purposes, (ii) the sole purpose of such merger, conveyance or conversion is to effect a mere change in the legal form of the Partnership into another limited liability entity and (iii) the General Partner determines that the governing instruments of the new entity provide the Limited Partners and the General Partner with substantially the same rights and obligations as are herein contained.

(e)                                  Additionally, notwithstanding anything else contained in this Article XIV, but subject to Section 5.12(b)(ii)(B), or in this Agreement, the General Partner is permitted, without Limited Partner approval, to merge or consolidate the Partnership with or into another limited liability entity if (i) the General Partner has received an Opinion of Counsel that the merger or consolidation, as the case may be, would not result in the loss of the limited liability of any Limited Partner under the laws of the jurisdiction governing the other limited liability entity (if that jurisdiction is not Delaware) as compared to its limited liability under the Delaware Act or cause the Partnership not to be treated as a corporation or an association taxable as a corporation or otherwise not to be taxed as an entity for U.S. federal income tax purposes, (ii) the merger or consolidation would not result in an amendment to this Agreement, other than any amendments that could be adopted pursuant to Section 13.1, (iii) the Partnership is the Surviving Business Entity in such merger or consolidation, (iv) each Unit outstanding immediately prior to the effective date of the merger or consolidation is to be an identical Partnership Interest of the Partnership after the effective date of the merger or consolidation, and (v) the number of Partnership Interests to be issued by the Partnership in such merger or consolidation does not exceed 20% of the Partnership Interests Outstanding immediately prior to the effective date of such merger or consolidation.

(f)                                   Pursuant to Section 17-211(g) of the Delaware Act, an agreement of merger or consolidation approved in accordance with this Article XIV may (i) effect any amendment to this Agreement or (ii) effect the adoption of a new partnership agreement for the Partnership if it is the Surviving Business Entity. Any such amendment or adoption made pursuant to this Section 14.3 shall be effective at the effective time or date of the merger or consolidation.

Section 14.4  Certificate of Merger or Certificate of Conversion.  Upon the required approval by the General Partner and the Unitholders of a Merger Agreement or the Plan of Conversion, as the case may be, a certificate of merger or certificate of conversion or other filing, as applicable, shall be executed and filed with the Secretary of State of the State of Delaware or the appropriate filing office of any other jurisdiction, as applicable, in conformity with the requirements of the Delaware Act or other applicable law.

Section 14.5  Effect of Merger, Consolidation or Conversion.

(a)                                 At the effective time of the merger:

(i)                                     all of the rights, privileges and powers of each of the business entities that has merged or consolidated, and all property, real, personal and mixed, and all debts due to any of those business entities and all other things and causes of action belonging to each of those business entities, shall be vested in the Surviving Business Entity and after the merger or consolidation shall be the property of the Surviving Business Entity to the extent they were of each constituent business entity;

(ii)                                  the title to any real property vested by deed or otherwise in any of those constituent business entities shall not revert and is not in any way impaired because of the merger or consolidation;

(iii)                               all rights of creditors and all liens on or security interests in property of any of those constituent business entities shall be preserved unimpaired; and

(iv)                              all debts, liabilities and duties of those constituent business entities shall attach to the Surviving Business Entity and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it.

(b)                                 At the effective time of the conversion:

(i)                                     the Partnership shall continue to exist, without interruption, but in the organizational form of the converted entity rather than in its prior organizational form;

(ii)                                  all rights, title, and interests to all real estate and other property owned by the Partnership shall continue to be owned by the converted entity in its new organizational form without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred, but subject to any existing liens or other encumbrances thereon;

(iii)                               all liabilities and obligations of the Partnership shall continue to be liabilities and obligations of the converted entity in its new organizational form without impairment or diminution by reason of the conversion;

(iv)                              all rights of creditors or other parties with respect to or against the prior interest holders or other owners of the Partnership in their capacities as such in existence as of the effective time of the conversion shall continue in existence as to those liabilities and obligations and may be pursued by such creditors and obligees as if the conversion did not occur;

(v)                                 a proceeding pending by or against the Partnership or by or against any of Partners in their capacities as such may be continued by or against the converted entity in its new organizational form and by or against the prior Partners without any need for substitution of parties; and

(vi)                              the Partnership Interests that are to be converted into partnership interests, shares, evidences of ownership, or other securities in the converted entity as provided in the plan of conversion shall be so converted, and Partners shall be entitled only to the rights provided in the Plan of Conversion.

ARTICLE XV

RIGHT TO ACQUIRE LIMITED PARTNER INTERESTS

Section 15.1  Right to Acquire Limited Partner Interests.

(a)                                 Notwithstanding any other provision of this Agreement, if at any time the General Partner and its Affiliates hold more than 80% of the sum of (i) the number of Common Units then Outstanding and (ii) the number of Class B Units then Outstanding equal to the number of OpCo Common Units, the General Partner shall then have the right, which right it may assign and transfer in whole or in part to the Partnership or any Affiliate of the General Partner, exercisable at its option, to purchase all, but not less than all, of such Common Units and Class B Units (and treating the Common Units and Class B Units as a single class of Units) then Outstanding held by Persons other than the General Partner and its Affiliates, at the greater of (x) the Current Market Price as of the date three Business Days prior to the date that the notice described in Section 15.1(b) is mailed and (y) the highest price paid by the General Partner or any of its Affiliates for any such Limited Partner Interest of such class purchased during the 90-day period preceding the date that the notice described in Section 15.1(b) is mailed. Notwithstanding anything to the contrary herein, for purposes of this Section 15.1(a), Common Units and Class B Units shall be considered Limited Partner Interests of a single class.

(b)                                 If the General Partner, any Affiliate of the General Partner or the Partnership elects to exercise the right to purchase Limited Partner Interests granted pursuant to Section 15.1(a), the General Partner shall deliver to the applicable Transfer Agent or exchange agent notice of such election to purchase (the “Notice of Election to Purchase”) and shall cause the Transfer Agent or exchange agent to mail a copy of such Notice of Election to Purchase to the Record Holders of Limited Partner Interests of such class (as of a Record Date selected by the General Partner), together with such information as may be required by law, rule or regulation, at least 10, but not more than 60, days prior to the Purchase Date. Such Notice of Election to Purchase shall also be filed and distributed as may be required by the Commission or any National Securities Exchange on which such Limited Partner Interests are listed. The Notice of Election to Purchase shall specify the Purchase Date and the price (determined in accordance with Section 15.1(a)) at which Limited Partner Interests shall be purchased and state that the General

Partner, its Affiliate or the Partnership, as the case may be, elects to purchase such Limited Partner Interests, upon surrender of Certificates representing such Limited Partner Interests, in the case of Limited Partner Interests evidenced by Certificates, or instructions agreeing to such redemption in exchange for payment, at such office or offices of the Transfer Agent or exchange agent as the Transfer Agent or exchange agent, as applicable, may specify, or as may be required by any National Securities Exchange on which such Limited Partner Interests are listed. Any such Notice of Election to Purchase mailed to a Record Holder of Limited Partner Interests at his, her or its address as reflected in the Register shall be conclusively presumed to have been given regardless of whether the owner receives such notice. On or prior to the Purchase Date, the General Partner, its Affiliate or the Partnership, as the case may be, shall deposit with the Transfer Agent or exchange agent cash in an amount sufficient to pay the aggregate purchase price of all of such Limited Partner Interests to be purchased in accordance with this Section 15.1. If the Notice of Election to Purchase shall have been duly given as aforesaid at least 10 days prior to the Purchase Date, and if on or prior to the Purchase Date the deposit described in the preceding sentence has been made for the benefit of the holders of Limited Partner Interests subject to purchase as provided herein, then from and after the Purchase Date, notwithstanding that any Certificate or redemption instructions shall not have been surrendered for purchase or provided, respectively, all rights of the holders of such Limited Partner Interests (including any rights pursuant to Article IV, Article V, Article VI, and Article XII) shall thereupon cease, except the right to receive the purchase price (determined in accordance with Section 15.1(a)) for Limited Partner Interests therefor, without interest, upon surrender to the Transfer Agent or the exchange agent of the Certificates representing such Limited Partner Interests, in the case of Limited Partner Interests evidenced by Certificates, or instructions agreeing to such redemption, and such Limited Partner Interests shall thereupon be deemed to be transferred to the General Partner, its Affiliate or the Partnership, as the case may be, in the Register, and the General Partner or any Affiliate of the General Partner, or the Partnership, as the case may be, shall be deemed to be the Record Holder of all such Limited Partner Interests from and after the Purchase Date and shall have all rights as the Record Holder of such Limited Partner Interests (including all rights as owner of such Limited Partner Interests pursuant to Article IV, Article V, Article VI and Article XII).

(c)                                  Notwithstanding anything herein to the contrary, the terms of this Article XV of this Agreement shall not apply so long as the Series A Preferred Units are Outstanding.

(d)                                 In the case of Limited Partner Interests evidenced by Certificates, at any time from and after the Purchase Date, a holder of an Outstanding Limited Partner Interest subject to purchase as provided in this Section 15.1 may surrender his, her or its Certificate evidencing such Limited Partner Interest to the Transfer Agent or exchange agent in exchange for payment of the amount described in Section 15.1(a), therefor, without interest thereon, in accordance with procedures set forth by the General Partner.

ARTICLE XVI

GENERAL PROVISIONS

Section 16.1  Addresses and Notices; Written Communications.

(a)                                 Any notice, demand, request, report or proxy materials required or permitted to be given or made to a Partner under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to the Partner at the address described below. Except as otherwise provided herein, any notice, payment or report to be given or made to a Partner hereunder shall be deemed conclusively to have been given or made, and the obligation to give such notice or report or to make such payment shall be deemed conclusively to have been fully satisfied, upon sending of such notice, payment or report to the Record Holder of such Partnership Interests at his, her or its address as shown in the Register, regardless of any claim of any Person who may have an interest in such Partnership Interests by reason of any assignment or otherwise. Notwithstanding the foregoing, if (i) a Partner shall consent to receiving notices, demands, requests, reports or proxy materials via electronic mail or by the Internet or (ii) the rules of the Commission shall permit any report or proxy materials to be delivered electronically or made available via the Internet, any such notice, demand, request, report or proxy materials shall be deemed given or made when delivered or made available via such mode of delivery. An affidavit or certificate of making of any notice, payment or report in accordance with the provisions of this Section 16.1 executed by the General Partner, the Transfer Agent or the mailing organization shall be prima facie evidence of the giving or making of such notice, payment or report. If any notice, payment or report addressed to a Record Holder at the address of such Record Holder appearing in the Register is returned by the United States Postal Service marked to indicate that the United States Postal Service is unable to deliver it, such notice, payment or report and any subsequent notices, payments and reports shall be deemed to have been duly given or made without further mailing (until such time as such Record Holder or another

Person notifies the Transfer Agent or the Partnership of a change in his, her or its address) if they are available for the Partner at the principal office of the Partnership for a period of one year from the date of the giving or making of such notice, payment or report to the other Partners. Any notice to the Partnership shall be deemed given if received by the General Partner at the principal office of the Partnership designated pursuant to Section 2.3. The General Partner may rely and shall be protected in relying on any notice or other document from a Partner or other Person if believed by it to be genuine.

(b)                                 The terms “in writing,” “written communications,” “written notice” and words of similar import shall be deemed satisfied under this Agreement by use of e-mail and other forms of electronic communication.

Section 16.2  Further Action.  The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 16.3  Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 16.4  Integration.  This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

Section 16.5  Creditors.  None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.

Section 16.6  Waiver.  No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.

Section 16.7  Third-Party Beneficiaries.  Each Partner agrees that (a) any Indemnitee shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Indemnitee and (b) any Unrestricted Person shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Unrestricted Person.

Section 16.8  Counterparts.  This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto or, in the case of a Person acquiring a Limited Partner Interest, pursuant to Section 10.1(a) without execution hereof.

Section 16.9  Applicable Law; Forum, Venue and Jurisdiction; Waiver of Trial by Jury.

(a)                                 This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

(b)                                 Each of the Partners and each Person or Group holding any beneficial interest in the Partnership (whether through a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing or otherwise):

(i)                                     irrevocably agrees that any claims, suits, actions or proceedings (A) arising out of or relating in any way to this Agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of this Agreement or the duties, obligations or liabilities among Partners or of Partners to the Partnership, or the rights or powers of, or restrictions on, the Partners or the Partnership), (B) brought in a derivative manner on behalf of the Partnership, (C) asserting a claim of breach of a duty (including a fiduciary duty) owed by any director, officer, or other employee of the Partnership or the General Partner, or owed by the General Partner, to the Partnership or the Partners, (D) asserting a claim arising pursuant to any provision of the Delaware Act or (E) asserting a claim governed by the internal affairs doctrine shall be exclusively brought in the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction, any other court located in the State of Delaware with subject matter jurisdiction), in each case regardless of whether such claims, suits, actions or proceedings sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims;

(ii)                                  irrevocably submits to the exclusive jurisdiction of such courts in connection with any such claim, suit, action or proceeding;

(iii)                               agrees not to, and waives any right to, assert in any such claim, suit, action or proceeding that (A) it is not personally subject to the jurisdiction of such courts or of any other court to which proceedings in such courts may be appealed, (B) such claim, suit, action or proceeding is brought in an inconvenient forum, or (C) the venue of such claim, suit, action or proceeding is improper;

(iv)                              expressly waives any requirement for the posting of a bond by a party bringing such claim, suit, action or proceeding;

(v)                                 consents to process being served in any such claim, suit, action or proceeding by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices hereunder, and agrees that such services shall constitute good and sufficient service of process and notice thereof; provided, however, nothing in this clause (v) shall affect or limit any right to serve process in any other manner permitted by law; and

(vi)                              IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY SUCH CLAIM, SUIT, ACTION OR PROCEEDING.

Section 16.10  Invalidity of Provisions.  If any provision or part of a provision of this Agreement is or becomes for any reason, invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions and/or parts thereof contained herein shall not be affected thereby, and this Agreement shall, to the fullest extent permitted by law, be reformed and construed as if such invalid, illegal or unenforceable provision, or part of a provision, had never been contained herein, and such provisions and/or parts shall be reformed so that it would be valid, legal and enforceable to the maximum extent possible.

Section 16.11  Consent of Partners.  Each Partner hereby expressly consents and agrees that, whenever in this Agreement it is specified that an action may be taken upon the affirmative vote or consent of less than all of the Partners, such action may be so taken upon the concurrence of less than all of the Partners and each Partner shall be bound by the results of such action.

Section 16.12  Facsimile and Email Signatures.  The use of facsimile signatures and signatures delivered by email in portable document format (.pdf) or similar format affixed in the name and on behalf of the Transfer Agent of the Partnership on certificates representing Common Units is expressly permitted by this Agreement.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

GENERAL PARTNER:

KIMBELL ROYALTY GP, LLC

By:	/s/ Matthew S. Daly
	Name:	Matthew S. Daly
	Title:	Chief Operating Officer

Signature Page to Third Amended and Restated

Agreement of Limited Partnership of Kimbell Royalty Partners, LP

EXHIBIT A

to the Third Amended and Restated

Agreement of Limited Partnership of

Kimbell Royalty Partners, LP

Certificate Evidencing Common Units

Representing Limited Partner Interests in

Kimbell Royalty Partners, LP

No.	Common Units

In accordance with Section 4.1 of the Third Amended and Restated Agreement of Limited Partnership of Kimbell Royalty Partners, LP, as amended, supplemented or restated from time to time (the “Partnership Agreement”), Kimbell Royalty Partners, LP, a Delaware limited partnership (the “Partnership”), hereby certifies that                   (the “Holder”) is the registered owner of                Common Units representing limited partner interests in the Partnership (the “Common Units”) transferable on the books of the Partnership, in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed. The rights, preferences and limitations of the Common Units are set forth in, and this Certificate and the Common Units represented hereby are issued and shall in all respects be subject to the terms and provisions of, the Partnership Agreement. Copies of the Partnership Agreement are on file at, and shall be furnished without charge on delivery of written request to the Partnership at, the principal offices of the Partnership located at 777 Taylor Street, Suite 810, Fort Worth, Texas 76102. Capitalized terms used herein but not defined shall have the meanings given them in the Partnership Agreement.

THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT OF KIMBELL ROYALTY PARTNERS, LP THAT THIS SECURITY MAY NOT BE SOLD, OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED IF SUCH TRANSFER (AS DEFINED IN THE PARTNERSHIP AGREEMENT) WOULD (A) VIOLATE THE THEN APPLICABLE FEDERAL OR STATE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AUTHORITY WITH JURISDICTION OVER SUCH TRANSFER OR (B) TERMINATE THE EXISTENCE OR QUALIFICATION OF KIMBELL ROYALTY PARTNERS, LP UNDER THE LAWS OF THE STATE OF DELAWARE. THIS SECURITY MAY BE SUBJECT TO ADDITIONAL RESTRICTIONS ON ITS TRANSFER PROVIDED IN THE PARTNERSHIP AGREEMENT. COPIES OF THE PARTNERSHIP AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS SECURITY TO THE SECRETARY OF THE GENERAL PARTNER AT THE PRINCIPAL OFFICES OF THE PARTNERSHIP. THE RESTRICTIONS SET FORTH ABOVE SHALL NOT PRECLUDE THE SETTLEMENT OF ANY TRANSACTIONS INVOLVING THIS SECURITY ENTERED INTO THROUGH THE FACILITIES OF ANY NATIONAL SECURITIES EXCHANGE ON WHICH THIS SECURITY IS LISTED OR ADMITTED TO TRADING.

The Holder, by accepting this Certificate, is deemed to have (i) requested admission as, and agreed to become, a Limited Partner and to have agreed to comply with and be bound by and to have executed the Partnership Agreement, (ii) represented and warranted that the Holder has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement and (iii) made the waivers and given the consents and approvals contained in the Partnership Agreement.

This Certificate shall not be valid for any purpose unless it has been countersigned and registered by the Transfer Agent and Registrar. This Certificate shall be governed by and construed in accordance with the laws of the State of Delaware.

Dated:	KIMBELL ROYALTY PARTNERS, LP

Countersigned and Registered by:	By:	KIMBELL ROYALTY GP, LLC

By:
As Transfer Agent and Registrar
Title:
By:
Name:
Title:

[Reverse of Certificate]

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as follows according to applicable laws or regulations:

TEN COM—as tenants in common	UNIF GIFT/TRANSFERS MIN ACT
TEN ENT—as tenants by the entireties	Custodian
JT TEN—as joint tenants with right of survivorship and not as tenants in common Act (State)	(Cust)	(Minor)
Under Uniform Gifts/Transfers to CD Minors

Additional abbreviations, though not in the above list, may also be used.

ASSIGNMENT OF COMMON UNITS OF KIMBELL ROYALTY PARTNERS, LP

FOR VALUE RECEIVED, hereby assigns, conveys, sells and transfers unto

(Please print or typewrite name and address of assignee)	(Please insert Social Security or other identifying number of assignee)

                                 Common Units representing limited partner interests evidenced by this Certificate, subject to the Partnership Agreement, and does hereby irrevocably constitute and appoint                                  as its attorney-in-fact with full power of substitution to transfer the same on the books of Kimbell Royalty Partners, LP.

Date:	NOTE: The signature to any endorsement hereon must
correspond with the name as written upon the face of this Certificate in every particular. without alteration, enlargement or change.
THE SIGNATURE(S) MUST BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN	(Signature)
ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM), PURSUANT TO S.E.C. RULE 17Ad-15	(Signature)

No transfer of the Common Units evidenced hereby shall be registered on the books of the Partnership, unless the Certificate evidencing the Common Units to be transferred is surrendered for registration or transfer.